As filed with the Securities and Exchange Commission on September 20, 2012

Registration No. 333-183778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Michael Kors Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	3100	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Michael Kors Limited

Unit 1001, 10/F, Miramar Tower

132 Nathan Road

Tsim Sha Tsui, Hong Kong

(852) 3928-5563

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John D. Idol

Chief Executive Officer

c/o Michael Kors (USA), Inc.

11 West 42nd Street, 21st Floor

New York, NY 10036

(212) 201-8388

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John C. Kennedy, Esq.	Richard D. Truesdell Jr., Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP	Davis Polk & Wardwell LLP
1285 Avenue of the Americas	450 Lexington Avenue
New York, NY 10019-6064	New York, NY 10017
(212) 373-3000	(212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Ordinary shares, no par value	23,000,000	$53.31	$1,226,130,000	$140,514

(1)	Includes 3,000,000 additional shares that the underwriters have the option to purchase.
(2)

With regard to the securities included hereby, the offering price and registration fee are estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low prices for the ordinary shares of Michael Kors Holdings Limited, as reported by the New York Stock Exchange, on September 5, 2012.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 20, 2012.

PROSPECTUS

20,000,000 Ordinary Shares

Michael Kors Holdings Limited

The selling shareholders, including certain members of our management, are offering all of the ordinary shares under this prospectus. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “KORS.” On September 19, 2012, the closing price for our ordinary shares on the NYSE was $52.52 per ordinary share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying our ordinary shares.

Price $ Per Ordinary Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before Expenses, to Selling Shareholders
Per Ordinary Share	$	$	$
Total	$	$	$

To the extent that the underwriters sell more than 20,000,000 ordinary shares, the underwriters have a 30-day option to purchase up to an additional 3,000,000 ordinary shares from the selling shareholders identified in this prospectus on the same terms as set forth above. See the section of this prospectus entitled “Underwriting.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in New York, New York on or about                     , 2012.

Morgan Stanley	J.P. Morgan	Goldman, Sachs & Co.

Baird	Jefferies	Nomura	Piper Jaffray

                    , 2012

Neither we, the selling shareholders nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in this prospectus. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

The laws of certain jurisdictions may restrict the distribution of this prospectus and the offer and sale of the ordinary shares. Persons into whose possession this prospectus or any ordinary shares may come must inform themselves about, and observe, any such restrictions on the distribution of this prospectus and the offering and sale of the ordinary shares. In particular, there are restrictions on the distribution of this prospectus and the offer or sale of the ordinary shares in the United States and the European Economic Area. Neither we, the selling shareholders nor our respective representatives are making any representation to any offeree or any purchaser of the ordinary shares regarding the legality of any investment in the ordinary shares by such offeree or purchaser under applicable legal investment or similar laws or regulations. Accordingly, no ordinary shares may be offered or sold, directly or indirectly, and neither this prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including the Luxury Goods Worldwide Market Monitor Spring 2012 Update (dated May 2012), the Luxury Goods Worldwide Market Study, 2011 (dated October 2011), the Luxury Goods Worldwide Market Study Spring 2011 Update (dated May 2011), the Luxury Goods Worldwide Market Study (dated October 2008) and the Altagamma 2006 Worldwide Markets Monitor (dated October 2006), each of which was prepared by the Altagamma Foundation in cooperation with Bain & Company and can be obtained free of charge or at a nominal cost by contacting Bain & Company’s media contacts at cheryl.krauss@bain.com or frank.pinto@bain.com (together, the “Altagamma Studies”). Industry publications, studies and surveys generally

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state that they have been prepared from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See “Cautionary Note Regarding Forward-Looking Statements.”

The Altagamma Studies analyze the global luxury goods market, including the market and financial performance of more than 230 of the world’s leading luxury goods companies and brands. All figures derived from the Altagamma Studies are based on an exchange rate of $1.31 to €1.00.

TRADEMARKS

We operate under a number of trademarks, including, among others, “Michael Kors,” “MICHAEL Michael Kors” and “KORS Michael Kors,” all of which are registered under applicable intellectual property laws. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our management’s experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors include but are not limited to:

•	general economic cycles that affect consumer spending and overall consumer spending on accessories, footwear and apparel;

•	our ability to respond to changing fashion and retail trends;

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•	our ability to respond to market competition;

•	our dependence on members of our executive management and other key employees, including, among others, Mr. Kors and Mr. Idol;

•

our ability to execute our growth strategies, including increasing brand awareness and global comparable store sales growth and opening new retail stores, including concessions, and “shop-in-shops” in North America and internationally;

•	our ability to manage our operations at our current size and to manage any future growth;

•	our ability to effectively operate our distribution facilities and implement a new warehouse management system;

•	our ability to maintain historical levels of comparable store sales and average sales per square foot as we expand our store base;

•	risks associated with leasing retail space under long-term, non-cancelable leases and our substantial operating lease obligations;

•	the success of our current and future licensing arrangements with third parties over whom we have limited control;

•	our ability to maintain our relationships with our significant wholesale customers;

•	our ability to maintain adequate information technology systems and to effectively track inventory, manage our supply chain, record and process transactions, summarize results and manage our business;

•	direct privacy breaches and third-party operation of our e-commerce website;

•	fluctuations in the costs of raw materials;

•	our dependence on foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks;

•	our manufacturing contractors’ failure to use acceptable ethical business practices;

•	our ability to maintain compliance with restrictive covenants in the documents governing our debt;

•

our ability to protect our trademarks and other intellectual property rights, including our brand image and reputation, and the possibility that others may allege that we infringe upon their intellectual property rights; and

•	fluctuations in foreign currency exchange rates.

These and other factors are more fully discussed in the “Risk Factors” section and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus.

All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. Before making an investment decision, you should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our consolidated financial statements and related notes appearing at the end of this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Except where the context otherwise requires or where otherwise indicated, (i) the terms “Michael Kors,” “we,” “us,” “our,” “the Company,” “our Company” and “our business” refer to Michael Kors Holdings Limited and its consolidated subsidiaries as a combined entity, (ii) references to our stores, retail stores and retail segment include all of our full-price retail stores (including concessions) and outlet stores and (iii) the term “Fiscal,” with respect to any year, refers to the 52-week period ending on the Saturday closest to March 31 of such year, except for “Fiscal 2010,” which refers to the 53-week period ended April 3, 2010, and “Fiscal 2008,” which refers to the fiscal year ended March 31, 2008. As further described in this prospectus, the Company and certain of its affiliates completed a corporate reorganization in July 2011 (the “Reorganization”). See “Certain Relationships and Related Party Transactions—Reorganization Transactions and Preference Share Sale” for more information on the Reorganization. Some differences in the numbers in the tables and text throughout this prospectus may exist due to rounding. All comparable store sales are presented on a 52-week basis.

Our Company

We are a rapidly growing global luxury lifestyle brand led by a world-class management team and a renowned, award-winning designer. Since launching his namesake brand over 30 years ago, Michael Kors has featured distinctive designs, materials and craftsmanship with a jet-set aesthetic that combines stylish elegance and a sporty attitude. Mr. Kors’ vision has taken the Company from its beginnings as an American luxury sportswear house to a global accessories, footwear and apparel company with a presence in 85 countries. As a highly recognized luxury lifestyle brand in North America with accelerating awareness in targeted international markets, we have experienced exceptional sales momentum and have a clear trajectory for significant future growth. Over the years, we have successfully expanded beyond apparel into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for the majority of our wholesale and retail sales. We have also expanded our distribution capabilities beyond wholesale into retail, which accounted for approximately 48.1%, 42.8% and 36.7% of our total revenue in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. Our total revenue was $1,302.3 million in Fiscal 2012 as compared to $803.3 million in Fiscal 2011, representing a 62.1% year-over-year increase. Our net income was $147.4 million in Fiscal 2012 as compared to $72.5 million in Fiscal 2011, representing a 103.2% year-over-year increase.

We operate our business in three segments—retail, wholesale and licensing—and we have a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners. In Fiscal 2012, our retail segment accounted for approximately 48.1% of our total revenue. As of June 30, 2012, our retail segment included:

•	204 North American retail stores, including concessions; and

•	49 international retail stores, including concessions, in Europe and Japan.

In Fiscal 2012, our wholesale segment accounted for approximately 46.9% of our total revenue. As of June 30, 2012, our wholesale segment included:

•	wholesale sales through approximately 2,061 full price department store and specialty store doors in North America; and

•	wholesale sales through approximately 748 full price department store and specialty store doors internationally.

Our remaining revenue is generated through our licensing segment, through which we license to third parties certain production, sales and/or distribution rights. In Fiscal 2012, our licensing segment accounted for approximately 5.0% of our total revenue and consisted primarily of royalties earned on licensed products and our geographic licenses.

We offer two primary collections: the Michael Kors luxury collection and the MICHAEL Michael Kors accessible luxury collection. The Michael Kors collection establishes the aesthetic authority of our entire brand and is carried in many of our retail stores as well as in the finest luxury department stores in the world, including, among others, Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Harrods, Harvey Nichols, Selfridges, Le Bon Marché and Printemps. In 2004, we saw an opportunity to capitalize on the brand strength of the Michael Kors collection and address the significant demand opportunity in accessible luxury goods, and we introduced the MICHAEL Michael Kors collection, which has a strong focus on accessories, in addition to offering footwear and apparel. The MICHAEL Michael Kors collection is carried in all of our lifestyle stores as well as leading department stores throughout the world, including, among others, Bloomingdale’s, Nordstrom, Macy’s, Harrod’s, Harvey Nichols, Selfridges, Printemps, Lotte, Hyundai, Isetan and Lane Crawford. Taken together, our two primary collections target a broad customer base while retaining a premium luxury image. In addition to these two primary collections, we also offer select footwear and outerwear through our KORS Michael Kors accessible luxury collection, which is not material to our net sales.

Our Market Opportunity

We operate in the growing global luxury goods industry, which, according to the Altagamma Studies, is predicted to grow from $250.2 billion in 2011 to $264.6 billion in 2012 and reach between $307.9 billion and $314.4 billion in 2014, representing a 7.5% compound annual growth rate (“CAGR”). While apparel makes up an important part of our business, we have a growing focus on luxury accessories and footwear, positioning us to participate in what was the most resilient and fastest growing product category within the global luxury goods industry from 2005 to 2011. In 2011, the accessories product category generated sales of approximately $65.1 billion, representing 26% of total sales for the industry. The majority of our current sales come from North America, and we have built, and continue to build, our business and brand awareness in Europe and Asia.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Rapidly Growing Luxury Lifestyle Brand with Best-in-Class Growth Metrics. We believe that the Michael Kors name has become synonymous with luxurious fashion that is timeless and elegant, expressed through sophisticated accessory and ready-to-wear collections. Each of our collections exemplifies the jet-set lifestyle and features high quality designs, materials and craftsmanship. Some of the most widely recognized global trendsetters—including celebrities such as Angelina Jolie, Heidi Klum, Blake Lively, Penelope Cruz, Gwyneth Paltrow and Catherine Zeta-Jones—walk the red carpet in our collections. We have built a solid foundation for continued long-term global growth and currently enjoy best-in-class growth metrics. For instance:

•	we experienced year-over-year total revenue growth of 62.1% and 58.1% in Fiscal 2012 and Fiscal 2011, respectively;

•

our global comparable store sales increased 39.2%, 48.2% and 19.2% in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively, and we have had positive comparable store sales growth in every quarter in the last six fiscal years; and

•	our global retail store count grew from 48 at the beginning of Fiscal 2009 to 237 through the end of Fiscal 2012, representing a 49.1% CAGR.

Design Vision Led by World-Renowned, Award-Winning Designer. Michael Kors, a world-renowned designer, personally leads our experienced design team. Mr. Kors and his team are responsible for conceptualizing and directing the design of all of our products, and their design leadership is a unique advantage that we possess. Mr. Kors has received a number of awards, including the Council of Fashion Designers of America (“CFDA”) Women’s Fashion Designer of the Year (1999), the CFDA Men’s Fashion Designer of the Year (2003), the ACE Accessory Designer of the Year (2006) and the CFDA Lifetime Achievement Award (2010). These and other awards recognize the contribution Mr. Kors and his team have made to the fashion industry and our Company.

Poised to Take Share in the Growing Global Accessories Product Category. According to the Altagamma Studies, from 2005 to 2011, the accessories product category was the fastest growing product category in the global luxury goods industry, increasing at a 10% CAGR, and in 2011 the accessories product category generated sales of approximately $65.1 billion, representing 26% of total luxury goods sales. In 2004, we saw the opportunity to capitalize on growing accessories demand by leveraging the strength of the Michael Kors luxury collection, and we introduced the accessible luxury MICHAEL Michael Kors collection. Since launching the MICHAEL Michael Kors collection, awareness of our brand within the United States has grown exponentially, increasing from 11% in 2004 to 78% in 2012, according to a study we commissioned. In turn, our sales of accessories have grown at an approximately 70.9% CAGR over the last three fiscal years, outperforming industry growth. Net sales of accessories and related merchandise (including handbags, small leather goods, footwear, watches, jewelry, eyewear and fragrance) in our retail and wholesale segments accounted for approximately 75.4% of our total net sales in Fiscal 2012. We anticipate that sales of our accessories and related merchandise will continue to grow and will become an increasingly important driver of global comparable store sales growth.

Proven Multi-Format Retail Segment with Significant Growth Opportunity. In Fiscal 2012, our retail segment reported total revenue of $626.9 million and an industry-leading 39.2% increase in year-over-year comparable store sales from Fiscal 2011. Within our retail segment we have three primary retail store formats: collection stores, lifestyle stores and outlet stores. Our collection stores are located in some of the world’s most prestigious shopping areas, such as Madison Avenue in New York and Beverly Hills, and are generally 3,100 square feet in size. Our lifestyle stores are located in some of the world’s most frequented metropolitan shopping locations and leading regional shopping centers, and are generally 2,100 square feet in size. We also extend our reach to additional consumer groups through our outlet stores, which are generally 2,700 square feet in size. In addition to these three retail store formats, we operate concessions in a select number of department stores in North America and internationally.

Strong Relationships with Premier Wholesale Customers. We partner with leading wholesale customers, such as Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Bloomingdale’s, Nordstrom and Macy’s in North America; and Harrods, Harvey Nichols, Selfridges and Galeries Lafayette in Europe. These relationships enable us to access large numbers of our key consumers in a targeted manner. In addition, we are engaged in wholesale growth initiatives that are designed to transform the Michael Kors displays at select department stores into branded “shop-in-shops.” By installing customized freestanding fixtures, wall casings and components, decorative items and flooring, as well as deploying specially trained staff, we believe that our shop-in-shops provide department store consumers with a more personalized shopping experience than traditional retail department store configurations. These initiatives, among others, have helped increase total revenue for our wholesale segment from $413.6 million in Fiscal 2011 to $610.2 million in Fiscal 2012, representing a 47.5% year-over-year increase.

Growing Licensing Segment. The strength of our global brand has been instrumental in helping us build our licensing business. We collaborate with a select number of product licensees who produce and sell what we believe are products requiring specialized expertise that are enhanced by our brand strength. Our relationship with Fossil Partners, L.P. (“Fossil”), for instance, has helped us create a line of watches that we believe have become, and will continue to be, status items for young, fashion-conscious consumers. Other product licensees include, among others, the Aramis and Designer Fragrances division of The Estée Lauder Companies Inc. (“Estée Lauder”) for fragrances and Marchon Eyewear Inc. (“Marchon”) for eyewear. Our relationships with our product licensees have helped us leverage our success across demographics and categories by taking advantage of their unique expertise, resulting in total revenue for licensed products increasing from $45.5 million in Fiscal 2011 to $65.2 million in Fiscal 2012, representing a 43.1% year-over-year increase. In addition, we have entered into agreements with non-manufacturing licensees who we believe have particular expertise in the distribution of fashion accessories, footwear and apparel in specific geographic territories, such as South Korea, the Philippines, Singapore, Malaysia, China, Hong Kong, Macau, Taiwan, the Middle East, Russia and Turkey.

Proven and Experienced Management Team. Our senior management team has extensive experience across a broad range of disciplines in the retail industry, including design, sales, marketing, public relations, merchandising, real estate, supply chain and finance. With an average of over 25 years of experience in the retail industry, including at a number of public companies, and an average of nine years with Michael Kors, our senior management team has strong creative and operational experience and a successful track record. This extensive experience extends beyond our senior management team and deep into our organization. For example, we have a 50-person design team, the senior staff of which has an average of 19 years of experience in the industry.

Our Growth Strategy

Our goal is to increase our revenue and profits and strengthen our global brand. Our growth strategy includes the following:

Increase Our Brand Awareness. We intend to continue increasing brand awareness and customer loyalty in North America and internationally in a number of ways, including by:

•	continuing to open new retail stores in preeminent, high-visibility locations;

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maintaining our strong advertising position in global fashion publications, growing our online advertising exposure and internet presence and continuing to distribute our store catalog featuring our new collections;

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holding our semi-annual runway shows that reinforce Mr. Kors’ designer status and high-fashion image, creating excitement around the Michael Kors and MICHAEL Michael Kors collections and generating global multimedia press coverage; and

•	leveraging Mr. Kors’ global prestige and popularity through a variety of press activities and personal appearances.

Expand Our Retail Store Base in North America. We expanded our retail store base in North America by 40 stores in Fiscal 2011 and by 47 stores in Fiscal 2012. We believe that there is significant opportunity to continue expanding our retail store base in North America and to increase our North American retail store base to approximately 400 locations in the long term. We will look to open new stores predominately in high traffic areas of street and mall locations in high-income demographic areas and will adhere to our already successful retail store formats, which we believe reinforce our brand image and generate strong sales per square foot.

Expand North American Shop-in-Shop Footprint at Select Department Stores. In Fiscal 2012, we achieved a 40.9% year-over-year increase in our North American wholesale sales, primarily due to an increase in shop-in-shop conversions and to a lesser extent an increase in department store wholesale doors. We believe that our proprietary shop-in-shop fixtures effectively communicate our brand image within the department store, enhance the presentation of our merchandise and create a more personalized shopping experience for department store customers. We plan to grow our North American shop-in-shop footprint at select department stores by continuing to convert existing wholesale door space into shop-in-shops and expanding the size of existing shop-in-shops.

Increase Global Comparable Store Sales. In Fiscal 2012, we reported a 39.2% year-over-year increase in global comparable store sales. We expect to continue to increase global comparable store sales with a number of initiatives already under way to increase the size and frequency of purchases by our existing customers and to attract new customers. Such initiatives include, among others, increasing the size of existing stores and creating compelling store environments.

Grow International Retail and Wholesale Businesses. Given the growing worldwide demand for accessible luxury goods, continued international expansion in select regions represents a compelling opportunity for additional growth. As of June 30, 2012, we operated 49 retail stores, including concessions, internationally, and our products are sold through approximately 748 full price department store and specialty store wholesale doors internationally. We plan to leverage our existing operations in London, Lugano, Madrid, Milan, Munich, Paris and Tokyo to drive continued retail and wholesale expansion in Europe and Japan. In the long term, we believe that we can increase our international retail store base, including concessions, to approximately 100 locations in Europe and approximately 100 locations in Japan. In addition, we plan to expand our shop-in-shop footprint at select department stores throughout Europe and our concession footprint at select department stores in Japan.

Summary Risk Factors

Investing in our ordinary shares entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus. You should carefully consider such risks before deciding to invest in our ordinary shares. These risks include, among others, that:

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The accessories, footwear and apparel industries are heavily influenced by general macroeconomic cycles that affect consumer spending, and a prolonged period of depressed consumer spending could have a material adverse effect on our business, financial condition and operating results.

•	We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on our brand, business, financial condition and operating results.

•	The markets in which we operate are highly competitive, both within North America and internationally, and increased competition based on a number of factors could cause our profitability to decline.

•	The departure of our founder, members of our executive management and other key employees could have a material adverse effect on our business.

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The growth of our business depends on the successful execution of our growth strategies, including our efforts to open and operate new retail stores and increase the number of department stores and specialty stores that sell our products.

Recent Developments

We are updating our second quarter Fiscal 2013 guidance and full-year Fiscal 2013 guidance.

For the second quarter of Fiscal 2013, we now expect diluted earnings per share to be in the range of $0.38 to $0.40 as compared to our previous guidance of $0.33 to $0.35. We now expect total revenue to be in the range of $510 million to $520 million. The expected diluted earnings per share assume 201.0 million diluted weighted-average shares outstanding and a 38% effective tax rate.

For Fiscal 2013, we now expect diluted earnings per share to be in the range of $1.39 to $1.41 compared to our previous guidance of $1.32 to $1.34. We now expect total revenue to be in the range of $1.85 billion to $1.95 billion with comparable store sales of approximately 30%. The expected diluted earnings per share assume 201.2 million diluted weighted-average shares outstanding and a 38% effective tax rate. Our updated projected results for the second quarter of Fiscal 2013 and for Fiscal 2013 are only estimates, and our actual results may differ.

Our retail segment quarter-to-date comparable store sales for the 11 weeks ended September 15, 2012 increased 45.1%. Quarter-to-date comparable store sales were strong across all regions, with increases of 45.1% in North America, 49.7% in Europe and 16.0% in Japan.

We have not begun our normal quarter-end closing and review procedures and the final results for the 13-week period ended September 29, 2012 may differ from the results for this 11-week period. The results for this 11-week period are not for an entire fiscal period, will be subject to quarter-end closing procedures and/or adjustments and should not be viewed as a substitute for quarterly financial statements prepared in accordance with generally accepted accounting principles in the United States.

The foregoing estimates for our second quarter of Fiscal 2013 and our full-year of Fiscal 2013 are forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Corporate and Other Information

Including our predecessors, we have been in business since 1981. Michael Kors Holdings Limited was incorporated on December 13, 2002 as a limited liability company under the laws of the British Virgin Islands and is registered at the Registry of Corporate Affairs of the British Virgin Islands under number 524407. In 2003, Sportswear Holdings Limited, an affiliate of two of our directors, Silas K. F. Chou and Lawrence S. Stroll, acquired a majority interest in the Company. Prior to this offering, Sportswear Holdings Limited owned 24.5% of our outstanding ordinary shares. See “Principal and Selling Shareholders.”

Our principal executive offices are located at c/o Michael Kors Limited, Unit 1001, 10/F, Miramar Tower, 132 Nathan Road, Tsim Sha Tsui, Hong Kong, our telephone number is (852) 3928-5563 and our fax number is (852) 3928-5697. We maintain a website at www.michaelkors.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the ordinary shares.

Ordinary shares offered by us	We are not selling any ordinary shares in this offering.

Ordinary shares offered by the selling shareholders	20,000,000 ordinary shares.

Ordinary shares to be outstanding immediately after this offering	Immediately after this offering, we will have 199,725,446 ordinary shares issued and outstanding.

Additional Share Purchase Option	The selling shareholders have granted the underwriters the right to purchase up to an additional 3,000,000 ordinary shares within 30 days from the date of this prospectus.

Use of Proceeds

The selling shareholders will receive all of the net proceeds from the sale of the ordinary shares offered under this prospectus. Accordingly, we will not receive any proceeds from the sale of ordinary shares in this offering.

Voting Rights	Holders of our ordinary shares are entitled to one vote per ordinary share in all shareholder meetings. See “Description of Share Capital—Ordinary Shares.”

Dividend Policy	We do not expect to pay any dividends or other distributions on our ordinary shares in the foreseeable future. We currently intend to retain future earnings. See “Dividend Policy.”

NYSE Trading Symbol	KORS

Risk Factors	Investing in our ordinary shares involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in our ordinary shares.

The number of ordinary shares outstanding immediately after this offering excludes (i) 12,231,085 share options granted and outstanding pursuant to both the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (the “Stock Option Plan”) and the Michael Kors Holdings Limited Omnibus Incentive Plan (the “Equity Plan”), at a weighted average exercise price of $8.40 per ordinary share, and (ii) 23,802 restricted share units. As of June 30, 2012, there were 12,686,298 ordinary shares available for future issuance under the Equity Plan for the granting of share options, restricted shares and restricted share units. See “Management—Compensation of Executive Officers and Directors.”

Unless we indicate otherwise, all information in this prospectus:

•	assumes that the underwriters do not exercise their option to purchase from the selling shareholders up to 3,000,000 additional ordinary shares; and

•

gives effect to (i) the Reorganization, (ii) a 3.8-to-1 split of our ordinary shares (the “Share Split”) that occurred on November 30, 2011, (iii) the conversion of all outstanding preference shares of the Company into 41,256,025 ordinary shares immediately prior to the completion of our initial public offering in December 2011 (the “IPO”) and (iv) the exercise of share options to acquire 2,577,793 ordinary shares prior to the completion of this offering.

Summary Historical Consolidated Financial and Other Data

Our fiscal year ends on the Saturday closest to March 31 of the respective calendar year. Results for the periods presented represent the results of Michael Kors Holdings Limited and its consolidated subsidiaries.

The following table sets forth summary historical consolidated financial and other data for Michael Kors Holdings Limited and its consolidated subsidiaries for the periods presented. The statements of operations data for Fiscal 2012, 2011 and 2010 and the balance sheet data as of the end of Fiscal 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended June 30, 2012 and July 2, 2011 and the balance sheet data at June 30, 2012 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our results of operations for the three months ended June 30, 2012 are not necessarily indicative of the results that can be expected for the full year or any future period. The balance sheet data as of the end of Fiscal 2010 has been derived from our audited financial statements, which are not included in this prospectus, and the balance sheet data as of July 2, 2011 has been derived from our unaudited consolidated financial statements, which are not included in this prospectus.

The summary historical consolidated financial data below should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended		Fiscal Year Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
	(data presented in thousands, except for shares and per share data)
Statements of Operations Data:
Net sales	$397,370	$232,282	$1,237,100	$757,800	$483,452
Licensing revenue	17,495	10,844	65,154	45,539	24,647

Total revenue	414,865	243,126	1,302,254	803,339	508,099
Cost of goods sold	163,865	106,157	549,158	357,274	241,365

Gross profit	251,000	136,969	753,096	446,065	266,734
Selling, general and administrative expenses	126,002	83,492	464,568	279,822	191,717
Depreciation and amortization	13,055	8,501	37,554	25,543	18,843
Impairment of long-lived assets	—	—	3,292	3,834	—

Total operating expenses	139,057	91,993	505,414	309,199	210,560

Income from operations	111,943	44,976	247,682	136,866	56,174
Interest expense	435	671	1,495	1,861	2,057
Foreign currency loss (income)	(375)	1,507	(2,629)	1,786	(830)

Income before provision for income taxes	111,883	42,798	248,816	133,219	54,947
Provision for income taxes	43,238	18,683	101,452	60,713	15,699

Net income	68,645	24,115	147,364	72,506	39,248
Net income applicable to preference shareholders	—	5,198	21,227	15,629	8,460

Net income available for ordinary shareholders	$68,645	$18,917	$126,137	$56,877	$30,788

Weighted average ordinary shares outstanding(1):
Basic	192,790,454	140,554,377	158,258,126	140,554,377	140,554,377
Diluted	199,391,127	179,177,268	189,299,197	179,177,268	179,177,268
Net income per ordinary share(2):
Basic	$0.36	$0.13	$0.80	$0.40	$0.22
Diluted	$0.34	$0.13	$0.78	$0.40	$0.22

(1)	Gives effect to the Reorganization and the Share Split. See “Certain Relationships and Related Party Transactions—Reorganization Transactions and Preference Share Sale.”

(2)

Basic net income per ordinary share is computed by dividing net income available to ordinary shareholders by basic weighted average ordinary shares outstanding. Diluted net income per ordinary share assumes the conversion of preference shares to ordinary shares and is computed by dividing net income by diluted weighted average ordinary shares outstanding.

	Three Months Ended		Fiscal Year Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
	(data presented in thousands, except for shares and store count)
Operating Data:
Comparable retail store sales growth	37.3%	45.7%	39.2%	48.2%	19.2%
Retail stores at end of period	253	177	237	166	106

Balance Sheet Data (as of the end of period dated above):
Working capital	$372,944	$145,113	$299,057	$117,673	$51,263
Total assets	$787,920	$411,622	$674,425	$399,495	$281,852
Revolving line of credit	$27,667	$13,238	$22,674	$12,765	$43,980
Note payable to parent	$—	$101,650	$—	$101,650	$103,500
Shareholders’ equity	$535,650	$151,413	$456,237	$125,320	$49,011
Number of ordinary shares	193,226,091	140,554,377	192,731,390	140,554,377	140,554,377
Number of preference shares	—	10,163,920	—	10,163,920	10,163,920

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Prior to investing in our ordinary shares, we encourage each prospective investor to carefully read this entire prospectus, including, without limitation, the following risk factors and the section of this prospectus entitled “Cautionary Notice Regarding Forward-Looking Statements.” Any of the following factors could materially adversely affect our business, financial condition and operating results. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially adversely affect our business, financial condition and operating results. If any of these risks occur, the value of our ordinary shares could decline, and you could lose all or part of your original investment.

Risks Related to Our Business

The accessories, footwear and apparel industries are heavily influenced by general macroeconomic cycles that affect consumer spending, and a prolonged period of depressed consumer spending could have a material adverse effect on our business, financial condition and operating results.

The accessories, footwear and apparel industries have historically been subject to cyclical variations, recessions in the general economy and uncertainties regarding future economic prospects that can affect consumer spending habits. Purchases of discretionary luxury items, such as our products, tend to decline during recessionary periods, when disposable income is lower. The success of our operations depends on a number of factors impacting discretionary consumer spending, including general economic conditions, consumer confidence, wages and unemployment, housing prices, consumer debt, interest rates, fuel and energy costs, taxation and political conditions. A continuation or worsening of the current weakness in the economy may negatively affect consumer and wholesale purchases of our products and could have a material adverse effect on our business, financial condition and operating results.

We face risks associated with operating in international markets.

We operate on a global basis, with approximately 9.1% of our total revenue coming from operations outside of North America during Fiscal 2012. The current political and economic instability and changing macroeconomic conditions in major international markets, including Europe and Japan, have resulted in significant macroeconomic risks including high rates of unemployment, high fuel prices, currency volatility and continued global economic uncertainty driven in part by the European debt crisis, among other factors. These risks, combined with expectations of slower global economic growth as well as a decrease in consumer confidence in Europe, may adversely affect discretionary consumer spending in the international markets in which we operate, which could negatively affect sales of our products in these markets. In addition, if the global macroeconomic environment, including the economic situation in Europe, continues to be weak or worsens, our gross margin rates may be negatively impacted.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on our brand, business, financial condition and operating results.

The accessories, footwear and apparel industries have historically been subject to rapidly changing fashion trends and consumer preferences. We believe that our success is largely dependent on our brand image and ability to anticipate and respond promptly to changing consumer demands and fashion trends in the design, styling, production, merchandising and pricing of products. If we do not correctly gauge consumer needs and fashion trends and respond appropriately, consumers may not purchase our products and our brand name and brand image may be impaired. Even if we react appropriately to changes in fashion trends and consumer preferences, consumers may consider our brand image to be outdated or associate our brand with styles that are no longer popular or trend-setting. Any of these outcomes could have a material adverse effect on our brand, business, financial condition and operating results.

The markets in which we operate are highly competitive, both within North America and internationally, and increased competition based on a number of factors could cause our profitability to decline.

We face intense competition from other domestic and foreign accessories, footwear and apparel producers and retailers, including, among others, Coach, Burberry, Ralph Lauren, Hermès, Louis Vuitton, Gucci, Marc Jacobs, Chloé and Prada. Competition is based on a number of factors, including, without limitation, the following:

•	anticipating and responding to changing consumer demands in a timely manner;

•	establishing and maintaining favorable brand-name recognition;

•	determining and maintaining product quality;

•	maintaining key employees;

•	maintaining and growing market share;

•	developing quality and differentiated products that appeal to consumers;

•	establishing and maintaining acceptable relationships with retail customers;

•	pricing products appropriately;

•	providing appropriate service and support to retailers;

•	optimizing retail and supply chain capabilities;

•	determining size and location of retail and department store selling space; and

•	protecting intellectual property.

In addition, some of our competitors may be significantly larger and more diversified than we are and may have significantly greater financial, technological, manufacturing, sales, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the accessories, footwear and apparel industries, compete more effectively on the basis of price and production and more quickly develop new products. The general availability of manufacturing contractors and agents also allows new entrants easy access to the markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business. Any increased competition, or our failure to adequately address any of these competitive factors, could result in reduced sales, which could adversely affect our business, financial condition and operating results.

Competition, along with such other factors as consolidation and changes in consumer spending patterns, could also result in significant pricing pressure. These factors may cause us to reduce our sales prices to our wholesale customers and retail consumers, which could cause our gross margins to decline if we are unable to appropriately manage inventory levels and/or otherwise offset price reductions with comparable reductions in our operating costs. If our sales prices decline and we fail to sufficiently reduce our product costs or operating expenses, our profitability may decline, which could have a material adverse effect on our business, financial condition and operating results.

The departure of our founder, members of our executive management and other key employees could have a material adverse effect on our business.

We depend on the services and management experience of our founder and executive officers, who have substantial experience and expertise in our business. In particular, Mr. Kors, our Honorary Chairman and Chief Creative Officer, has provided design and executive leadership to the Company since its inception. He is instrumental to our marketing and publicity strategy and is closely identified with both the brand that bears his name and our Company in general. Our ability to maintain our brand image and leverage the goodwill associated with Mr. Kors’ name may be damaged if we were to lose his services. Mr. Kors has the right to terminate his employment with us without cause. In addition, the leadership of John D. Idol, our Chairman and Chief Executive Officer, and Joseph B. Parsons, our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, has been a critical element of our success. We also depend on other key employees involved in our licensing, design and advertising operations. Competition for qualified personnel in the apparel industry is intense, and competitors may use aggressive tactics to recruit our executive officers and key employees. Although we have entered into employment agreements with Mr. Kors and certain of our other executive officers, including Mr. Idol and Mr. Parsons, we may not be able to retain the services of such individuals in the future. The loss of services of one or more of these individuals or any negative public perception with respect to, or relating to, the loss of one or more of these individuals could have a material adverse effect on our business, financial condition and operating results.

The growth of our business depends on the successful execution of our growth strategies, including our efforts to open and operate new retail stores and increase the number of department stores and specialty stores that sell our products.

As part of our growth strategy, we intend to open and operate new retail stores and shop-in-shops within select department stores, both domestically and internationally. Our ability to successfully open and operate new retail stores, including concessions, and shop-in-shops depends on many factors, including, among others, our ability to:

•	identify new markets where our products and brand image will be accepted or the performance of our retail stores, including concessions, and shop-in-shops will be considered successful;

•	negotiate acceptable lease terms, including desired tenant improvement allowances, to secure suitable store locations;

•	hire, train and retain personnel and field management;

•	assimilate new personnel and field management into our corporate culture;

•	source sufficient inventory levels; and

•	successfully integrate new retail stores, including concessions, and shop-in-shops into our existing operations and information technology systems.

We will encounter pre-operating costs and we may encounter initial losses when new retail stores, including concessions, and shop-in-shops commence operations. While we expect to open a number of additional retail stores, including concessions, and shop-in-shops in the future, there can be no assurance that we will open the planned number, that we will recover the expenditure costs associated with opening these new retail stores, including concessions, and shop-in-shops or that the operation of these new venues will be successful or profitable. Any such failure could have a material adverse effect on our business, financial condition and operating results.

We face additional risks with respect to our strategy to expand internationally, including our efforts to further expand our operations in European countries and in Japan as well as other Asian countries. In some of these countries we do not yet have significant operating experience, and in most of these countries we face established competitors with significantly more operating experience in those locations. Many of these countries have different operational characteristics, including, but not limited to, employment and labor, transportation, logistics, real estate (including lease terms) and local reporting or legal requirements. Furthermore, consumer demand and behavior, as well as tastes and purchasing trends may differ in these countries and, as a result, sales of our product may not be successful, or the margins on those sales may not be in line with those we currently anticipate. In addition, in many of these countries there is significant competition to attract and retain experienced and talented employees. If our international expansion plans are unsuccessful, it could have a material adverse effect on our business, financial condition and operating results.

We have grown rapidly in recent years and we have limited operating experience at our current scale of operations; if we are unable to manage our operations at our current size or are unable to manage any future growth effectively, our brand image and financial performance may suffer.

We have expanded our operations rapidly and have limited operating experience at our current size. If our operations continue to grow, we will be required to continue to expand our sales and marketing, product development and distribution functions, to upgrade our management information systems and other processes and to obtain more space for our expanding administrative support and other headquarter personnel. Our continued growth could strain our existing resources, and we could experience operating difficulties, including the availability of desirable locations and the negotiation of acceptable lease terms, difficulties in hiring, training and managing an increasing number of employees, difficulties in obtaining sufficient raw materials and manufacturing capacity to produce our products and delays in production and shipments. These difficulties could result in the erosion of our brand image and could have a material adverse effect on our business, financial condition and operating results.

We are dependent on a limited number of distribution facilities. If one or more of our distribution facilities experiences operational difficulties or becomes inoperable, it could have a material adverse effect on our business, financial condition and operating results.

We operate a limited number of distribution facilities. Our ability to meet the needs of our wholesale customers and our own retail stores depends on the proper operation of these distribution facilities. If any of these distribution facilities were to shut down or otherwise become inoperable or inaccessible for any reason, we could suffer a substantial loss of inventory and/or disruptions of deliveries to our wholesale customers and retail stores. In addition, we could incur significantly higher costs and longer lead times associated with the distribution of our products during the time it takes to reopen or replace the damaged facility. Any of the foregoing factors could have a material adverse effect on our business, financial condition and operating results.

In addition, we recently transitioned our California distribution facilities from three separate warehouses totaling approximately 350,000 square feet to an approximately 500,000 square foot distribution center in Whittier, California. We believe this expansion and consolidation will allow us to significantly increase our distribution capabilities and efficiency. We began operations in this facility prior to March 31, 2012, and completed our transition during the first quarter of Fiscal 2013. We are currently in the process of implementing a new warehouse management system that will supplement our current legacy system and further support our efforts to operate with increased efficiency and flexibility. There are risks inherent in operating in a new distribution environment and implementing a new warehouse management system, including operational difficulties that may arise with such transitions.

As we expand our store base, we may be unable to maintain the same comparable store sales or average sales per square foot that we have in the past, which could cause our share price to decline.

As we expand our store base, we may not be able to maintain the levels of comparable store sales that we have experienced historically. In addition, we may not be able to maintain our historic average sales per square foot as we move into new markets. If our future comparable store sales or average sales per square foot decline or fail to meet market expectations, the price of our ordinary shares could decline. In addition, the aggregate results of operations of our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. A variety of factors affect both comparable store sales and average sales per square foot, including, among others, fashion trends, competition, current economic conditions, pricing, inflation, the timing of the release of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs and weather conditions. If we misjudge the market for our products, we may incur excess inventory for some of our products and miss opportunities for other products. These factors may cause our comparable store sales results and average sales per square foot in the future to be materially lower than recent periods and our expectations, which could harm our results of operations and result in a decline in the price of our ordinary shares.

We are subject to risks associated with leasing retail space under long-term, non-cancelable leases and are required to make substantial lease payments under our operating leases; any failure to make these lease payments when due could materially adversely affect our business, financial condition and operating results.

We do not own any of our store facilities; instead, we lease all of our stores under operating leases. Our leases generally have terms of 10 years with no renewal options. Our leases generally require a fixed annual rent, and most require the payment of additional rent if store sales exceed a negotiated amount. Generally, our leases are “net” leases, which require us to pay all of the costs of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases at our option. Payments under these operating leases account for a significant portion of our operating costs. For example, as of March 31, 2012, we were party to operating leases associated with our stores as well as other corporate facilities requiring future minimum lease payments aggregating to $317.8 million through Fiscal 2017 and approximately $218.0 million thereafter through Fiscal 2028. We expect that any new stores we open under operating leases will have terms similar to those contained in leases we have entered previously, which will further increase our operating lease expenses.

Our substantial operating lease obligations could have significant negative consequences, including, among others:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our available cash to pay our rental obligations, thus reducing cash available for other purposes;

•	limiting our flexibility in planning for or reacting to changes in our business or in the industry in which we compete; and

•	placing us at a disadvantage with respect to some of our competitors.

We depend on cash flow from operations to pay our lease expenses and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities, and sufficient funds are not otherwise available to us, we may not be able to service our operating lease expenses, grow our business, respond to competitive challenges or fund our other liquidity and capital needs.

Our current and future licensing arrangements may not be successful and may make us susceptible to the actions of third parties over whom we have limited control.

We have entered into a select number of product licensing agreements with companies that produce and sell, under our trademarks, products requiring specialized expertise. We have also entered into a number of select licensing agreements pursuant to which we have granted third parties certain rights to distribute and sell our products in certain geographical areas, including, among others, South Korea, the Philippines, Singapore, Malaysia, the Middle East, Russia and Turkey. In addition, we have entered into similar licensing agreements with entities that are indirectly owned by certain of our current shareholders, including Mr. Kors, Mr. Idol and Sportswear Holdings Limited, pursuant to which we have granted such entities certain rights to distribute and sell our products in China, Hong Kong, Macau and Taiwan. See “Certain Relationships and Related Party Transactions—Michael Kors Far East Holdings Limited.” In the future, we may enter into additional licensing arrangements. Although we take steps to carefully select our licensing partners, such arrangements may not be successful. Our licensing partners may fail to fulfill their obligations under their license agreements or have interests that differ from or conflict with our own, such as the timing of new store openings, the pricing of our products and the offering of competitive products. In addition, the risks applicable to the business of our licensing partners may be different than the risks applicable to our business, including risks associated with each such partner’s ability to:

•	obtain capital;

•	exercise operational and financial control over its business;

•	manage its labor relations;

•	maintain relationships with suppliers;

•	manage its credit and bankruptcy risks; and

•	maintain customer relationships.

Any of the foregoing risks, or the inability of any of our licensing partners to successfully market our products or otherwise conduct its business, may result in loss of revenue and competitive harm to our operations in regions or product categories where we have entered into such licensing arrangements.

We rely on our licensing partners to preserve the value of our brands. Although we attempt to protect our brands through, among other things, approval rights over store location and design, product design, production quality, packaging, merchandising, distribution, advertising and promotion of our stores and products, we may not be able to control the use by our licensing partners of each of our licensed brands. The misuse of our brands by a licensing partner could have a material adverse effect on our business, financial condition and operating results.

A substantial portion of our revenue is derived from a small number of large wholesale customers, and the loss of any of these wholesale customers could substantially reduce our total revenue.

A small number of our wholesale customers account for a significant portion of our net sales. Net sales to our five largest wholesale customers represented 27.9% of our total revenue for Fiscal 2012 and 30.4% of our total revenue for Fiscal 2011. Our largest wholesale customer, a large, nationally recognized U.S. department store, accounted for 13.3% of our total revenue for Fiscal 2012 and 13.8% of our total revenue for Fiscal 2011. We do not have written agreements with any of our wholesale customers, and purchases generally occur on an order-by-order basis. A decision by any of our major wholesale customers, whether motivated by marketing strategy, competitive conditions, financial difficulties or otherwise, to decrease significantly the amount of merchandise purchased from us or our licensing partners, or to change their manner of doing business with us or our licensing partners, could substantially reduce our revenue and have a material adverse effect on our profitability. During the past several years, the retail industry has experienced a great deal of consolidation and other ownership changes, and we expect such changes will continue. In addition, store closings by our wholesale customers decrease the number of stores carrying our products, while the remaining stores may purchase a smaller amount of our products and/or may reduce the retail floor space designated for our brands. In the future, retailers may further consolidate, undergo restructurings or reorganizations, realign their affiliations or reposition their stores’ target markets. Any of these types of actions could decrease the number of stores that carry our products or increase the ownership concentration within the retail industry. These changes could decrease our opportunities in the market, increase our reliance on a smaller number of large wholesale customers and decrease our negotiating strength with our wholesale customers. These factors could have a material adverse effect on our business, financial condition and operating results.

A material disruption in our information technology systems could have a material adverse effect on our business, financial condition and results of operations.

We rely extensively on our information technology (“IT”) systems to track inventory, manage our supply chain, record and process transactions, summarize results and manage our business. The failure of our IT systems to operate effectively, problems with transitioning to upgraded or replacement systems or difficulty in integrating new systems could adversely affect our business. In addition, our IT systems may be subject to damage and/or interruption from power outages, computer, network and telecommunications failures, computer viruses, security breaches and usage errors by our employees. If our IT systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them, and we may suffer loss of critical data and interruptions or delays in our operations in the interim. Any significant disruption in our IT systems could have a material adverse effect on our business, financial condition and operating results.

Direct privacy breaches and the engagement of third parties to operate our e-commerce business could negatively affect our reputation, credibility and business.

We are responsible for storing data relating to our customers and employees and rely on third parties for the operation of our e-commerce website, michaelkors.com, and for the various social media tools and websites we use as part of our marketing strategy. Consumers are increasingly concerned over the security of personal information transmitted over the internet, consumer identity theft and user privacy. In addition to taking the necessary precautions ourselves, we require that third-party service providers implement reasonable security measures to protect our customers’ identity and privacy. We do not, however, control these third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future. Any perceived or actual unauthorized disclosure of personally identifiable information regarding our customers or website visitors could harm our reputation and credibility, reduce our e-commerce net sales, impair our ability to attract website visitors and reduce our ability to attract and retain customers. Finally, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding unauthorized disclosure of personal information, to the extent they are applicable.

Increases in the cost of raw materials could increase our production costs and cause our operating results and financial condition to suffer.

The costs of raw materials used in our products are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. We are not always successful in our efforts to protect our business from the volatility of the market price of raw materials, and our business can be materially affected by dramatic movements in prices of raw materials. The ultimate effect of this change on our earnings cannot be quantified, as the effect of movements in raw materials prices on industry selling prices are uncertain, but any significant increase in these prices could have a material adverse effect on our business, financial condition and operating results.

We primarily use foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks to our business operations.

Our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located mainly in countries in Asia, Europe and Central and South America. A manufacturing contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may cause customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on our business. In addition, any of the following factors could negatively affect our ability to produce or deliver our products and, as a result, could have a material adverse effect on our business, financial condition and operating results:

•	political or labor instability, labor shortages or increases in costs of labor or production in countries where manufacturing contractors and suppliers are located;

•	significant delays or disruptions in the delivery of our products due to labor disputes or strikes at U.S. ports of entry;

•	political or military conflict involving the United States, which could cause a delay in the transportation of our products and raw materials and increase transportation costs;

•

heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods of time or could result in increased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

•	a significant decrease in availability or an increase in the cost of raw materials;

•	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	the migration and development of manufacturing contractors, which could affect where our products are or are planned to be produced;

•

imposition of regulations, quotas and safeguards relating to imports and our ability to adjust in a timely manner to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

•	increases in the costs of fuel, travel and transportation;

•	imposition of duties, taxes and other charges on imports;

•	significant fluctuation of the value of the United States dollar against foreign currencies; and

•	restrictions on transfers of funds out of countries where our foreign licensees are located.

We do not have written agreements with any of our third-party manufacturing contractors. As a result, any single manufacturing contractor could unilaterally terminate its relationship with us at any time. In Fiscal 2012, our largest manufacturing contractor, who primarily produces its products in China and who we have worked with for the last seven years, accounted for the production of 31.0% of our finished products. Our inability to promptly replace manufacturing contractors that terminate their relationships with us or cease to provide high quality products in a timely and cost-efficient manner could have a material adverse effect on our business, financial condition and operating results.

In addition, we use third-party agents to source our finished goods with numerous manufacturing contractors on our behalf. We do not have written agreements with any of our agents. As a result, any single agent could unilaterally terminate its relationship with us at any time. In Fiscal 2012, our largest third-party agent, whose primary place of business is Hong Kong and who we have worked with for the last seven years, sourced approximately 17.0% of our purchases of finished goods. Our inability to promptly replace agents that terminate their relationships with us or cease to provide high quality service in a timely and cost-efficient manner could have a material adverse effect on our business, financial condition and operating results.

If our manufacturing contractors fail to use acceptable, ethical business practices, our business and reputation could suffer.

We require our manufacturing contractors to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we impose upon our business partners operating guidelines that require additional obligations in those three areas in order to promote ethical business practices, and our staff and third parties we retain for such purposes periodically visit and monitor the operations of our manufacturing contractors to determine compliance. However, we do not control our manufacturing contractors or their labor and other business practices. If one of our manufacturing contractors violates applicable labor or other laws, rules or regulations or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our business, financial condition and operating results.

Our business is subject to risks associated with importing products.

There are risks inherent to importing our products. Virtually all of our merchandise imported into the United States, Canada, Europe and Asia is subject to duties and most of the countries to which we ship could impose safeguard quotas to protect their local industries from import surges that threaten to create market disruption. The

United States and other countries may also unilaterally impose additional duties in response to a particular product being imported at unfairly traded prices that, in such increased quantities, cause or threaten injury to the relevant domestic industry (generally known as “anti-dumping” actions). If dumping is suspected in the United States, the United States government may self-initiate a dumping case on behalf of a particular industry. Furthermore, additional duties, generally known as countervailing duties, can also be imposed by the United States government to offset subsidies provided by a foreign government to foreign manufacturers if the importation of such subsidized merchandise injures or threatens to injure a United States industry. In addition, accessories, footwear and apparel sold by us are also subject to import regulations in the United States and other countries concerning the use of wildlife products for commercial and non-commercial trade, including the U.S. Fish and Wildlife Service (“F&W”). F&W requires that we obtain a license to import animal and fauna that are subject to regulation by F&W and can revoke (or refuse to renew) this license, seize and possibly destroy our shipments and/or fine the Company for F&W violations. The imposition of duties and quotas, the initiation of an anti-dumping action and/or the repercussions of F&W violations could have a material adverse effect on our business, financial condition and operating results.

Restrictive covenants in our credit agreement may restrict our ability to pursue our business strategies.

We have a $100.0 million asset-based revolving credit facility (as amended from time to time, the “Credit Facility”) under which Michael Kors (USA), Inc. (“MKUSA”), Michael Kors (Europe) B.V., Michael Kors (Canada) Co. and Michael Kors Switzerland GmbH, our indirect wholly owned subsidiaries, are borrowers and we are a parent guarantor. The credit agreement governing the terms of the Credit Facility restricts, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness, loans and investments, liens and affiliate transactions. Our credit agreement also contains customary events of default, including a change in control of the Company. These covenants, among other things, limit our ability to fund our future working capital needs and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of our assets and opportunities fully because of the need to dedicate a portion of our cash flow from operations to payments on debt. In addition, our credit agreement, as amended and restated on September 15, 2011, contains financial covenants limiting our capital expenditures to $110.0 million for any one fiscal year, plus additional amounts as permitted, and a minimum fixed charge coverage ratio of 2.0 to 1.0 (with the ratio being earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus consolidated rent expense to the sum of fixed charges plus consolidated rent expense). Such covenants could limit the flexibility of our subsidiaries in planning for, or reacting to, changes in the fashion industry. Our ability to comply with these covenants is subject to certain events outside of our control. If we are unable to comply with these covenants, the lenders under the Credit Facility could terminate their commitments and accelerate repayment of our outstanding borrowings. If such an acceleration were to occur, we may be unable to obtain adequate refinancing for our outstanding borrowings on favorable terms. Our Credit Facility also provides for the ability to issue stand-by and documentary letters of credit to secure certain properties, import merchandise and perform other business functions. If we were unable to secure letters of credit, certain of our landlords could require cash collateralization and our supply chain could be interrupted. If we are unable to repay our outstanding borrowings when due, the lenders under the Credit Facility will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them, which may have a material adverse effect on our business, financial condition and operating results.

We may be unable to protect our trademarks and other intellectual property rights, and others may allege that we infringe upon their intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and our competitive position. We are susceptible to others imitating our products and infringing on our intellectual property rights. Our brand enjoys significant worldwide consumer recognition, and the generally higher pricing of our products creates additional incentive for counterfeiters and those seeking to infringe on our products. Such counterfeiting and other infringement could dilute our brand and harm our business.

The actions we take to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or other infringement of our intellectual property rights. Our trademark applications may fail to result in registered trademarks or provide the scope of coverage sought, and others may seek to invalidate our trademarks or block sales of our products as a violation of their trademarks and intellectual property rights. In addition, others may assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in trademarks that are similar to ours or trademarks that we license and/or market, and we may not be able to successfully resolve these types of conflicts to our satisfaction. In some cases, trademark owners may have prior rights to our trademarks or similar trademarks. Furthermore, certain foreign countries may not protect trademarks and other intellectual property rights to the same extent as do the laws of the United States.

From time to time, in the ordinary course of our business, we become involved in opposition and cancellation proceedings with respect to trademarks similar to some of our brands. Any litigation or dispute involving the scope or enforceability of our intellectual property rights or any allegation that we infringe upon the intellectual property rights of others could be costly and time-consuming and could result, if determined adversely to us, in harm to our competitive position.

Our business is exposed to foreign currency exchange rate fluctuations.

We have established the Euro as the functional currency for our European subsidiaries, and local currencies as the functional currencies for our other foreign subsidiaries. Certain adjustments resulting from translation have been recorded separately in shareholders’ equity as a component of accumulated other comprehensive income. Foreign currency transaction income and losses, primarily from translating U.S. dollar denominated assets on the books of European subsidiaries, are included in our consolidated statements of operations. As a result of using local currencies as the functional currencies for our foreign subsidiaries, results of these operations will be adversely affected during times of a weakening U.S. dollar.

Risks Related to this Offering and Ownership of our Ordinary Shares

Our ordinary shares have a limited trading history. Moreover, our share price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ordinary shares at or above the public offering price.

Our ordinary shares began trading on the NYSE on December 15, 2011, and as a result have a limited trading history. We cannot predict the extent to which investor interest in our ordinary shares will maintain an active trading market on the NYSE or how liquid the market for our ordinary shares will be in the future. After this offering, the market price for our ordinary shares may be volatile. In addition, the market price for our ordinary shares may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	fashion trends and changes in consumer preferences;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;

•	the timing and level of expenses for new store openings, relocations and remodels and the relative proportion of our new stores to existing stores;

•	the performance and successful integration of any new stores that we open;

•	changes in our merchandise mix and vendor base;

•	changes in key personnel;

•	entry into new markets;

•	our levels of comparable store sales;

•	announcements by us or our competitors of new product offerings or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	actions by competitors or other malls, lifestyle centers, street locations and strip center tenants;

•	weather conditions, particularly during the holiday shopping period;

•	the level of pre-opening expenses associated with new stores;

•	inventory shrinkage beyond our historical average rates;

•	changes in operating performance and stock market valuations of other retail companies;

•	investors’ perceptions of our prospects and the prospects of the retail industry;

•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in such guidance or our failure to meet such guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our ordinary shares, our failure to meet such estimates or failure of those analysts to initiate or maintain coverage of our ordinary shares;

•	the development and sustainability of an active trading market for our ordinary shares;

•	investor perceptions of the investment opportunity associated with our ordinary shares relative to other investment alternatives;

•	future sales of our ordinary shares by our officers, directors and significant shareholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, wars, acts of terrorism, other natural disasters or responses to such events; and

•	changes in accounting principles.

These and other factors may lower the market price of our ordinary shares, regardless of our actual operating performance. As a result, our ordinary shares may trade at prices significantly below the public offering price.

In addition, the stock markets, including the NYSE, have experienced price and volume fluctuations that have affected and may in the future affect the market prices of equity securities of many companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our ordinary shares, or the perception in the public markets that these sales may occur, may depress the price of our ordinary shares.

Additional sales of a substantial number of our ordinary shares in the public market after this offering, or the perception that such sales may occur, could have a material adverse effect on the price of our ordinary shares and could materially impair our ability to raise capital through the sale of additional shares. As of September 5, 2012, we had 197,147,653 ordinary shares issued and outstanding. The ordinary shares offered in this offering, like the ordinary shares sold in our IPO and our March 2012 secondary offering, will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any ordinary shares that may be held or acquired by our directors, executive officers and other affiliates (as that term is defined in the Securities Act), which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

Pursuant to the shareholders agreement described under the heading “Certain Relationships and Related Party Transactions—Shareholders Agreement,” our current shareholders, including Mr. Kors, Mr. Idol and Sportswear Holdings Limited (an affiliate of two of our directors, Messrs. Silas K. F. Chou and Lawrence S. Stroll) (Mr. Kors, Mr. Idol and Sportswear Holdings Limited are referred to collectively as our “Principal Shareholders”), have demand and piggyback rights that will require us to file registration statements registering their ordinary shares or to include sales of such ordinary shares in registration statements that we may file for ourselves or other shareholders. Any ordinary shares sold under these registration statements will be freely tradable in the public market. In the event such registration rights are exercised and a large number of ordinary shares are sold in the public market, such sales could reduce the trading price of our ordinary shares. These sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (except that the selling shareholders shall be responsible for their internal administrative and similar costs and their pro rata shares of underwriters’ commissions and discounts). See “Certain Relationships and Related Party Transactions—Shareholders Agreement.”

We and each of our executive officers and directors and all of the selling shareholders have agreed with the underwriters that for a period of 90 days after the date of this prospectus, we and they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our ordinary shares, or any options or warrants to purchase any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares, subject to specified exceptions. The representatives of the underwriters may, in their discretion, at any time without prior notice, release all or any portion of the ordinary shares from the restrictions in any such agreement. See “Underwriting” for more information. All of our ordinary shares held by our directors, executive officers and selling shareholders who have entered into the “lock-up” agreements described above may be sold in the public market by such shareholders 90 days after the date of this prospectus, subject to applicable volume and other limitations imposed under United States securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our ordinary shares after this offering. Sales by our existing shareholders of a substantial number of shares in the public market, or the perception that these sales might occur, could cause the market price of our ordinary shares to decrease significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our ordinary shares or publishes inaccurate or unfavorable research about us or our business, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which could cause our share price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future following the completion of this offering. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including the Credit Facility, and other factors deemed relevant by our board of directors. See “Management’s Discussion and Analysis of Financial Condition

and Results of Operations—Revolving Credit Facility” for more information on the restrictions the Credit Facility imposes on our ability to declare and pay cash dividends. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. In addition, under British Virgin Islands law, we may pay dividends to our shareholders only if, immediately after the dividend, the value of our assets would exceed our liabilities and we would be able to pay our debts as they fall due. Accordingly, if you purchase ordinary shares in this offering, realization of a gain on your investment will depend upon the appreciation of the price of our ordinary shares, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our ordinary shares.

Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting, which could harm our business and cause a decline in the price of our ordinary shares.

As a public company we are required to document and test our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) so that our management can certify the effectiveness of our internal controls and our independent registered public accounting firm can render an opinion on the effectiveness of our internal control over financial reporting by the time our annual report for Fiscal 2013 is due and thereafter. If our management is unable to certify the effectiveness of our internal controls or if our independent registered public accounting firm cannot render an opinion on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could harm our business and cause a decline in the price of our ordinary shares.

As a “foreign private issuer” under the Securities Exchange Act of 1934, as amended, we are permitted to, and we may, rely on exemptions from certain NYSE corporate governance standards, including, among others, the requirement that a majority of our board of directors consist of independent directors. Our reliance upon such exemptions may afford less protection to holders of our ordinary shares.

Section 303A of the NYSE Exchange Listing Rules (the “Listing Rules”) requires listed companies to have, among other things, a majority of their board members be independent and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, a “foreign private issuer” (as defined in Rule 3b-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is permitted to follow its home country practice in lieu of the above requirements. We are currently a foreign private issuer, and, as such, we may follow British Virgin Islands law, the law of our home country, with respect to the foregoing requirements, which does not require that a majority of our board consist of independent directors or that we implement a nominating or corporate governance committee. Our board therefore may include fewer independent directors than would be required if we were subject to the Listing Rules. Consequently, for so long as we remain a foreign private issuer, our board’s approach may be different from that of a board with a majority of independent directors, and as a result, our management oversight may be more limited than if we were subject to the Listing Rules. If in the future we lose our status as a foreign private issuer, we would be required to comply with the Listing Rules within six months of the date of determination.

We will likely lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on September 29, 2012. If more than 50% of our ordinary shares are directly or indirectly held by residents of the United States on September 29, 2012, we will no longer be considered a foreign private issuer. We will likely lose our foreign private issuer status on September 29, 2012. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on March 31, 2013, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Listing Rules. As a result, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer could be significantly higher.

As a holding company, our only material assets will be our equity interests in our operating subsidiaries, and our principal source of revenue and cash flow will be distributions from such subsidiaries, which may be limited by law and/or contract in making such distributions.

As a holding company, our principal source of revenue and cash flow will be distributions from our subsidiaries. Therefore, our ability to carry out our business plan, to fund and conduct our business, service our debt (if any) and pay dividends (if any) in the future will depend on the ability of our subsidiaries to generate sufficient net income and cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Such restrictions include, without limitation, the restrictions on the payment of dividends contained in the Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revolving Credit Facility” for more information on the restrictions imposed by the Credit Facility. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and shareholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to fund and conduct our business, service our debt (if any) and pay dividends (if any).

The interests of our Principal Shareholders may conflict with our interests and the interests of our other shareholders.

Upon completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional ordinary shares, our Principal Shareholders will collectively own approximately 24.7% of our ordinary shares. As a result, our Principal Shareholders will have the ability to significantly influence the election of our directors and the outcome of most Company actions requiring shareholder approval, including a merger with or into another company or a sale of substantially all of our assets. The interests of our Principal Shareholders may conflict with our interests or those of other shareholders.

Provisions in our organizational documents may delay or prevent our acquisition by a third party.

Our Memorandum of Association and Articles of Association (together, as amended from time to time, our “Memorandum and Articles of Association”) contains several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their ordinary shares. These provisions include, among others:

•

our board of directors’ ability to amend the Memorandum and Articles of Association to create and issue, from time to time, one or more classes of preference shares and, with respect to each such class, to fix the terms thereof by resolution;

•

provisions relating to the multiple classes and three-year terms of directors, the manner of election of directors, removal of directors and the appointment of directors upon an increase in the number of directors or vacancy on our board of directors;

•	restrictions on the ability of shareholders to call meetings and bring proposals before meetings;

•	elimination of the ability of shareholders to act by written consent; and

•	the requirement of the affirmative vote of 75% of the shares entitled to vote to amend certain provisions of our Memorandum and Articles of Association.

These provisions of our Memorandum and Articles of Association could discourage potential takeover attempts and reduce the price that investors might be willing to pay for our ordinary shares in the future, which could reduce the market price of our ordinary shares. For more information, see “Description of Share Capital.”

Rights of shareholders under British Virgin Islands law differ from those under United States law, and, accordingly, you may have fewer protections as a shareholder.

Our corporate affairs are governed by our Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended, the “BVI Act”) and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders will have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies (as summarized under “Description of Share Capital—Shareholders’ Rights under British Virgin Islands Law Generally”). The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of a British Virgin Islands company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded to minority shareholders under the laws of many states in the United States.

It may be difficult to enforce judgments against us or our executive officers and directors in jurisdictions outside the United States.

Under our Memorandum and Articles of Association, we may indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. Furthermore, to the extent allowed by law, the rights and obligations among or between us, any of our current or former directors, officers and employees and any current or former shareholder will be governed exclusively by the laws of the British Virgin Islands and subject to the jurisdiction of the British Virgin Islands courts, unless those rights or obligations do not relate to or arise out of their capacities as such. Although there is doubt as to whether United States courts would enforce these provisions in an action brought in the United States under United States securities laws, these provisions could make judgments obtained outside of the British Virgin Islands more difficult to enforce against our assets in the British Virgin Islands or jurisdictions that would apply British Virgin Islands law.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Legislation has been introduced that would, if enacted, treat us as a U.S. corporation for U.S. federal income tax purposes.

On February 7, 2012, U.S. Senator Carl Levin introduced legislation in the U.S. Senate entitled the “CUT Loopholes Act.” U.S. Senator Levin and U.S. Representative Lloyd Doggett originally introduced similar legislative proposals in 2009 and similar legislation was proposed in 2010 and 2011. If enacted, this legislation would, among other things, cause us to be treated as a U.S. corporation for U.S. tax purposes, as generally any entity whose shares are publicly traded on an established securities market, or whose gross assets are $50 million or more, if the “management and control” of such a corporation is, directly or indirectly, treated as occurring primarily within the United States. The proposed legislation provides that a corporation will be so treated if substantially all of the executive officers and senior management of the corporation who exercise day-to-day responsibility for making decisions involving strategic, financial and operational policies of the corporation are located primarily within the United States. To date, this legislation has not been approved by either the House of Representatives or the Senate. However, we can provide no assurance that this legislation or similar legislation will not ultimately be adopted. Any such modification to the U.S. federal income tax laws that affects the tax residency of a non-U.S. company managed and controlled in the United States could adversely affect the U.S. federal taxation of some or all of our income and the value of our ordinary shares.

USE OF PROCEEDS

The selling shareholders, including certain members of our management, will receive all of the net proceeds from the sale of the 20,000,000 ordinary shares offered under this prospectus as well as all proceeds from any sale of ordinary shares in connection with the exercise of the underwriters’ option to purchase 3,000,000 additional shares. We will not receive any proceeds from the sale of ordinary shares in this offering.

DIVIDEND POLICY

We currently expect to retain all our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future following the completion of this offering. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements, including the Credit Facility, and other factors deemed relevant by our board of directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revolving Credit Facility” for more information on the restrictions the Credit Facility imposes on our ability to declare and pay cash dividends. As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. Furthermore, under British Virgin Islands law, we may pay dividends to our shareholders only if, immediately after the dividend, the value of our assets would exceed our liabilities and we would be able to pay our debts as they fall due. See “Risk Factors—Risks Related to this Offering and Ownership of our Ordinary Shares—We do not expect to pay any cash dividends for the foreseeable future,” and for a discussion of taxation of any dividends, see “Tax Considerations.”

MARKET PRICE OF ORDINARY SHARES

Our ordinary shares have been listed on the NYSE under the symbol “KORS” since our IPO on December 15, 2011, at a public offering price of $20.00 per ordinary share. Prior thereto, there was no public market for our ordinary shares. The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by the NYSE.

	High	Low
Fiscal 2012
Third Fiscal Quarter Ended December 31, 2011	$27.58	$23.51
December 15, 2011 through December 31, 2011	$27.58	$23.51

Fourth Fiscal Quarter Ended March 31, 2012	$50.69	$25.50
January 1, 2012 through January 28, 2012	$30.65	$25.50
January 29, 2012 through February 25, 2012	$44.97	$29.32
February 26, 2012 through March 31, 2012	$50.69	$41.57

Fiscal 2013
First Fiscal Quarter Ended June 30, 2012	$49.50	$35.05
April 1, 2012 through April 28, 2012	$48.00	$39.73
April 29, 2012 through May 26, 2012	$49.50	$37.00
May 27, 2012 through June 30, 2012	$44.50	$35.05

Second Fiscal Quarter Ended September 29, 2012 (through September 19, 2012)	$56.70	$37.77
July 1, 2012 through July 28, 2012	$44.73	$37.77
July 29, 2012 through August 25, 2012	$54.17	$38.94
August 26, 2012 through September 19, 2012	$56.70	$52.06

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and total capitalization as of June 30, 2012.

You should read the following table in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

As of June 30, 2012
Actual (unaudited)
(dollars in thousands)
Cash and cash equivalents	$162,075

Total debt(1)	$27,667

Shareholders’ equity:
Ordinary shares	—
Additional paid-in capital	242,367
Accumulated other comprehensive income	(4,013)
Retained earnings	297,296

Total shareholders’ equity	535,650

Total capitalization	$563,317

(1)

Represents borrowings under our Credit Facility. Under our Credit Facility, we are currently permitted to borrow up to $100.0 million from time to time based on the amount of our inventory and receivables. As of June 30, 2012, the amount outstanding under the Credit Facility was $27.7 million and the amount available for future borrowings was $17.8 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial and other data for Michael Kors Holdings Limited and its consolidated subsidiaries for the periods presented. The statements of operations data for Fiscal 2012, 2011 and 2010 and the balance sheet data as of the end of Fiscal 2012 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended June 30, 2012 and the three months ended July 2, 2011 and the balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements, which are included in this prospectus. Our results of operations for the three months ended June 30, 2012 are not necessarily indicative of the results that can be expected for the full year or any future period. The statements of operations data for Fiscal 2009 has been derived from our audited consolidated financial statements, which are not included in this prospectus. The statements of operations data for Fiscal 2008 and the balance sheet data as of the end of Fiscal 2009, Fiscal 2008 and as of July 2, 2011 have been derived from our unaudited consolidated financial statements, which are not included in this prospectus.

The selected historical consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended		Fiscal Year Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010	March 28, 2009	March 31, 2008
	(data presented in thousands, except for shares and per share data)
Statements of Operations Data:
Net sales	$397,370	$232,282	$1,237,100	$757,800	$483,452	$377,058	$296,176
Licensing revenue	17,495	10,844	65,154	45,539	24,647	20,016	16,479

Total revenue	414,865	243,126	1,302,254	803,339	508,099	397,074	312,655
Cost of goods sold	163,865	106,157	549,158	357,274	241,365	208,283	165,947

Gross profit	251,000	136,969	753,096	446,065	266,734	188,791	146,708
Selling, general and administrative expenses	126,002	83,492	464,568	279,822	191,717	147,490	108,407
Depreciation and amortization	13,055	8,501	37,554	25,543	18,843	14,020	10,289
Impairment of long-lived assets	—	—	3,292	3,834	—	3,043	1,844

Total operating expenses	139,057	91,993	505,414	309,199	210,560	164,553	120,540

Income from operations	111,943	44,976	247,682	136,866	56,174	24,238	26,168
Interest expense	435	671	1,495	1,861	2,057	1,600	2,760
Foreign currency loss (income)	(375)	1,507	(2,629)	1,786	(830)	391	(147)

Income before provision for income taxes	111,883	42,798	248,816	133,219	54,947	22,247	23,555
Provision (benefit) for income taxes	43,238	18,683	101,452	60,713	15,699	9,208	(36,562)

Net income	68,645	24,115	147,364	72,506	39,248	13,039	60,117
Net income applicable to preference shareholders	—	5,198	21,227	15,629	8,460	2,811	12,959

Net income available for ordinary shareholders	$68,645	$18,917	$126,137	$56,877	$30,788	$10,228	$47,158

Weighted average ordinary shares outstanding(1):
Basic	192,790,454	140,554,377	158,258,126	140,554,377	140,554,377	140,554,377	140,554,377
Diluted	199,391,127	179,177,268	189,299,197	179,177,268	179,177,268	179,177,268	179,177,268

Net income per ordinary share(2):
Basic	$0.36	$0.13	$0.80	$0.40	$0.22	$0.07	$0.34
Diluted	$0.34	$0.13	$0.78	$0.40	$0.22	$0.07	$0.34

(1)	Gives effect to the Reorganization and the Share Split. See “Certain Relationships and Related Party Transactions—Reorganization Transactions and Preference Share Sale.”
(2)

Basic net income per ordinary share is computed by dividing net income available to ordinary shareholders by basic weighted-average ordinary shares outstanding. Diluted net income per ordinary share assumes the conversion of preference shares to ordinary shares and is computed by dividing net income by diluted weighted average ordinary shares outstanding.

	Three Months Ended		Year Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010	March 28, 2009	March 31, 2008
	(data presented in thousands, except for shares and store count)
Operating Data:
Comparable retail store sales growth	37.3%	45.7%	39.2%	48.2%	19.2%	6.3%	17.5%
Retail stores at end of period	253	177	237	166	106	74	48

Balance Sheet Data: (as of the end of period dated above)
Working capital	$372,944	$145,113	$299,057	$117,673	$51,263	$13,739	$12,167
Total assets	$787,920	$411,622	$674,425	$399,495	$281,852	$218,463	$191,416
Revolving line of credit	$27,667	$13,238	$22,674	$12,765	$43,980	$39,440	$29,921
Note payable to parent	$—	$101,650	$—	$101,650	$103,500	$103,500	$103,500
Shareholders’ equity (deficit)	$535,650	$151,413	$456,237	$125,320	$49,011	$11,475	$(368)
Number of ordinary shares	193,226,091	140,554,377	192,731,390	140,554,377	140,554,377	140,554,377	140,554,377
Number of preference shares	—	10,163,920	—	10,163,920	10,163,920	10,163,920	10,163,920

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that are based upon current expectations. The forward-looking statements contained herein include, without limitation, statements concerning future revenue sources and concentration, gross profit margins, selling and marketing expenses, general and administrative expenses, capital resources, additional financings or borrowings and additional losses and are subject to risks and uncertainties including, but not limited to, those discussed below and elsewhere in this prospectus that could cause actual results to differ materially from the results contemplated by these forward-looking statements. We also urge you to carefully review the information set forth in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

Our Business

We are a rapidly growing global luxury lifestyle brand led by a world-class management team and a renowned, award-winning designer. Since launching his namesake brand over 30 years ago, Michael Kors has featured distinctive designs, materials and craftsmanship with a jet-set aesthetic that combines stylish elegance and a sporty attitude. Mr. Kors’ vision has taken the Company from its beginnings as an American luxury sportswear house to a global accessories, footwear and apparel company with a presence in 85 countries. As a highly recognized luxury lifestyle brand in North America with accelerating awareness in targeted international markets, we have experienced exceptional sales momentum and have a clear trajectory for significant future growth. Over the years, we have successfully expanded beyond apparel into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for the majority of our wholesale and retail sales. We have also expanded our distribution capabilities beyond wholesale into retail, which accounted for approximately 48.1%, 42.8% and 36.7% of our total revenue in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively.

We operate our business in three segments—retail, wholesale and licensing—and we have a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners. As of June 30, 2012, our retail segment included 204 North American retail stores, including concessions, and 49 international retail stores, including concessions, in Europe and Japan. As of June 30, 2012, our wholesale segment included wholesale sales through approximately 2,061 department store and specialty store doors in North America and wholesale sales through approximately 748 department store and specialty store doors internationally. Our remaining revenue is generated through our licensing segment, through which we license to third parties certain production, sales and/or distribution rights. In Fiscal 2012 and during the first three months of Fiscal 2013, our licensing segment accounted for approximately 5.0% and 4.2%, respectively, of our total revenue and consisted primarily of royalties earned on licensed products and our geographic licenses.

We offer two primary collections: the Michael Kors luxury collection and the MICHAEL Michael Kors accessible luxury collection. The Michael Kors collection establishes the aesthetic authority of our entire brand and is carried in many of our retail stores as well as in the finest luxury department stores in the world. In 2004, we introduced the MICHAEL Michael Kors collection, which has a strong focus on accessories, in addition to offering footwear and apparel, and addresses the significant demand opportunity in accessible luxury goods. Taken together, our two collections target a broad customer base while retaining a premium luxury image.

Our Objectives

Our core strengths include a rapidly growing luxury lifestyle brand, a design team led by a world-renowned, award-winning designer, a tested ability to take share in the growing global accessories product category, a proven multi-format retail segment with significant growth opportunity, strong relationships with premier wholesale customers, a growing licensing segment and a proven and experienced management team. Despite the various risks and uncertainties associated with the current global economic environment, we believe these core strengths will allow us to continue to execute our strategy for long-term sustainable growth in revenue and operating results.

We intend to continue to build on the above strengths by:

•	continuing to increase our brand awareness and customer loyalty in North America and internationally by:

•	continuing to open new retail stores in preeminent, high-visibility locations;

•

maintaining our strong advertising position in global fashion publications, growing our online advertising exposure and internet presence and continuing to distribute our store catalogue featuring our new collections;

•

holding our semi-annual runway shows that reinforce Mr. Kors’ designer status and high-fashion image, creating excitement around the Michael Kors and MICHAEL Michael Kors collections and generating global multimedia press coverage; and

•	leveraging Mr. Kors’ global prestige and popularity through a variety of press activities and personal appearances.

•

expanding our retail store base in North America by opening new stores in high traffic street and mall locations in markets with high-income demographics. By adhering to our already successful retail store formats throughout this anticipated expansion, we will continue to reinforce our brand image and achieve strong sales per square foot;

•

expanding our North American shop-in-shop footprint at select department stores by continuing to convert existing wholesale door space into shop-in-shops and expanding the size of existing shop-in-shops;

•	increasing our global comparable store growth with a number of initiatives already under way, such as increasing the size of existing stores and creating compelling store environments; and

•	growing our international retail and wholesale businesses by leveraging our existing operations in Europe and Japan to take advantage of the growing worldwide demand for accessible luxury goods.

Certain Factors Affecting Financial Condition and Results of Operations

Broaden Distribution Capabilities Beyond Wholesale into Retail. Over the years, we have successfully broadened our distribution capabilities beyond wholesale into retail, and we believe that this trend will continue as our retail store network grows at a faster rate than wholesale. We believe that retail allows greater control over the shopping environment, merchandise selection and many other aspects of the shopping experience that attracts and retains loyal customers and increases sales.

Costs of Manufacturing. Our industry is subject to volatility in costs related to certain raw materials used in the manufacturing of our products. This volatility applies primarily to costs driven by commodity prices, which can increase or decrease dramatically over a short period of time. These fluctuations may have a material impact on our sales, results of operations and cash flows to the extent they occur. We use commercially reasonable efforts to mitigate these effects by sourcing our products as efficiently as possible. In addition, manufacturing labor costs are also subject to degrees of volatility based on local and global economic conditions. We use commercially reasonable efforts to source from localities that suit our manufacturing standards and result in more favorable labor driven costs to our products.

Demand for Our Accessories and Related Merchandise. Our performance is affected by trends in the luxury goods industry, as well as shifts in demographics and changes in lifestyle preferences. Currently, demand for our products is predicted to grow. According to the Altagamma Studies, demand for the worldwide luxury goods industry is predicted to grow from approximately $250.2 billion in 2011 to between $307.8 billion and $314.4 billion in 2014. We believe that we are well positioned to capitalize on the continued growth of the accessories product category, as it is one of our primary product category focuses.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Critical accounting policies are those that are the most important portrayal of our financial condition and results of operations, and that require our most difficult, subjective and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. While our significant accounting policies are described in more detail in the notes to our financial statements, our most critical accounting policies, discussed below, pertain to revenue recognition, impairment of long-lived assets, goodwill, stock-based compensation and income taxes. In applying such policies, we must use some amounts that are based upon our informed judgments and best estimates. Estimates, by their nature, are based upon judgments and available information. The estimates that we make are based upon historical factors, current circumstances and the experience and judgment of management. We evaluate our assumptions and estimates on an ongoing basis.

Revenue Recognition

We recognize retail store revenue upon sale of our products to retail consumers, net of estimated returns. Wholesale revenue is recognized net of estimates for sales returns, discounts, markdowns and allowances, after merchandise is shipped and title and risk of loss are transferred to our wholesale customers. To arrive at net sales for retail, gross sales are reduced by actual returns and by a provision for estimated future customer returns, which is based on management’s review of historical and current customer returns. The amounts reserved for retail sales returns were $2.3 million and $1.0 million at June 30, 2012 and July 2, 2011, respectively, and $1.7 million, $2.3 million and $1.4 million at March 31, 2012, April 2, 2011 and April 3, 2010, respectively. To arrive at net sales for wholesale, gross sales are reduced by provisions for estimated future returns, based on current expectations, trade discounts, markdowns, allowances, operational chargebacks, as well as for certain cooperative selling expenses. Total sales reserves for wholesale were $36.8 million and $32.5 million at June 30, 2012 and July 2, 2011, respectively, and $30.4 million, $25.2 million and $20.2 million at March 31, 2012, April 2, 2011 and April 3, 2010, respectively.

Licensing revenue generated from product licenses, which includes contributions for advertising, is based on reported sales of licensed products bearing our trademarks, at rates specified in the license agreements. These agreements are also subject to contractual minimum levels. Revenue generated by geography-specific licensing agreements is recognized as earned under the licensing agreements based on reported sales by licensees applicable to specified periods as outlined in the agreements. These agreements allow for the use of our trademarks to sell our branded products in certain geographic regions.

Long-lived Assets

We evaluate long-lived assets, including fixed assets and intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of our estimated undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, sales and expense growth rates, devaluation and inflation. As such, these estimates may differ from actual cash flows. For Fiscal 2012 and Fiscal 2011, we recorded charges for impairments on fixed assets and intangible assets related to our retail segment of $3.3 million and $3.8 million, respectively.

Goodwill

On an annual basis, or whenever impairment indicators exist, we perform a valuation of goodwill. In the absence of any impairment indicators, goodwill is assessed during the fourth quarter of each fiscal year. These assessments are made with regards to reporting units within our wholesale and licensing segments, which are based on our current operating projections. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance of the business. Future events could cause us to conclude that impairment indicators exist and therefore that goodwill is impaired. Prior to Fiscal 2012, we performed our impairment testing for goodwill using the fair value approach, employing both the discounted cash flow method and market multiples method to determine the fair value of our reporting units (“step one”). These methods utilized both our historical results and projected future results. During Fiscal 2012, we adopted a new accounting pronouncement related to goodwill impairment analysis, which allows entities to initially perform a qualitative analysis (“step zero”) of the fair value of its reporting units to determine whether it is necessary to undertake a quantitative (“two step”) goodwill analysis. In the fourth quarter of Fiscal 2012, we used this new guidance in our annual impairment analysis for goodwill, and concluded that the carrying amounts of all reporting units exceeded their respective fair values.

We will continue to perform this initial qualitative analysis in future years. Should the results of this assessment result in either an ambiguous or unfavorable conclusion, we will perform additional quantitative testing consistent with the fair value approach mentioned above. The valuation methods used in the fair value approach, discounted cash flow and market multiples methods, require our management to make certain assumptions and estimates regarding certain industry trends and future profitability of our reporting units. If the carrying amount of a reporting unit exceeds its fair value, we would compare the implied fair value of the reporting unit goodwill with its carrying value. To compute the implied fair value, we would assign the fair value of the reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying value of the reporting unit goodwill exceeded the implied fair value of the reporting unit goodwill, we would record an impairment loss to write down such goodwill to its implied fair value. The valuation of goodwill is affected by, among other things, our business plan for the future and estimated results of future operations.

We have assessed our goodwill for impairment in our fourth quarter for the periods presented. There are no impairment charges related to goodwill for any of the fiscal periods presented.

Stock-based Compensation

We grant stock-based awards to certain of our employees and directors. These awards are measured at the grant date based on the fair value as calculated using the Black-Scholes option pricing model and are recognized as expense over the requisite service period, based on attainment of certain vesting requirements, as well as our completion of an initial public offering. Determining the fair value of stock-based awards at the grant date requires considerable judgment, including estimating expected volatility, expected term and risk-free rate.

Our expected volatility is based on the average volatility rates of similar actively traded companies over the past 4.5-9.5 years, which is our range of estimated expected holding periods. The expected holding period for a performance based option is based on the period to expiration which is generally 9-10 years. This approach was chosen as it directly correlates to our service period. The expected holding period for time-based vesting options is based on the simplified method using the vesting term of generally 4 years and the contractual term of 7 years, resulting in a holding period ranging from 4.5-4.75 years. The simplified method was chosen as a means to determine the Company’s holding period as prior to December 2011 there was no historical option exercise experience due to the Company being privately held. The risk-free rate is derived from the zero-coupon U.S. Treasury Strips yield curve, the period of which relates to the grant’s holding period. If factors change and we employ different assumptions, the fair value of future awards and resulting stock-based compensation expense may differ significantly from what we have estimated in the past.

Expense related to equity compensation for the three months ended June 30, 2012, was approximately $5.0 million, and for Fiscal 2012 was approximately $27.0 million. There was no expense related to equity compensation for periods prior to the second quarter of Fiscal 2012, as none of our equity grants were exercisable due to an initial public offering being one of the vesting requirements. The weighted average grant date fair value of stock options granted during the three months ended June 30, 2012, Fiscal 2012, Fiscal 2011 and Fiscal 2010 was $16.26, $8.01, $3.08 and $0.96, respectively. There were no options granted during the three months ended July 2, 2011.

Income Taxes

Deferred income tax assets and liabilities reflect temporary differences between the tax basis and financial reporting basis of our assets and liabilities and are determined using the tax rates and laws in effect for the periods in which the differences are expected to reverse. We periodically assess the realizability of deferred tax assets and the adequacy of deferred tax liabilities, based on the results of local, state, federal or foreign statutory tax audits or our own estimates and judgments.

Realization of deferred tax assets associated with net operating loss and tax credit carryforwards is dependent upon generating sufficient taxable income prior to their expiration in the applicable tax jurisdiction. We periodically review the recoverability of our deferred tax assets and provide valuation allowances as deemed necessary to reduce deferred tax assets to amounts that more-likely-than-not will be realized. This determination involves considerable judgment and our management considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings results within various taxing jurisdictions, expectations of future taxable income, the carryforward periods remaining and other factors. Changes in the required valuation allowance are recorded in income in the period such determination is made. Deferred tax assets could be reduced in the future if our estimates of taxable income during the carryforward period are significantly reduced or alternative tax strategies are no longer viable.

We recognize the impact of an uncertain income tax position taken on our income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. The effect of an uncertain income tax position will not be taken into account if the position has less than a 50% likelihood of being sustained. Our tax positions are analyzed periodically (at least quarterly) and adjustments are made as events occur that warrant adjustments for those positions. We record interest expense and penalties payable to relevant tax authorities as income tax expense.

Recent Accounting Pronouncements

We have considered all new accounting pronouncements and have concluded that there are no new pronouncements that have a material impact on our results of operations, financial condition or cash flows based on current information.

Segment Information

We started our business as a wholesale vendor to department and specialty stores, but we now have significant retail and licensing businesses as well. We generate revenue through three business segments: retail, wholesale and licensing. The following table presents our revenue and income from operations by segment for the three months ended June 30, 2012 and July 2, 2011, and Fiscal 2012, Fiscal 2011 and Fiscal 2010 (in thousands):

	Three Months Ended		Fiscal Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Revenue:
Net sales: Retail	$215,004	$122,344	$626,940	$344,195	$186,538
Wholesale	182,366	109,938	610,160	413,605	296,914
Licensing	17,495	10,844	65,154	45,539	24,647

Total revenue	$414,865	$243,126	$1,302,254	$803,339	$508,099

Income from operations:
Retail	$59,879	$27,922	$121,851	$61,194	$15,514
Wholesale	40,718	10,868	85,000	48,241	31,258
Licensing	11,346	6,186	40,831	27,431	9,402

Income from operations	$111,943	$44,976	$247,682	$136,866	$56,174

Retail

From the beginning of Fiscal 2007, when we first undertook our major retail growth initiative, through the three months ended June 30, 2012, we have leveraged our successful retail store formats by opening a total of 243 new stores. During this time period, we have grown our North American retail presence significantly, increasing our North American store count by 194 stores, as well as increasing our international store count by 49 stores.

The following table presents the growth in our network of retail stores during the three months ended June 30, 2012 and July 2, 2011, and Fiscal 2012, Fiscal 2011 and Fiscal 2010:

	Three Months Ended		Fiscal Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Full price retail stores including concessions:
Number of stores	168	119	158	113	63
Increase during period	10	6	45	50	22
Percentage increase vs. prior period	6.3%	5.3%	39.8%	79.4%	53.7%
Total gross square footage	343,884	237,235	316,649	224,427	143,100
Average square footage per store	2,047	1,994	2,004	1,986	2,271

Outlet stores:
Number of stores	85	58	79	53	43
Increase during period	6	5	26	10	10
Percentage increase vs. prior period	7.6%	9.4%	49.1%	23.3%	30.3%
Total gross square footage	235,788	160,883	219,407	146,286	120,368
Average square footage per store	2,774	2,774	2,777	2,760	2,799

Wholesale

We sell our products directly to department stores across North America and Europe to accommodate consumers who prefer to shop at major department stores. In addition, we sell to specialty stores for those consumers who enjoy the boutique experience afforded by such stores. We continue to focus our sales efforts and drive sales in existing locations by enhancing presentation, primarily through the creation of more shop-in-shops with our proprietary fixtures that effectively communicate our brand and create a more personalized shopping experience for consumers. We tailor our assortments through wholesale product planning and allocation processes to better match the demands of our department store customers in each local market.

The following table presents the growth in our network of wholesale doors during the three months ended June 30, 2012 and July 2, 2011, and Fiscal 2012, Fiscal 2011 and Fiscal 2010:

	Three Months Ended		Fiscal Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Number of full-price wholesale doors	2,809	2,108	2,677	2,032	1,600
Increase during period	132	76	645	432	287
Percentage increase vs. prior period	4.9%	3.7%	31.7%	27.0%	21.9%

Licensing

We generate revenue through product and geographic licensing arrangements. Our product license agreements allow third parties to use our brand name and trademarks in connection with the manufacturing and sale of a variety of products, including watches, fragrances, eyewear and jewelry. In our product licensing arrangements, we take an active role in the design process and control the marketing and distribution of products under our brands. Our geographic licensing arrangements allow third parties to use our tradenames in connection with the retail and/or wholesale sales of our branded products in specific geographic regions.

Key Performance Indicators and Statistics

We use a number of key indicators of operating results to evaluate our performance, including the following (dollars in thousands):

	Three Months Ended		Fiscal Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Total revenue	$414,865	$243,126	$1,302,254	$803,339	$508,099
Gross profit as a percent of total revenue	60.5%	56.3%	57.8%	55.5%	52.5%
Income from operations	$111,943	$44,976	$247,682	$136,866	$56,174
Retail net sales - North America	$192,110	$112,926	$573,394	$331,714	$183,452
Retail net sales - Europe	$18,565	$7,924	$43,316	$11,463	$3,086
Retail net sales - Japan	$4,329	$1,494	$10,230	$1,018	$—
Increase in comparable store net sales - North America	38.4%	46.4%	39.8%	48.7%	19.2%
Increase in comparable store net sales - Europe*	24.2%	10.2%	21.8%	13.7%	n/a
Increase in comparable store net sales - Japan *	20.6%	n/a	35.1%	n/a	n/a
Wholesale net sales - North America	$167,544	$101,998	$544,686	$386,566	$289,179
Wholesale net sales - Europe	$14,822	$7,940	$65,474	$27,039	$7,735

*	Where n/a is used, stores in that region were not open for the requisite comparable period.

General Definitions for Operating Results

Net sales consist of sales from comparable retail stores and non-comparable retail stores, net of returns and markdowns, as well as those made to our wholesale customers, net of returns, discounts, markdowns and allowances.

Comparable store sales include sales from a store that has been opened for one full year after the end of the first month of its operations. All comparable store sales are presented on a 52-week basis.

Licensing revenue consists of fees charged on sales of licensed products to our licensees as well as contractual royalty rates for the use of our trademarks in certain geographic territories.

Cost of goods sold includes the cost of inventory sold, freight-in on merchandise and foreign currency exchange gains/losses related to forward contracts for purchase commitments.

Gross profit is total revenue (net sales plus licensing revenue) minus cost of goods sold.

Selling, general and administrative expenses consist of warehousing and distribution costs, rent for our distribution centers, store payroll, store occupancy costs (such as rent, common area maintenance, real estate taxes and utilities), information technology and systems costs, corporate payroll and related benefits, advertising and promotion expense and other general expenses.

Depreciation and amortization includes depreciation and amortization of fixed and definite-lived intangible assets.

Impairment charges consist of charges to write-down both fixed and intangible assets to fair value.

Income from operations consists of gross profit minus total operating expenses.

Interest expense represents interest and fees on our revolving credit facility (“Credit Facility”) and amortization of deferred financing costs, offset by interest earned on highly liquid investments (investments purchased with an original maturity of three months or less, classified as cash equivalents).

Foreign currency (gain) loss represents unrealized income or loss from the re-measurement of monetary assets and liabilities denominated in currencies other than the functional currencies of our subsidiaries.

Comparison of the three months ended June 30, 2012 with the three months ended July 2, 2011

The following table details the results of our operations for the three months ended June 30, 2012 and for the three months ended July 2, 2011, and expresses the relationship of certain line items to total revenue as a percentage (dollars in thousands):

	Three Months Ended				% of Total Revenue for the three months ended June 30, 2012	% of Total Revenue for the three months ended July 2, 2011
	June 30, 2012	July 2, 2011	$ Change	% Change

Statement of Operations Data:
Net sales	$397,370	$232,282	$165,088	71.1%
Licensing revenue	17,495	10,844	6,651	61.3%

Total revenue	414,865	243,126	171,739	70.6%
Cost of goods sold	163,865	106,157	57,708	54.4%	39.5%	43.7%

Gross profit	251,000	136,969	114,031	83.3%	60.5%	56.3%
Selling, general and administrative expenses	126,002	83,492	42,510	50.9%	30.4%	34.3%
Depreciation and amortization	13,055	8,501	4,554	53.6%	3.1%	3.5%

Total operating expenses	139,057	91,993	47,064	51.2%	33.5%	37.8%

Income from operations	111,943	44,976	66,967	148.9%	27.0%	18.5%
Interest expense, net	435	671	(236)	-35.2%	0.1%	0.3%
Foreign currency (gain) loss	(375)	1,507	(1,882)	-124.9%	-0.1%	0.6%

Income before provision for income taxes	111,883	42,798	69,085	161.4%	27.0%	17.6%
Provision for income taxes	43,238	18,683	24,555	131.4%	10.4%	7.7%

Net income	$68,645	$24,115	$44,530	184.7%

Total Revenue

Total revenue increased $171.7 million, or 70.6%, to $414.9 million for the three months ended June 30, 2012, compared to $243.1 million for the three months ended July 2, 2011. The increase was the result of an increase in our comparable and non-comparable retail store sales and wholesale sales, as well as increases in our licensing revenue.

The following table details revenues for our three business segments (dollars in thousands):

	Three Months Ended				% of Total Revenue for the three months ended June 30, 2012	% of Total Revenue for the three months ended July 2, 2011
	June 30, 2012	July 2, 2011	$ Change	% Change
Revenue:
Net sales: Retail	$215,004	$122,344	$92,660	75.7%	51.8%	50.3%
Wholesale	182,366	109,938	72,428	65.9%	44.0%	45.2%
Licensing	17,495	10,844	6,651	61.3%	4.2%	4.5%

Total revenue	$414,865	$243,126	$171,739

Retail

Net sales from our retail stores increased $92.7 million, or 75.7%, to $215.0 million for the three months ended June 30, 2012, compared to $122.3 million for the three months ended July 2, 2011. We operated 253 retail stores, including concessions, as of June 30, 2012, compared to 177 retail stores, including concessions, as of July 2, 2011. During the three months ended June 30, 2012, our comparable store sales growth increased $44.5 million, or 37.3%, from the three months ended July 2, 2011. The growth in our comparable store sales was primarily due to an increase in sales of our accessories line during the three months ended June 30, 2012. In addition, our non-comparable store sales were $48.2 million during the three months ended June 30, 2012, which was primarily the result of opening 76 new stores since July 2, 2011.

Wholesale

Net sales to our wholesale customers increased $72.4 million, or 65.9%, to $182.4 million for the three months ended June 30, 2012, compared to $109.9 million for the three months ended July 2, 2011. The increase in our wholesale net sales occurred primarily as a result of increased sales of our accessories line during the three months ended June 30, 2012, as we continue to enhance our presence in department and specialty stores by converting more doors to shop-in-shops, and in continuing our expansion of our European operations. Net sales from our European operations increased approximately 86.6% during the three months ended June 30, 2012 compared to the three months ended July 2, 2011, due largely to an increase in full-price doors to 748 from 373 in the same period last year.

Licensing

Revenues earned on our licensing agreements increased $6.7 million, or 61.3%, to $17.5 million for the three months ended June 30, 2012, compared to $10.8 million for the three months ended July 2, 2011. The increase in licensing revenue was primarily due to royalties earned on licensing agreements related to sales of watches.

Gross Profit

Gross profit increased $114.0 million, or 83.3%, to $251.0 million during the three months ended June 30, 2012, compared to $137.0 million for the three months ended July 2, 2011. Gross profit as a percentage of total revenue increased to 60.5% during the three months ended June 30, 2012, compared to 56.3% during the three months ended July 2, 2011. The increase in profit margin resulted from increases in gross profit margin from our retail and wholesale segments of approximately 300 and 520 basis points, respectively. The increase in profit margin on our retail segment resulted primarily from decreases in in-store markdowns and discounts given during the quarter ended June 30, 2012 as compared to the quarter ended July 2, 2011. The increase in profit margin on our wholesale segment largely resulted from a decrease in discounts and allowances given on our accessories product line during the quarter ended June 30, 2012 as compared to the quarter ended July 2, 2011.

Total Operating Expenses

Total operating expenses increased $47.1 million, or 51.2%, to $139.1 million during the three months ended June 30, 2012, compared to $92.0 million for the three months ended July 2, 2011. Total operating expenses decreased to 33.5% as a percentage of total revenue for the three months ended June 30, 2012, compared to 37.8% for the three months ended July 2, 2011. The components that comprise total operating expenses are explained below.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $42.5 million, or 50.9%, to $126.0 million during the three months ended June 30, 2012, compared to $83.5 million for the three months ended July 2, 2011. The increase was primarily due to increases in our retail occupancy and salary costs of $24.8 million, and increases in corporate employee-related costs of $12.3 million. The increase in our retail occupancy and payroll costs was due to operating 253 retail stores versus 177 retail stores in the prior period. The increase in our corporate employee-related costs was due primarily to an increase in our corporate staff to accommodate our North American and international growth, as well as to compensation expense related to equity grants of approximately $5.0 million. There was no equity compensation expense recognized during the quarter ended July 2, 2011, as an initial public offering had not yet occurred, which was a vesting requirement for those grants outstanding at that time. Selling, general and administrative expenses as a percentage of total revenue decreased to 30.4% during the three months ended June 30, 2012, compared to 34.3% for the three months ended July 2, 2011. The decrease as a percentage of total revenue was primarily due to achieving economies of scale during the three months ended June 30, 2012, as compared to the three months ended July 2, 2011, as our revenue is increasing at a greater rate relative to our fixed costs.

Depreciation and Amortization

Depreciation and amortization increased $4.6 million, or 53.6%, to $13.1 million during the three months ended June 30, 2012, compared to $8.5 million for the three months ended July 2, 2011. Increases in depreciation and amortization were primarily due to an increase in the build-out of our new retail locations, new shop-in-shop locations and investments made in our information systems infrastructure to accommodate our growth. Depreciation and amortization decreased to 3.1% as a percentage of total revenue during the three months ended June 30, 2012, compared to 3.5% for the three months ended July 2, 2011.

Income from Operations

As a result of the foregoing, income from operations increased $67.0 million, or 148.9%, to $111.9 million during the three months ended June 30, 2012, compared to $45.0 million for the three months ended July 2, 2011. Income from operations as a percentage of total revenue increased to 27.0% during the three months ended June 30, 2012, compared to 18.5% for the three months ended July 2, 2011.

The following table details income from operations for our three business segments (dollars in thousands):

	Three Months Ended				% Net Sales/ Revenue for the three months ended June 30, 2012	% Net Sales/ Revenue for the three months ended July 2, 2011
	June 30, 2012	July 2, 2011	$ Change	% Change
Income from operations:
Retail	$59,879	$27,922	$31,957	114.5%	27.9%	22.8%
Wholesale	40,718	10,868	29,850	274.7%	22.3%	9.9%
Licensing	11,346	6,186	5,160	83.4%	64.9%	57.0%

Income from operations	$111,943	$44,976	$66,967	148.9%

Retail

Income from operations for our retail segment increased $32.0 million, or 114.5%, to $59.9 million during the three months ended June 30, 2012, compared to $27.9 million for the three months ended July 2, 2011. Income from operations as a percentage of net retail sales for the retail segment increased approximately 5.1% as a percentage of net retail sales to 27.9% during the three months ended June 30, 2012. The increase in retail income from operations as a percentage of net sales was due primarily to the increase in gross profit margin during the three months ended June 30, 2012, as compared to the three months ended July 2, 2011, as described in the gross profit discussion above. In addition, net sales increased at a greater rate relative to fixed costs during the quarter ended June 30, 2012, as compared to the quarter ended July 2, 2011, resulting in a 2.0% decrease in operating expenses as a percentage of net sales.

Wholesale

Income from operations for our wholesale segment increased $29.9 million, or 274.7%, to $40.7 million during the three months ended June 30, 2012, compared to $10.9 million for the three months ended July 2, 2011. Income from operations as a percentage of net sales for the wholesale segment increased 12.4% as a percentage of net wholesale sales to 22.3% during the three months ended June 30, 2012. This increase as a percentage of net sales was primarily the result of the increase in gross profit margin, as described in the gross profit discussion above, as well as a decrease in wholesale operating expenses as a percentage of net wholesale sales of approximately 7.2% during the three months ended June 30, 2012, as compared to the three months ended July 2, 2011, as the increase in net sales more than compensated for the increase in fixed expenses.

Licensing

Income from operations for our licensing segment increased $5.2 million, or 83.4%, to $11.3 million during the three months ended June 30, 2012, compared to $6.2 million for the three months ended July 2, 2011. Income from operations as a percentage of licensing revenue for the licensing segment increased 7.9% as a percentage of licensing revenue to 64.9% during the three months ended June 30, 2012. This increase was primarily the result of the aforementioned increase in sales of licensed products, while our operating expenses remained relatively fixed as compared to the prior comparable period.

Interest Expense

Interest expense decreased $0.2 million, or 35.2%, to $0.4 million during the three months ended June 30, 2012, compared to $0.7 million for the three months ended July 2, 2011. The decrease in interest expense was attributable primarily to a decrease in interest rates experienced during the quarter ended June 30, 2012, as compared to the quarter ended July 2, 2011.

Foreign Currency (Gain) Loss

Foreign currency gain during the three months ended June 30, 2012 was $0.4 million as compared to foreign currency loss of $1.5 million during the three months ended July 2, 2011. The gain during the three months ended June 30, 2012 was primarily due to the strengthening of the Japanese Yen relative to the U.S. dollar, which impacted the re-measurement of Yen-denominated intercompany loans with certain of our subsidiaries.

Provision for Income Taxes

We recognized $43.2 million of income tax expense during the three months ended June 30, 2012, compared with $18.7 million for the three months ended July 2, 2011. Our effective tax rate for the three months ended June 30, 2012, was 38.6%, compared to 43.7% for the three months ended July 2, 2011. The decrease in our effective tax rate was primarily due to a greater portion of our income being recognized in jurisdictions with lower statutory income tax rates during the three months ended June 30, 2012, as compared to July 2, 2011, as well as an increase in earnings related to certain of our non-U.S. subsidiaries, which are not expected to be profitable for Fiscal 2013. These decreases to our effective tax rate were offset in part by certain discrete items primarily related to adjustments for certain international tax credits and deductions impacting our U.S. federal and state tax provision, which collectively increased the effective tax rate for the three months ended June 30, 2012, by approximately 1.7%.

Our effective tax rate may fluctuate from time to time due to the effects of changes in U.S. state and local taxes, tax rates in foreign jurisdictions, and certain other nondeductible expenses (such as fees related to a public offering) and income earned in certain non-U.S. entities with significant net operating loss carryforwards. In addition, factors such as the geographic mix of earnings, enacted tax legislation and the results of various global tax strategies, may also impact our effective tax rate in future periods.

Net Income

As a result of the foregoing, our net income increased $44.5 million, or 184.7%, to $68.6 million during the three months ended June 30, 2012, compared to $24.1 million for the three months ended July 2, 2011.

Comparison of Fiscal 2012 with Fiscal 2011

The following table details the results of our operations for Fiscal 2012 and Fiscal 2011 and expresses the relationship of certain line items to total revenue as a percentage (dollars in thousands):

	Fiscal Years Ended				% of Total Revenue for Fiscal 2012	% of Total Revenue for Fiscal 2011
	March 31, 2012	April 2, 2011	$ Change	% Change
Statement of Operations Data:
Net sales	$1,237,100	$757,800	$479,300	63.2%
Licensing revenue	65,154	45,539	19,615	43.1%

Total revenue	1,302,254	803,339	498,915	62.1%
Cost of goods sold	549,158	357,274	191,884	53.7%	42.2%	44.5%

Gross profit	753,096	446,065	307,031	68.8%	57.8%	55.5%
Selling, general and administrative expenses	464,568	279,822	184,746	66.0%	35.7%	34.8%
Depreciation and amortization	37,554	25,543	12,011	47.0%	2.9%	3.2%
Impairment of long-lived assets	3,292	3,834	(542)		0.3%	0.5%

Total operating expenses	505,414	309,199	196,215	63.5%	38.8%	38.5%

Income from operations	247,682	136,866	110,816	81.0%	19.0%	17.0%
Interest expense, net	1,495	1,861	(366)	-19.7%	0.1%	0.2%
Foreign currency (gain) loss	(2,629)	1,786	(4,415)	-247.2%	-0.2%	0.2%

Income before provision for income taxes	248,816	133,219	115,597	86.8%	19.1%	16.6%
Provision for income taxes	101,452	60,713	40,739	67.1%	7.8%	7.6%

Net income	$147,364	$72,506	$74,858	103.2%

Total Revenue

Total revenue increased $498.9 million, or 62.1%, to $1,302.3 million for the fiscal year ended March 31, 2012, compared to $803.3 million for the fiscal year ended April 2, 2011. The increase was the result of an increase in our comparable and non-comparable retail store sales and wholesale sales, as well as increases in our licensing revenue.

The following table details revenues for our three business segments (dollars in thousands):

	Fiscal Years Ended				% of total Revenue for Fiscal 2012	% of total Revenue for Fiscal 2011
	March 31, 2012	April 2, 2011	$ Change	% Change
Revenue:
Net sales:
Retail	$626,940	$344,195	$282,745	82.1%	48.1%	42.8%
Wholesale	610,160	413,605	196,555	47.5%	46.9%	51.5%
Licensing	65,154	45,539	19,615	43.1%	5.0%	5.7%

Total revenue	$1,302,254	$803,339	$498,915	62.1%

Retail

Net sales from our retail stores increased $282.7 million, or 82.1%, to $626.9 million for Fiscal 2012, compared to $344.2 million for Fiscal 2011. We operated 237 retail stores, including concessions, as of

March 31, 2012, compared to 166 retail stores, including concessions, as of April 2, 2011. During Fiscal 2012, our comparable store sales growth increased $211.5 million, or 39.2%, from Fiscal 2011. The growth in our comparable store sales was primarily due to an increase in sales of our accessories line and watches during Fiscal 2012. In addition, our non-comparable store sales were $71.2 million during Fiscal 2012, which was primarily the result of opening 71 new stores since April 2, 2011.

Wholesale

Net sales to our wholesale customers increased $196.6 million, or 47.5%, to $610.2 million for Fiscal 2012, compared to $413.6 million for Fiscal 2011. The increase in our wholesale net sales occurred primarily as a result of increased sales of our accessories line during Fiscal 2012, as well as our continued efforts to work with our wholesale partners to enhance our presence in their department and specialty stores by converting more doors to shop-in-shops, and working with existing retailers in optimizing our presence in their stores.

Licensing

Royalties earned on our licensing agreements increased $19.6 million, or 43.1%, to $65.2 million for Fiscal 2012, compared to $45.5 million for Fiscal 2011. The increase in royalties was primarily due to royalties earned on licensing agreements related to sales of watches.

Gross Profit

Gross profit increased $307.0 million, or 68.8%, to $753.1 million during Fiscal 2012, compared to $446.1 million for Fiscal 2011. Gross profit as a percentage of total revenue increased to 57.8% during Fiscal 2012, compared to 55.5% during Fiscal 2011. This increase in gross profit margin in the aggregate was primarily due to the growth in our retail net sales relative to our overall total revenue growth during the period, as our retail net sales generate higher gross profit margins relative to those of wholesale. In addition, gross profit margin increased in our retail and wholesale segments individually by approximately 89 basis points and 184 basis points, respectively. The increase in gross profit margin in our retail segment was due primarily to a decrease in markdowns during Fiscal 2012 compared to Fiscal 2011. The increase in gross profit margin in our wholesale segment resulted largely from an increase in gross profit margin contribution from our European wholesale sales which benefited from both the revaluation of foreign currency exchange contracts during Fiscal 2012, and from sales of higher margin product during Fiscal 2012 as compared to Fiscal 2011.

Total Operating Expenses

Total operating expenses increased $196.2 million, or 63.5%, to $505.4 million during Fiscal 2012, compared to $309.2 million for Fiscal 2011. Total operating expenses increased to 38.8% as a percentage of total revenue for Fiscal 2012, compared to 38.5% for Fiscal 2011. The components that comprise total operating expenses are explained below:

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $184.7 million, or 66.0%, to $464.6 million during Fiscal 2012, compared to $279.8 million for Fiscal 2011. The dollar increase was primarily due to increases in our retail occupancy and salary costs of $91.6 million, increases in professional fees of approximately $8.7 million, which include fees related to our private and public offerings, increases in advertising and promotional costs of $9.2 million and increases in corporate employee-related costs of $60.6 million. The increase in our retail occupancy and payroll costs was primarily due to the opening of an additional 71 retail stores during Fiscal 2012. Advertising costs increased primarily due to our expansion into new markets during Fiscal 2012, including domestic and international. The increase in our corporate employee-related costs was due primarily to the equity based compensation charge of approximately $27.0 million, as well as a $10.7 million charge related to the redemption of employee share options during our private placement in the second fiscal quarter of Fiscal 2012. The equity based compensation charge represented approximately $10.6 million of expenses which would have been recognized in prior fiscal years had an IPO occurred prior to Fiscal 2012. Selling, general and administrative expenses as a percentage of total revenue increased to 35.7% during Fiscal 2012, compared to 34.8% for Fiscal 2011. The increase as a percentage of total revenue was primarily due to equity compensation expense recognized during Fiscal 2012.

Depreciation and Amortization

Depreciation and amortization increased $12.0 million, or 47.0%, to $37.6 million during Fiscal 2012, compared to $25.5 million for Fiscal 2011. Dollar increases in depreciation and amortization were primarily due to the build-out of 71 new retail locations during this fiscal year as compared to 60 locations for the prior fiscal year, new shop-in-shop locations, and investments made in our information systems infrastructure to accommodate our growth. Depreciation and amortization decreased to 2.9% as a percentage of total revenue during Fiscal 2012, compared to 3.2% for Fiscal 2011.

Impairment on Long-Lived Assets

We recognized an impairment charge of approximately $3.3 million on fixed assets related to two of our retail locations during Fiscal 2012. For Fiscal 2011 impairment charges of $3.8 million were comprised of an impairment charge on fixed assets of $2.1 million related to two of our retail locations, and an impairment charge on definite-lived intangible assets for lease rights of $1.8 million related to one of those locations.

Income from Operations

As a result of the foregoing, income from operations increased $110.8 million, or 81.0%, to $247.7 million during Fiscal 2012, compared to $136.9 million for Fiscal 2011. Income from operations as a percentage of total revenue increased to 19.0% during Fiscal 2012, compared to 17.0% for Fiscal 2011.

The following table details income from operations for our three business segments (dollars in thousands):

	Fiscal Years				% of Net Sales/ Revenue for Fiscal 2012	% of Net Sales/ Revenue for Fiscal 2011
	March 31, 2012	April 2, 2011	$ Change	% Change
Income from Operations:
Retail	$121,851	$61,194	$60,657	99.1%	19.4%	17.8%
Wholesale	85,000	48,241	36,759	76.2%	13.9%	11.7%
Licensing	40,831	27,431	13,400	48.8%	62.7%	60.2%

Income from operations	$247,682	$136,866	$110,816	81.0%	19.0%	17.0%

Retail

Income from operations for our retail segment increased $60.7 million, or 99.1%, to $121.9 million during Fiscal 2012, compared to $61.2 million for Fiscal 2011. Income from operations as a percentage of net retail sales for the retail segment increased approximately 1.7% as a percentage of new retail sales to 19.4% during Fiscal 2012. The increase as a percentage of net sales was due to the increase in gross profit margin as a percentage of net retail sales, discussed above, in addition to an approximately 0.6% decrease in operating expenses as a percentage of net retail sales. The decrease in operating expenses as a percentage of net retail sales resulted from the increase in our net retail sales during Fiscal 2012, which grew at a greater rate relative to expenses and more than offset the additional expenses incurred during the period such as those discussed above in selling, general and administrative expenses, as well as the charges related to the impairment of long-lived assets.

Wholesale

Income from operations for our wholesale segment increased $36.8 million, or 76.2%, to $85.0 million during Fiscal 2012, compared to $48.2 million for Fiscal 2011. Income from operations as a percentage of net wholesale sales for the wholesale segment increased approximately 2.2% as a percentage of net wholesale sales to 13.9%. This increase was primarily the result of the aforementioned increase in gross profit margin as a percentage of net wholesale sales during Fiscal 2012 compared to Fiscal 2011.

Licensing

Income from operations for our licensing segment increased $13.4 million, or 48.8%, to $40.8 million during Fiscal 2012, compared to $27.4 million for Fiscal 2011. Income from operations as a percentage of revenue for the licensing segment increased approximately 2.5% as a percentage of revenue to 62.7%. This increase is primarily the result of the aforementioned increase in sales of licensed products, while our operating expenses remained relatively fixed during Fiscal 2012, as compared to Fiscal 2011.

Interest Expense

Interest expense decreased $0.4 million, or 19.7%, to $1.5 million during Fiscal 2012, compared to $1.9 million for Fiscal 2011. The decrease in interest expense was primarily due to the decrease in the average balance on our Credit Facility during Fiscal 2012 as compared to Fiscal 2011, as well as a decrease in interest rates experienced during the period.

Foreign Currency (Gain) Loss

We recognized a foreign currency gain of $2.6 million during Fiscal 2012, as compared to a foreign currency loss of $1.8 million during Fiscal 2011. The gain during Fiscal 2012 was primarily due to the strengthening of the U.S. dollar relative to the Euro, which impacted the re-measurement of intercompany loans with certain of our European subsidiaries, which are denominated in U.S. dollars. We expect the impact resulting from the re-measurement of these loans to diminish in future periods as certain of these intercompany loans were assumed by subsidiaries whose functional currency is the U.S. dollar, and as such are no longer subject to currency re-measurement.

Provision for Income Taxes

We recognized $101.5 million of income tax expense during Fiscal 2012, compared with $60.7 million for Fiscal 2011. Our effective tax rate for Fiscal 2012 was 40.8%, compared to 45.6% for Fiscal 2011. The decrease in our effective tax rate resulted primarily from the following: decrease in statutory income tax rates applicable to certain of our non-U.S. subsidiaries; and a decrease in our U.S. blended state income tax rate, as well as a greater portion of our income being recognized in jurisdictions with lower statutory income tax rates during Fiscal 2012 as compared to Fiscal 2011. This decrease was offset in part by the impairment charges recognized during Fiscal 2012, which yielded no income tax benefits.

Our effective tax rate may fluctuate from time to time due to the effects of changes in U.S. state and local taxes, tax rates in foreign jurisdictions, and certain other nondeductible expenses (such as fees related to a public offering) and income earned in certain non-U.S. entities with significant net operating loss carryforwards. In addition, factors such as the geographic mix of earnings, enacted tax legislation and the results of various global tax strategies, may also impact our effective tax rate in future periods.

Net Income

As a result of the foregoing, our net income increased $74.9 million, or 103.2%, to $147.4 million during Fiscal 2012, compared to $72.5 million for Fiscal 2011.

Comparison of Fiscal 2011 with Fiscal 2010

The following table details the results of our operations for Fiscal 2011 and Fiscal 2010 and expresses the relationship of certain line items to total revenue as a percentage (dollars in thousands):

	Fiscal Years Ended		$ Change	% Change	% of Total Revenue for Fiscal 2011	% of Total Revenue for Fiscal 2010
	April 2, 2011	April 3, 2010

Statements of Operations Data:
Net sales	$757,800	$483,452	$274,348	56.7%
Licensing revenue	45,539	24,647	20,892	84.8%

Total revenue	803,339	508,099	295,240	58.1%
Cost of goods sold	357,274	241,365	115,909	48.0%	44.5%	47.5%

Gross profit	446,065	266,734	179,331	67.2%	55.5%	52.5%
Selling, general and administrative expenses	279,822	191,717	88,105	46.0%	34.8%	37.7%
Depreciation and amortization	25,543	18,843	6,700	35.6%	3.2%	3.7%
Impairment of long-lived assets	3,834	—	3,834		0.5%	0.0%

Total operating expenses	309,199	210,560	98,639	46.8%	38.5%	41.4%

Income from operations	136,866	56,174	80,692	143.6%	17.0%	11.1%
Interest expense, net	1,861	2,057	(196)	-9.5%	0.2%	0.4%
Foreign currency loss (income)	1,786	(830)	2,616	-315.2%	0.2%	-0.2%

Income before provision for income taxes	133,219	54,947	78,272	142.4%	16.6%	10.8%
Provision for income taxes	60,713	15,699	45,014	286.7%	7.6%	3.1%

Net income	$72,506	$39,248	$33,258	84.7%

Total Revenue

Total revenue increased $295.2 million, or 58.1%, to $803.3 million for Fiscal 2011, compared to $508.1 million for Fiscal 2010. The increase was the result of an increase in our comparable and non-comparable retail store sales and wholesale sales, as well as increases in our licensing revenue.

The following table details revenues for our three business segments (dollars in thousands):

	Fiscal Years Ended
	April 2, 2011	April 3, 2010	$ Change	% Change
Revenue:
Net sales:
Retail	$344,195	$186,538	$157,657	84.5%
Wholesale	413,605	296,914	116,691	39.3%
Licensing	45,539	24,647	20,892	84.8%

Total Revenue	$803,339	$508,099	$295,240	58.1%

Retail

Net sales from our retail stores increased $157.7 million, or 84.5%, to $344.2 million for Fiscal 2011, compared to $186.5 million for Fiscal 2010. We operated 166 retail stores, including concessions, as of April 2, 2011, compared to 106 retail stores, including concessions, as of April 3, 2010. During Fiscal 2011, our comparable store sales growth increased $84.5 million, or 48.2%, from Fiscal 2010. The growth in our comparable store sales was primarily due to an increase in sales of our accessories line and watches during Fiscal 2011. In addition, our non-comparable store sales were $73.2 million during Fiscal 2011, which was primarily the result of opening 60 new stores during Fiscal 2011.

Wholesale

Net sales to our wholesale customers increased $116.7 million, or 39.3%, to $413.6 million for Fiscal 2011, compared to $296.9 million for Fiscal 2010. The increase in our wholesale net sales occurred primarily as a result of increased sales of our accessories line during Fiscal 2011, as well as our continued efforts to work with our wholesale partners to enhance our presence in their department and specialty stores.

Licensing

Royalties earned on our licensing agreements increased $20.9 million, or 84.8%, to $45.5 million for Fiscal 2011, compared to $24.6 million for Fiscal 2010. The increase in royalties was primarily due to royalties earned on licensing agreements related to sales of watches.

Gross Profit

Gross profit increased $179.3 million, or 67.2%, to $446.1 million during Fiscal 2011, compared to $266.7 million for Fiscal 2010. Gross profit as a percentage of total revenue increased to 55.5% during Fiscal 2011, compared to 52.5% during Fiscal 2010. The increase in gross profit was due to an increase of approximately 300 basis points in gross profit margin generated from our retail segment, which largely resulted from fewer in-store markdowns during Fiscal 2011, as well as gross profit margin contributed from the increase in our licensing revenues. This increase was offset in part by a decrease in gross profit margin on our wholesale sales during Fiscal 2011, which was the result of an increase in costs of certain of our products. We did not offset these increases in product costs by increases in pricing, as we believed these increases in costs to be temporary fluctuations.

Total Operating Expense

Total operating expenses increased $98.6 million, or 46.8%, to $309.2 million during Fiscal 2011, compared to $210.6 million for Fiscal 2010. Total operating expenses decreased to 38.5% as a percentage of total revenue for Fiscal 2011, compared to 41.4% for Fiscal 2010. The components that comprise total operating expenses are explained below.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $88.1 million, or 46.0%, to $279.8 million during Fiscal 2011, compared to $191.7 million for Fiscal 2010. The dollar increase was primarily due to increases in our retail occupancy and salary costs of $46.3 million, increases in advertising costs of $5.0 million and increases in corporate employee-related costs of $12.1 million. The increase in our retail occupancy and payroll costs was due to the opening of an additional 60 retail stores during Fiscal 2011. Advertising costs increased primarily due to our expansion into new markets during Fiscal 2011, including domestic and international. The increase in our corporate employee-related costs was due primarily to the increase in our corporate staff to accommodate our North American and international growth. Selling, general and administrative expenses as a percentage of total revenue decreased to 34.8% during Fiscal 2011, compared to 37.7% for Fiscal 2010. The decrease as a percentage of total revenue was primarily due to economies of scale achieved relative to our increase in total revenue.

We may not continue to experience a continued reduction in selling, general and administrative expenses as a percentage of revenue, as expenses may increase as a result of our becoming a publicly traded company. These expenses include, but are not limited to, professional fees and compensation costs related to employee equity-based awards.

Depreciation and Amortization

Depreciation and amortization increased $6.7 million, or 35.6%, to $25.5 million during Fiscal 2011, compared to $18.8 million for Fiscal 2010. Dollar increases in depreciation and amortization were primarily due to an increase in the build-out of our new retail locations, new shop-in-shop locations and investments made in our information systems infrastructure to accommodate our growth. Depreciation and amortization decreased to 3.2% as a percentage of total revenue during Fiscal 2011, compared to 3.7% for Fiscal 2010.

Impairment on Long-Lived Assets

Impairment on long-lived assets was $3.8 million for Fiscal 2011, which was comprised of an impairment charge on fixed assets of $2.1 million related to two of our retail locations, and an impairment charge on definite-lived intangible assets for lease rights of $1.8 million related to one of those locations. There were no impairment charges on long-lived assets during Fiscal 2010.

Income from Operations

As a result of the foregoing, income from operations increased $80.7 million, or 143.6%, to $136.9 million during Fiscal 2011, compared to $56.2 million for Fiscal 2010. Income from operations as a percentage of total revenue increased to 17.0% during Fiscal 2011, compared to 11.1% for Fiscal 2010.

The following table details income from operations for our three business segments (dollars in thousands):

	Fiscal Years Ended		$ Change	% Change	Fiscal 2011 % of Net Sales/ Revenue	Fiscal 2010 % of Net Sales/ Revenue
	April 2, 2011	April 3, 2010
Income from Operations:
Retail	$61,194	$15,514	$45,680	294.4%	17.8%	8.3%
Wholesale	48,241	31,258	16,983	54.3%	11.7%	10.5%
Licensing	27,431	9,402	18,029	191.8%	60.2%	38.1%

Income from Operations	$136,866	$56,174	$80,692	143.6%	17.0%	11.1%

Retail

Income from operations for our retail segment increased $45.7 million, or 294.4%, to $61.2 million during Fiscal 2011, compared to $15.5 million for Fiscal 2010. This increase was due to sales from the new stores opened, increases in comparable store sales and the increase in income from operations as a percentage of net retail sales of approximately 950 basis points to 17.8% during Fiscal 2011. The increase as a percentage of net sales was primarily due to decreases in selling, general and administrative expenses as a percentage of sales, the cost of which increased at a lesser rate than the rate of increase in net sales, as well as the aforementioned increase in gross profit margin of approximately 300 basis points during Fiscal 2011.

Wholesale

Income from operations for our wholesale segment increased $17.0 million, or 54.3%, to $48.2 million during Fiscal 2011, compared to $31.3 million for Fiscal 2010. This increase was primarily the result of the decrease in operating expenses as a percentage of net sales as a result of greater economies of scale experienced during Fiscal 2011 compared to Fiscal 2010.

Licensing

Income from operations for our licensing segment increased $18.0 million, or 191.8%, to $27.4 million during Fiscal 2011, compared to $9.4 million for Fiscal 2010. This increase is primarily the result of the aforementioned increase in sales of licensed products, while our operating expenses remained relatively fixed from the prior fiscal year.

Interest Expense

Interest expense decreased $0.2 million, or 9.5%, to $1.9 million during Fiscal 2011, compared to $2.1 million for Fiscal 2010. The decrease in interest expense was primarily due to the decrease in the average balance on our Credit Facility of approximately $14.2 million during Fiscal 2011, which was partially offset by an increase in interest rates during the period.

Foreign Currency (Gain) Loss

Foreign currency loss during Fiscal 2011 was $1.8 million as compared to foreign currency income of $0.8 million during Fiscal 2010. The loss during Fiscal 2011 was primarily due to the strengthening of the Euro relative to the U.S. dollar, which impacted the re-measurement of intercompany loans with certain of our European subsidiaries, which are denominated in U.S. dollars.

Provision for Income Taxes

We recognized $60.7 million of income tax expense during Fiscal 2011, compared with $15.7 million for Fiscal 2010. Our effective tax rate for Fiscal 2011 was 45.6%, compared to 43.8% for Fiscal 2010, before taking into effect a discrete item. Our discrete item related to a reversal of a tax liability during Fiscal 2010, which was negated as a result of the restructuring of certain of our foreign subsidiaries. Our effective tax rate after taking into effect the aforementioned discrete item was 28.6% for Fiscal 2010.

Net Income

As a result of the foregoing, our net income increased $33.3 million, or 84.7%, to $72.5 million during Fiscal 2011, compared to $39.2 million for Fiscal 2010.

Liquidity and Capital Resources

Liquidity

Our primary sources of liquidity are the cash flows generated from our operations, along with borrowings available under our Credit Facility and available cash and cash equivalents. Our primary use of this liquidity is to fund our ongoing cash requirements, including working capital requirements, global retail store expansion and renovation, construction and renovation of shop-in-shops, investment in information systems infrastructure and expansion of our distribution and corporate facilities. We believe that the cash generated from our operations, together with borrowings available under our Credit Facility and available cash and cash equivalents, will be sufficient to meet our working capital needs for the next 12 months, including investments made and expenses incurred in connection with our store growth plans, systems development and store improvements. We spent approximately $17.4 million on capital expenditures during the first three months of Fiscal 2013 and expect to spend $150 million to $170 million on capital expenditures during Fiscal 2013. The majority of these expected expenditures relate to new retail store openings planned for the year, with the remainder being used for investments in connection with developing new shop-in-shops, build-out of our new warehouse, corporate offices and enhancing our information systems infrastructure.

The following table sets forth key indicators of our liquidity and capital resources (in thousands):

	As of
	June 30, 2012	March 31, 2012	April 2, 2011
Balance Sheet Data:
Cash and cash equivalents	$162,075	$106,354	$21,065
Working capital	$372,944	$299,057	$117,673
Total assets	$787,920	$674,425	$399,495
Revolving line of credit	$27,667	$22,674	$12,765

	Three Months Ended		Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Cash Flows Provided By (Used In):
Operating activities	$58,582	$45,925	$115,290	$110,308	$28,592
Investing activities	(17,370)	(9,121)	(88,187)	(57,830)	(32,175)
Financing activities	15,527	—	58,639	(37,726)	5,581
Effect of exchange rate changes	(1,018)	329	(453)	649	1,206

Net increase in cash and cash equivalents	$55,721	$37,133	$85,289	$15,401	$3,204

Cash Provided by Operating Activities

Cash provided by operating activities increased $12.7 million to $58.6 million during the three months ended June 30, 2012, as compared to $45.9 million for the three months ended July 2, 2011. The increase in cash flows from operating activities is primarily due to an increase in our net income, offset, in part, by a decrease in changes to our accounts receivable and an increase in cash outflows on our inventory during the three months ended June 30, 2012 as compared to the three months ended July 2, 2011. The decrease in the change to our accounts receivable was largely the result of a delay in shipments during the fourth fiscal quarter of 2012, as a result of disruptions in our west coast distribution facilities due to our warehouse consolidation, which shipped during the quarter ended June 30, 2012, and consequently had no impact to the ending Fiscal 2012 trade accounts receivable balance. The increase in cash outflows on our inventory occurred primarily to accommodate the increase to our net sales for the three months ended June 30, 2012, as well as in anticipation for our inventory needs for the following fiscal 2013 quarter (second fiscal quarter), based on our growing sales and expected increase in shop-in-shop conversions, which typically require significantly greater inventory levels than that of a non-shop wholesale door.

Cash provided by operating activities increased $5.0 million to $115.3 million during Fiscal 2012, as compared to $110.3 million for Fiscal 2011. The increase in cash flows from operating activities is primarily due to an increase in our net income, offset, in part, by a decrease in changes to our accounts receivable and an increase in cash outflows on our inventory during Fiscal 2012 as compared to Fiscal 2011. The decrease in the change to our accounts receivable was largely the result of cash received during Fiscal 2011, which was related to sales billed late in our 2010 fiscal year. The increase in cash outflows on our inventory occurred primarily to accommodate the increase to our net sales during Fiscal 2012. In addition, as we continue to open more retail stores we expect our expenditures on inventory to increase at a greater rate than the increase in our sales as inventory related to retail sales typically experiences slower inventory turnover than that of wholesale.

Cash provided by operating activities increased $81.7 million to $110.3 million during Fiscal 2011, as compared to $28.6 million for Fiscal 2010. The increase in cash flows from operating activities is primarily due to an increase in our net income, an increase in cash received on our accounts receivable and a decrease in expenditures in our accounts payable, offset in part by an increase in cash outflows related to our inventory during Fiscal 2011 as compared to Fiscal 2010. The increase in cash outflows on our inventory occurred primarily to accommodate the increase to our net sales, and was a function of volume. The increase in the balance on our accounts payable was directly attributable to the increase in expenditures on our inventory described above. The increase in cash received on our accounts receivable is largely attributable to cash received from sales occurring from Fiscal 2010, which were billed late in that year as a result of the disruption in our primary distribution facility.

Cash Used in Investing Activities

Net cash used in investing activities increased $8.2 million to $17.4 million during the three months ended June 30, 2012, as compared to $9.1 million during the three months ended July 2, 2011. The increase in cash used in investing activities is primarily the result of the build-out of our new retail stores, which were constructed during the three months ended June 30, 2012, and shop-in-shops we installed during the three months ended June 30, 2012. In addition, we undertook certain technology initiatives during the quarter ending June 30, 2012, related to distribution system enhancements and various other improvements to our infrastructure.

Net cash used in investing activities increased $30.4 million to $88.2 million during Fiscal 2012, as compared to $57.8 million during Fiscal 2011. The increase in cash used in investing activities is primarily the result of the build-out of our new retail stores, which were constructed during Fiscal 2012, as well as shop-in-shops we installed during Fiscal 2012, as we grew our business. In addition, we spent approximately $3.7 million in capital expenditures related to our new distribution facility in California, which we began operations in during fiscal 2012.

Net cash used in investing activities increased $25.7 million to $57.8 million during Fiscal 2011, as compared to $32.2 million during Fiscal 2010. The increase in cash used in investing activities is primarily the result of the build-out of our 60 new retail stores, which were constructed during Fiscal 2011, and shop-in-shops we installed during Fiscal 2011.

Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was $15.5 million in the three months ended June 30, 2012. There were no cash flows related to financing activities during the three months ended July 2, 2011. The cash flows from financing activities during the quarter ended June 30, 2012, were primarily comprised of net borrowings on our Credit Facility of $6.6 million, and proceeds from the exercise of employee share options of approximately $2.6 million.

Net cash provided by financing activities was $58.6 million during Fiscal 2012, compared to net cash used in financing activities of $37.7 million during Fiscal 2011. The $96.4 million increase in cash flows from financing activities was primarily due to the net borrowings on our Credit Facility of $9.9 million during Fiscal 2012, as compared to net repayments of $31.2 million made during Fiscal 2011. In addition, we received net proceeds from the private placement of our convertible preference shares, completed in July 2011, of $9.6 million, as well as $9.7 million from the exercise of employee share options.

Net cash used in financing activities was $37.7 million in Fiscal 2011, compared to net cash provided by financing activities of $5.6 million during Fiscal 2010. The $43.3 million increase in net cash used in financing activities was primarily due to the net repayments on our Credit Facility of $31.2 million during Fiscal 2011, as compared to net borrowings of $4.5 million during Fiscal 2010.

Revolving Credit Facility

On September 15, 2011, we completed an amendment to our Credit Facility, which was originally entered into during Fiscal 2007. Pursuant to such amendment, the Credit Facility provides for up to $100.0 million of borrowings, and expires on September 15, 2015. The agreement also provides for loans and letters of credit to our European subsidiaries of up to $35.0 million. All other terms and conditions under the Credit Facility remained consistent with the original agreement. The Credit Facility provides for aggregate credit available equal to the lesser of (i) $100.0 million, or (ii) the sum of specified percentages of eligible receivables and eligible inventory, as defined, plus $30.0 million. Amounts outstanding under the Credit Facility are collateralized by substantially all of our assets. The Credit Facility contains financial covenants limiting our capital expenditures to $110.0 million for any one fiscal year plus additional amounts as permitted, and a minimum fixed charge coverage ratio of 2.0 to 1.0 (with the ratio being EBITDA plus consolidated rent expense to the sum of fixed charges plus consolidated rent expense), restrict and limit additional indebtedness, and restrict the incurrence of additional liens and cash dividends. As of the three months ended June 30, 2012, we were in compliance with all of our covenants covered under the agreement.

Borrowings under the Credit Facility accrue interest at the rate per annum announced from time to time by the agent of 1.25% above the prevailing applicable prime rate, or at a per annum rate equal to 2.25% above the prevailing LIBOR rate. The weighted average interest rate for the revolving credit facility was 2.94% during the three months ended June 30, 2012. The Credit Facility requires an annual facility fee of $0.1 million, and an annual commitment fee of 0.35% on the unused portion of the available credit under the Credit Facility, payable quarterly.

As of June 30, 2012, the amount outstanding under the Credit Facility was $27.7 million, and the amount available for future borrowings was $17.8 million. The largest amount borrowed during the three months ended June 30, 2012 was $31.7 million. At June 30, 2012, there were documentary letters of credit outstanding of approximately $42.5 million, and stand-by letters of credit of $11.5 million.

Contractual Obligations and Commercial Commitments

As of June 30, 2012, our lease commitments and contractual obligations were as follows (in thousands):

Fiscal year ending	Remainder of Fiscal 2013	Fiscal 2014-2015	Fiscal 2016-2017	Fiscal 2018 and Thereafter	Total
Operating leases	$53,607	$145,958	$134,208	$257,491	$591,264
Credit Facility	—	—	27,667	—	27,667

	$53,607	$145,958	$161,875	$257,491	$618,931

Operating lease obligations represent the minimum lease rental payments under non-cancelable operating leases for our real estate locations globally. In addition to the above amounts, we are typically required to pay real estate taxes, contingent rent based on sales volume and other occupancy costs relating to our leased properties for our retail stores.

Credit Facility represents the balance as of June 30, 2012, which although it has a maturity date of September 15, 2015, is classified as a current liability on our consolidated balance sheets due to its revolving nature. In addition, interest on the Credit Facility is excluded from the above table as the amount due in future periods is unknown based on its revolving nature.

Excluded from the above commitments is $2.2 million of long-term liabilities related to uncertain tax positions, due to the uncertainty of the time and nature of resolution.

The above table also excludes amounts included in current liabilities in our consolidated balance sheet as of June 30, 2012, as these items will be paid within one year, and non-current liabilities that have no cash outflows associated with them (e.g., deferred taxes).

We do not have any long-term purchase obligations that represent firm commitments at June 30, 2012.

Research and Development, Patents and Licenses, etc.

We do not conduct research and development activities.

Off-Balance Sheet Arrangements

We have not created, and are not affiliated with, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. We do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into our financial statements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks during the normal course of our business, such as risk arising from fluctuations in foreign currency exchange rates, as well as fluctuations in interest rates. In attempts to manage these risks, we employ certain strategies to mitigate the effect of these fluctuations. Currently we enter into foreign currency forward contracts to manage our foreign currency exposure to the fluctuations of certain foreign currencies. The use of these instruments helps to manage our exposure to our foreign purchase commitments and better control our product costs. Other than these purchase commitments, we do not use these foreign exchange contracts for any other purposes. In addition, we do not use derivatives for speculative purposes.

Foreign Currency Exchange Risk

We are exposed to risks on certain purchase commitments to foreign suppliers based on the value of the functional currency relative to the local currency of the supplier on the date of the commitment. As such, we enter into forward currency contracts that generally mature in 18 months or less and are consistent with the related purchase commitments. These contracts are recorded at fair value in our consolidated balance sheets as either an asset or liability. Although these are derivative contracts to hedge cash flow risks, we do not designate these contracts as hedges for accounting purposes. Accordingly, the changes in the fair value of these contracts at the balance sheet date and upon maturity (settlement) are recorded in our cost of sales or operating expenses, in our consolidated statement of operations, as applicable to the transactions for which the forward exchange contracts were established.

We perform a sensitivity analysis to determine the effects of fluctuations in foreign currency exchange rates. For this sensitivity analysis, we assume a hypothetical change in U.S. dollar against foreign exchange rates. Based on all foreign currency exchange contracts outstanding as of June 30, 2012, a 10% devaluation of the U.S. dollar compared to the level of foreign currency exchange rates for currencies under contract as of June 30, 2012 would result in a decrease of approximately $6.9 million of net unrealized foreign currency loss. Conversely, a 10% appreciation of the U.S. dollar would result in an increase approximately of $6.9 million of net unrealized gains.

Interest Rate Risk

We are exposed to interest rate risk in relation to our Credit Facility, the balance of which was $27.7 million at June 30, 2012. Our Credit Facility carries interest rates that are tied to LIBOR and the prime rate, and therefore our statements of operations and cash flows are exposed to changes in interest rates. A one percentage point increase in either the prime rate or LIBOR would cause an increase to the interest expense on our Credit Facility of approximately $0.3 million. The balance of our Credit Facility at June 30, 2012 is not indicative of future balances that may be subject to fluctuations in interest rates.

BUSINESS

Our Company

We are a rapidly growing global luxury lifestyle brand led by a world-class management team and a renowned, award-winning designer. Since launching his namesake brand over 30 years ago, Michael Kors has featured distinctive designs, materials and craftsmanship with a jet-set aesthetic that combines stylish elegance and a sporty attitude. Mr. Kors’ vision has taken the Company from its beginnings as an American luxury sportswear house to a global accessories, footwear and apparel company with a presence in 85 countries. As a highly recognized luxury lifestyle brand in North America with accelerating awareness in targeted international markets, we have experienced exceptional sales momentum and have a clear trajectory for significant future growth. Over the years, we have successfully expanded beyond apparel into accessories (including handbags, small leather goods, eyewear, jewelry and watches) and footwear, which together now account for the majority of our wholesale and retail sales. We have also expanded our distribution capabilities beyond wholesale into retail, which accounted for approximately 48.1%, 42.8% and 36.7% of our total revenue in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively. Our total revenue was $1,302.3 million in Fiscal 2012 as compared to $803.3 million in Fiscal 2011, representing a 62.1% year-over-year increase. Our net income was $147.4 million in Fiscal 2012 as compared to $72.5 million in Fiscal 2011, representing a 103.2% year-over-year increase.

We operate our business in three segments—retail, wholesale and licensing—and we have a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners. In Fiscal 2012, our retail segment accounted for approximately 48.1% of our total revenue. As of June 30, 2012, our retail segment included:

•	204 North American retail stores, including concessions; and

•	49 international retail stores, including concessions, in Europe and Japan.

In Fiscal 2012, our wholesale segment accounted for approximately 46.9% of our total revenue. As of June 30, 2012, our wholesale segment included:

•	wholesale sales through approximately 2,061 full price department store and specialty store doors in North America; and

•	wholesale sales through approximately 748 full price department store and specialty store doors internationally.

Our remaining revenue is generated through our licensing segment, through which we license to third parties certain production, sales and/or distribution rights. In Fiscal 2012, our licensing segment accounted for approximately 5.0% of our total revenue and consisted primarily of royalties earned on licensed products and our geographic licenses.

We offer two primary collections: the Michael Kors luxury collection and the MICHAEL Michael Kors accessible luxury collection. The Michael Kors collection establishes the aesthetic authority of our entire brand and is carried in many of our retail stores as well as in the finest luxury department stores in the world, including, among others, Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Harrods, Harvey Nichols, Selfridges, Le Bon Marché and Printemps. In 2004, we saw an opportunity to capitalize on the brand strength of the Michael Kors collection and address the significant demand opportunity in accessible luxury goods, and we introduced the MICHAEL Michael Kors collection, which has a strong focus on accessories, in addition to offering footwear and apparel. The MICHAEL Michael Kors collection is carried in all of our lifestyle stores as well as leading department stores throughout the world, including, among others, Bloomingdale’s, Nordstrom, Macy’s, Harrod’s, Harvey Nichols, Selfridges, Printemps, Lotte, Hyundai, Isetan and Lane Crawford. Taken together, our two primary collections target a broad customer base while retaining a premium luxury image. In addition to these two primary collections, we also offer select footwear and outerwear through our KORS Michael Kors accessible luxury collection, which is not material to our net sales.

Our Market Opportunity

We operate in the global luxury goods industry. According to the Altagamma Studies, total global sales of luxury goods were approximately $226.6 billion in 2010 and $250.2 billion in 2011. Over the past ten years, the industry has grown and has remained resilient during economic downturns. In 2010, the industry showed a significant recovery with 13% growth and surpassed the pre-financial crisis peak of $222.7 billion set in 2007. The industry is expected to grow from approximately $250.2 billion in 2011 to between $307.8 billion and $314.4 billion in 2014. We believe this growth will be driven by an improving global economy, favorable demographics and increased demand for luxury goods in emerging markets due to higher per capita income levels.

2011E Worldwide Luxury Goods Categories %	2011E Worldwide Luxury Goods Geographies %

Source: Altagamma Studies

According to the Altagamma Studies, in 2011, the two largest product categories in the global luxury goods industry were accessories (defined in the Altagamma Studies as handbags, wallets, other leather products, shoes and other non-leather accessories, such as jewelry and eyewear) and apparel. The accessories product category represented 26% of total luxury goods sales in 2011 and generated sales of approximately $65.1 billion. From 2005 to 2011, the accessories product category experienced higher growth than any other category in the industry, registering a 10% CAGR. Accessories were also the only product category to post positive growth during the 2007-2009 economic downturn, followed by a strong sales increase of 17% in 2010.

According to the Altagamma Studies, the global luxury goods industry is concentrated on our core geographic areas of operation, the Americas and Europe, which in 2011 represented 30% and 36% of the industry’s sales, respectively. In 2011, the Americas saw strong growth of 9% in luxury goods sales, reaching a total size of approximately $75.1 billion. Europe also experienced solid 2011 growth of 7%, reaching estimated sales of approximately $90.1 billion. The United States market largely drove the 2010 recovery in luxury good sales, posting 15% growth to reach estimated sales of approximately $63.0 billion. Today, the United States remains the country with the highest luxury goods consumption and in 2010 had approximately 28% of global luxury goods sales. The Asia Pacific region (excluding Japan) represented 19% of global luxury goods sales in 2011. Between 2005 and 2011, this region captured an additional 9% share of global luxury goods sales and experienced the fastest growth with a 15.9% CAGR.

Our Competitive Strengths

We believe that the following strengths differentiate us from our competitors:

Rapidly Growing Luxury Lifestyle Brand with Best-in-Class Growth Metrics. We believe that the Michael Kors name has become synonymous with luxurious fashion that is timeless and elegant, expressed through sophisticated accessory and ready-to-wear collections. Each of our collections exemplifies the jet-set lifestyle and features high quality designs, materials and craftsmanship. Some of the most widely recognized global trendsetters—including celebrities such as Angelina Jolie, Heidi Klum, Blake Lively, Penelope Cruz, Gwyneth Paltrow and Catherine Zeta-Jones—walk the red carpet in our collections. We have built a solid foundation for continued long-term global growth and currently enjoy best-in-class growth metrics. For instance:

•	we experienced year-over-year total revenue growth of 62.1% and 58.1% in Fiscal 2012 and Fiscal 2011, respectively;

•

our global comparable store sales increased 39.2%, 48.2% and 19.2% in Fiscal 2012, Fiscal 2011 and Fiscal 2010, respectively, and we have had positive comparable store sales growth in every quarter in the last six fiscal years; and

•	our global retail store count grew from 48 at the beginning of Fiscal 2009 to 237 through the end of Fiscal 2012, representing a 49.1% CAGR.

Design Vision Led by World-Renowned, Award-Winning Designer. Michael Kors, a world-renowned designer, personally leads our experienced design team. Mr. Kors and his team are responsible for conceptualizing and directing the design of all of our products, and their design leadership is a unique advantage that we possess. Mr. Kors has received a number of awards, including the CFDA Women’s Fashion Designer of the Year (1999), the CFDA Men’s Fashion Designer of the Year (2003), the ACE Accessory Designer of the Year (2006) and the CFDA Lifetime Achievement Award (2010). These and other awards recognize the contribution Mr. Kors and his team have made to the fashion industry and our Company.

Poised to Take Share in the Growing Global Accessories Product Category. According to the Altagamma Studies, from 2005 to 2011, the accessories product category was the fastest growing product category in the global luxury goods industry, increasing at a 10% CAGR, and in 2011 the accessories product category generated sales of approximately $65.1 billion, representing 26% of total luxury goods sales. In 2004, we saw the opportunity to capitalize on growing accessories demand by leveraging the strength of the Michael Kors luxury collection, and we introduced the accessible luxury MICHAEL Michael Kors collection. Since launching the MICHAEL Michael Kors collection, awareness of our brand within the United States has grown exponentially, increasing from 11% in 2004 to 78% in 2012, according to a study we commissioned. In turn, our sales of accessories have grown at an approximately 70.9% CAGR over the last three fiscal years, outperforming industry growth. Net sales of accessories and related merchandise (including handbags, small leather goods, footwear, watches, jewelry, eyewear and fragrance) in our retail and wholesale segments accounted for approximately 75.4% of our total net sales in Fiscal 2012. We anticipate that sales of our accessories and related merchandise will continue to grow and will become an increasingly important driver of global comparable store sales growth.

Proven Multi-Format Retail Segment with Significant Growth Opportunity. In Fiscal 2012, our retail segment reported total revenue of $626.9 million and an industry-leading 39.2% increase in year-over-year comparable store sales from Fiscal 2011. Within our retail segment we have three primary retail store formats: collection stores, lifestyle stores and outlet stores. Our collection stores are located in some of the world’s most prestigious shopping areas, such as Madison Avenue in New York and Beverly Hills, and are generally 3,100 square feet in size. Our lifestyle stores are located in some of the world’s most frequented metropolitan shopping locations and leading regional shopping centers, and are generally 2,100 square feet in size. We also extend our reach to additional consumer groups through our outlet stores, which are generally 2,700 square feet in size. In addition to these three retail store formats, we operate concessions in a select number of department stores in North America and internationally.

Strong Relationships with Premier Wholesale Customers. We partner with leading wholesale customers, such as Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Bloomingdale’s, Nordstrom and Macy’s in North America; and Harrods, Harvey Nichols, Selfridges and Galeries Lafayette in Europe. These

relationships enable us to access large numbers of our key consumers in a targeted manner. In addition, we are engaged in wholesale growth initiatives that are designed to transform the Michael Kors displays at select department stores into branded shop-in-shops. By installing customized freestanding fixtures, wall casings and components, decorative items and flooring, as well as deploying specially trained staff, we believe that our shop-in-shops provide department store consumers with a more personalized shopping experience than traditional retail department store configurations. These initiatives, among others, have helped increase total revenue for our wholesale segment from $413.6 million in Fiscal 2011 to $610.2 million in Fiscal 2012, representing a 47.5% year-over-year increase.

Growing Licensing Segment. The strength of our global brand has been instrumental in helping us build our licensing business. We collaborate with a select number of product licensees who produce and sell what we believe are products requiring specialized expertise that are enhanced by our brand strength. Our relationship with Fossil, for instance, has helped us create a line of watches that we believe have become, and will continue to be, status items for young, fashion-conscious consumers. Other product licensees include, among others, Estée Lauder for fragrances and Marchon for eyewear. Our relationships with our product licensees have helped us leverage our success across demographics and categories by taking advantage of their unique expertise, resulting in total revenue for licensed products increasing from $45.5 million in Fiscal 2011 to $65.2 million in Fiscal 2012, representing a 43.1% year-over-year increase. In addition, we have entered into agreements with non-manufacturing licensees who we believe have particular expertise in the distribution of fashion accessories, footwear and apparel in specific geographic territories, such as South Korea, the Philippines, Singapore, Malaysia, China, Hong Kong, Macau, Taiwan, the Middle East, Russia and Turkey.

Proven and Experienced Management Team. Our senior management team has extensive experience across a broad range of disciplines in the retail industry, including design, sales, marketing, public relations, merchandising, real estate, supply chain and finance. With an average of over 25 years of experience in the retail industry, including at a number of public companies, and an average of nine years with Michael Kors, our senior management team has strong creative and operational experience and a successful track record. This extensive experience extends beyond our senior management team and deep into our organization. For example, we have a 50-person design team, the senior staff of which has an average of 19 years of experience in the industry.

Our Growth Strategy

Our goal is to increase our revenue and profits and strengthen our global brand. Our growth strategy includes the following:

Increase Our Brand Awareness. We intend to continue increasing brand awareness and customer loyalty in North America and internationally in a number of ways, including by:

•	continuing to open new retail stores in preeminent, high-visibility locations;

•

maintaining our strong advertising position in global fashion publications, growing our online advertising exposure and internet presence and continuing to distribute our store catalog featuring our new collections;

•

holding our semi-annual runway shows that reinforce Mr. Kors’ designer status and high-fashion image, creating excitement around the Michael Kors and MICHAEL Michael Kors collections and generating global multimedia press coverage; and

•	leveraging Mr. Kors’ global prestige and popularity through a variety of press activities and personal appearances.

Expand Our Retail Store Base in North America. We expanded our retail store base in North America by 40 stores in Fiscal 2011 and by 47 stores in Fiscal 2012. We believe that there is significant opportunity to continue expanding our retail store base in North America and to increase our North American retail store base to approximately 400 locations in the long term. We will look to open new stores predominately in high traffic areas of street and mall locations in high-income demographic areas and will adhere to our already successful retail store formats, which we believe reinforce our brand image and generate strong sales per square foot.

Expand North American Shop-in-Shop Footprint at Select Department Stores. In Fiscal 2012, we achieved a 40.9% year-over-year increase in our North American wholesale sales, primarily due to an increase in shop-in-shop conversions and to a lesser extent an increase in department store wholesale doors. We believe that our proprietary shop-in-shop fixtures effectively communicate our brand image within the department store, enhance the presentation of our merchandise and create a more personalized shopping experience for department store customers. We plan to grow our North American shop-in-shop footprint at select department stores by continuing to convert existing wholesale door space into shop-in-shops and expanding the size of existing shop-in-shops.

Increase Global Comparable Store Sales. In Fiscal 2012, we reported a 39.2% year-over-year increase in global comparable store sales. We expect to continue to increase global comparable store sales with a number of initiatives already under way to increase the size and frequency of purchases by our existing customers and to attract new customers. Such initiatives include, among others, increasing the size of existing stores, creating compelling store environments and offering new products, including logo products, small leather goods, active footwear and fashion jewelry.

Grow International Retail and Wholesale Businesses. Given the growing worldwide demand for accessible luxury goods, continued international expansion in select regions represents a compelling opportunity for additional growth. As of June 30, 2012, we operated 49 retail stores, including concessions, internationally, and our products are sold through approximately 748 full price department store and specialty store wholesale doors internationally. We plan to leverage our existing operations in London, Lugano, Madrid, Milan, Munich, Paris and Tokyo to drive continued retail and wholesale expansion in Europe and Japan. In the long term, we believe that we can increase our international retail store base, including concessions, to approximately 100 locations in Europe and approximately 100 locations in Japan. In addition, we plan to expand our shop-in-shop footprint at select department stores throughout Europe and our concession footprint at select department stores in Japan.

Our Collections and Products

We offer two primary collections: the Michael Kors luxury collection and the MICHAEL Michael Kors accessible luxury collection. In addition to these two primary collections, we also offer select footwear and outerwear through our KORS Michael Kors accessible luxury collection, which is not material to our net sales. We believe consumers associate our collections with a jet-set aesthetic that infuses stylish elegance and a sporty attitude into any lifestyle. Taken together, our collections target a broad customer base while retaining a premium luxury image.

Since 1981, we have consistently developed our distinctive brand image across an expanding number of products, price tiers and geographic markets. Our products are widely recognized and feature high quality designs, materials and craftsmanship. Our superior quality and design across our product lines allow us to maintain premium price points that encourage repeat purchases among our growing customer base.

The Michael Kors Collection

The Michael Kors collection was first introduced in 1981 and reflects the pinnacle of luxury. This collection establishes the aesthetic authority of our entire brand and serves as the cornerstone of Michael Kors’ semi-annual runway shows. The Michael Kors collection is carried in many of our retail stores as well as the finest luxury department stores in the world, including, among others, Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Harrods, Harvey Nichols, Selfridges, Le Bon Marché and Printemps.

In the Michael Kors collection we offer accessories, including handbags and small leather goods, many of which are made from high quality leathers and other exotic skins, footwear and apparel, including ready-to-wear womenswear and menswear. Generally, our handbags and small leather goods retail from $500 to $6,000, our footwear retails from $500 to $1,300 and our women’s apparel retails from $400 to $4,000.

The MICHAEL Michael Kors Collection

The MICHAEL Michael Kors collection was first introduced in 2004 when we identified the opportunity to capitalize on the brand strength of the Michael Kors collection to meet the significant demand for accessible luxury goods. The MICHAEL Michael Kors collection has a strong focus on accessories, in addition to offering footwear and apparel, and is positioned to appeal to a younger demographic. Since the introduction of this collection, awareness of our brand within the United States has increased exponentially, increasing from 11% in 2004 to 78% in 2012, according to a study we commissioned. Our MICHAEL Michael Kors collection is carried in all of our lifestyle stores as well as leading department stores throughout the world, including, among others, Bloomingdale’s, Nordstrom, Macy’s, Harrod’s, Harvey Nichols, Selfridges, Printemps, Lotte, Hyundai, Isetan and Lane Crawford.

In the MICHAEL Michael Kors collection, we offer: accessories, primarily handbags, which are created to meet the fashion and functional requirements of our broad and diverse consumer base, and small leather goods, such as clutches, wallets, wristlets and cosmetic cases; footwear, exclusively in women’s styles; and womenswear, including dresses, tops, jeans, pants, skirts, shorts and outerwear. Generally, our handbags retail from $200 to $800, our small leather goods retail from $45 to $200, our footwear retails from $70 to $500 and our women’s apparel retails from $50 to $500.

Our Licensed Products

Watches. Fossil has been our exclusive watch licensee since April 2004. We believe our watches are a “must-have” item among young fashion consumers and present an opportunity to build brand loyalty globally with younger consumers. Watches are sold in our retail stores and by our licensing partner to wholesale customers in addition to select watch retailers. Generally, our watches retail for between $150 and $500.

Eyewear. Marchon has been our exclusive eyewear licensee since January 2004. Marchon has developed what we believe is a distinctive product assortment of eyewear inspired by our collections. Our eyewear products are focused on status eyewear with sunglasses serving as a key category. Eyewear is sold in our retail stores and by our licensing partner to wholesale customers in addition to select sunglass retailers and prescription eyewear providers. Generally, our eyewear retails for between $85 and $285.

Jewelry. Fossil has been our exclusive fashion jewelry licensee since December 2010. Our jewelry product line is complementary to our watches and accessories lines and is comprised of bracelets, necklaces, rings and earrings. Our jewelry is sold in our retail stores and by our licensing partner to wholesale customers in addition to other specialty stores. Generally, our jewelry retails for between $45 and $400.

Fragrances. Estée Lauder has been our exclusive women’s and men’s fragrance licensee since May 2003. Fragrances are sold in our retail stores and by our licensing partner to wholesale customers in addition to select fragrance retailers. Generally, our fragrances retail for between $20 and $115.

Design and Merchandising

Michael Kors personally leads an experienced, New York-based design team, which is responsible for conceptualizing and directing the design of all of our products. Mr. Kors and his design team have access to our extensive archives of product designs created over the past 30 years, which are a valuable resource for new product concepts. Our designers are also supported by a strong merchandising team that analyzes sales, market trends and consumer preferences to identify business opportunities that help guide each season’s design process. In addition, merchandisers streamline our entire product line by editing, adding and deleting styles with the objective of maximizing profitable sales across our segments. Having one centralized, internal design and merchandising group helps us execute well-defined design concepts that are consistent with the strategic direction of our brand.

Our store design and point-of-sale merchandising group creates and oversees implementation of our store environments. From our retail stores to our shop-in-shop locations in major department stores, we work to ensure the consistent communication of the Michael Kors jet-set lifestyle image. Our retail stores and department store locations feature upscale and sleek décor with iconic references to the Michael Kors brand that provide a modern backdrop to our contemporary merchandise and establish the sporty, luxurious ambience that embodies the message of the Michael Kors label worldwide.

Our merchandising team works in close collaboration with our licensing partners to ensure that our licensed products, such as watches, jewelry, eyewear and fragrances, are conceptualized and designed to address the intended market opportunity and convey the distinctive perspective and lifestyle associated with our brand. While our licensing partners employ their own designers, we collaborate throughout the design process and approve the design of all licensed products. Licensed products are also subject to our quality control standards and we exercise final approval for all new licensed products prior to their sale.

Marketing, Advertising and Public Relations

Our marketing strategy is to deliver a consistent message every time the consumer comes in contact with our brand through all of our communications and visual merchandising. Our image is created and executed internally by our creative marketing, visual merchandising and public relations teams, which helps ensure the consistency of our message.

In Fiscal 2012, we recognized approximately $31.4 million in advertising expense in North America and internationally. In conjunction with promoting a consistent global image, we use our extensive customer database and consumer knowledge to target particular products and communications to certain consumers directly in an effort to foster sales efficiency. We engage in a wide range of direct marketing programs, including, among others, emails, print advertising, catalogs and brochures, in order to stimulate sales in a consumer-preferred shopping venue. As part of our direct marketing strategy, our catalogs are sent to selected households to encourage consumer purchases and to build brand awareness. In addition, the growing number of visitors to our michaelkors.com online store provides an opportunity to increase the size of our database and to communicate with consumers to increase online and physical store sales and build brand awareness. We launched michaelkors.com in 2007 in partnership with Neiman Marcus. We sell merchandise to Neiman Marcus at wholesale, which is subsequently resold by Neiman Marcus through michaelkors.com. Neiman Marcus receives all of the proceeds from these online sales.

Our experienced public relations team engages in a wide variety of press activities internationally. Our semi-annual fashion shows serve to reinforce Mr. Kors’ designer status and high fashion image, creating excitement around the Michael Kors and MICHAEL Michael Kors collections, while Mr. Kors’ many other personal appearances and press activities capitalize on his popularity to attract global multimedia coverage for our brands and businesses. In addition, some of the most widely recognized global trendsetters—including celebrities such as Angelina Jolie, Heidi Klum, Blake Lively, Penelope Cruz, Gwyneth Paltrow and Catherine Zeta-Jones—walk the red carpet in our collections. We also have a unique marketing asset in Mr. Kors himself.

Business Segments

Retail Segment

We started in business as a wholesale vendor to department and specialty stores, but over the last five years we have developed a significant retail business. Our retail segment represented approximately 48.1% of our total revenue in Fiscal 2012. In the long term, we believe that we can increase our global retail store base to approximately 400 locations in North America, 100 locations in Europe and 100 locations in Japan.

The following table presents the number of retail stores we operated by geographic location as of June 30, 2012:

Location	Number of Full-Price Retail Stores, Including Concessions	Number of Outlet Stores
North America	135	69
Europe	20	10
Japan	13	6

Total	168	85

Full-Price Retail Stores, Including Concessions. Our full-price retail stores, including concessions, establish, reinforce and capitalize on the image of the Michael Kors brand. Our full-price retail stores are located on prestigious streets in metropolitan areas and in upscale regional shopping centers. We operate two full-price retail store formats: collection stores and lifestyle stores. Our collection stores offer the broadest assortment of our collection apparel and accessories and are located in some of the world’s most prestigious shopping areas, such as Madison Avenue in New York and Bond Street in London. Our collection stores are generally 3,100 square feet in size. Our lifestyle stores are also located in some of the world’s most frequented metropolitan shopping locations and leading regional shopping centers, and are generally 2,100 square feet in size. Our lifestyle stores emphasize our accessories lines and items from our MICHAEL Michael Kors accessible luxury collection. We employ a proven retail concept across both formats, in addition to our outlet stores, that over the past three fiscal years has seen consistent increases in average sales per square foot and average four-wall operating income in the United States, as well as an industry-best Fiscal 2012 increase in comparable store sales of 39.2%. In addition to these two full-price retail store formats, we operate concessions in a select number of department stores in North America and internationally. We use a rigorous store selection strategy for new stores and concessions that focuses on key street and mall locations in high traffic, affluent areas. Depending on their size and location, our full-price retail stores, including concessions, present certain product lines that include accessories, footwear and apparel from both the Michael Kors collection and the MICHAEL Michael Kors collection. Our store associates are trained to maintain a high standard of visual presentation, merchandising and customer service. The result is a highly personalized sales team that represents our jet-set brand image.

Outlet Stores. We extend our reach to additional consumer groups through our outlet stores. Our outlet stores serve as an efficient means to sell products manufactured for them, as well as excess inventory, outside of our full-price retail format. Our outlet stores are located in select top outlet centers in North America, Europe and Japan.

Wholesale Segment

We began as a wholesale business, and today we sell our products through our wholesale segment to leading department stores, as well as specialty retail stores and travel shopping locations, throughout the world. This segment remains very important to our overall consumer reach, and we custom tailor our assortment through wholesale product planning and allocation processes to match the needs of our customers in different localities. We have grown our wholesale business by working closely with our wholesale customers, both domestic and international, to ensure a clear and consistent product presentation. As part of our business strategy, we continue to transform select department store locations into branded shop-in-shops, expand the size of our existing department store shop-in-shops and differentiate our in-store sales organization through proprietary jet-set intensive training.

The following table presents the number of full price department store and full price specialty store wholesale doors by geographic location in which our products were sold as of June 30, 2012:

Location	Number of Full Price Wholesale Doors
North America	2,061
International	748

Total	2,809

North American Wholesale. Recognizing the continued importance of North American department and specialty stores as a distribution channel for premier accessories, footwear and apparel, we are strengthening our longstanding relationships with our key North American wholesale customers, including, among others, Bergdorf Goodman, Saks Fifth Avenue, Neiman Marcus, Holt Renfrew, Bloomingdales, Nordstrom and Macy’s. We are accomplishing this through new products and styles and our shop-in-shops renovation program. This segment offers access to Michael Kors customers who prefer shopping at department and specialty stores or who live in geographic areas that are not large enough to support one of our retail stores. Depending on the size and location of the wholesale door, we offer various products from both our Michael Kors collection and our MICHAEL Michael Kors collection.

International Wholesale. Our international business is generated substantially through our wholesale segment. We have developed relationships with select department stores, specialty retailers and travel shopping locations in Europe. We have created image enhancing environments in these locations through our shop-in-shops to increase brand appeal and stimulate growth. Some of our more significant international wholesale customers include Harrods, Harvey Nichols, Selfridges, Galeries Lafayette, Brown Thomas, Beymen, Lane Crawford and Isetan. Depending on the size and location of the wholesale door, we offer various products from both our Michael Kors collection and our MICHAEL Michael Kors collection.

Licensing Segment

We have both product and geographic licensing relationships.

Product Licensing. In our product licensing relationships we take an active role in the design process and seek to control the marketing and distribution of products under the Michael Kors brand. Our key current product licensing relationships are as follows:

Category	Licensing Partner	Introduction Date	Territory
Watches and Jewelry	Fossil	Watches as of April 2004; Jewelry as of December 2010	Worldwide
Eyewear	Marchon	January 2004	Worldwide
Fragrances	Estée Lauder	May 2003	Worldwide

While our products made under license are sold through our retail and wholesale businesses, with our approval, our licensees have the right to distribute Michael Kors branded products selectively through several other distribution channels, such as watches in jewelry stores and eyewear through selected prescription eyewear providers. Our licensing partners pay us royalties on their sales of Michael Kors branded products and provide additional exposure of our brand while allowing us to impose restrictions aimed at controlling that exposure.

Geographic Licensing. We have entered into licensing agreements pursuant to which we have granted third parties certain rights to distribute and sell our products in certain geographical areas, including, among others, South Korea, the Philippines, Singapore, Malaysia, the Middle East, Russia and Turkey. In addition, our operations in China, Hong Kong, Macau and Taiwan are conducted pursuant to similar licensing agreements that we have entered into with entities that are indirectly owned by certain of our current shareholders, including Mr. Kors, Mr. Idol and Sportswear Holdings Limited. See “Certain Relationships and Related Party Transactions—Michael Kors Far East Holdings Limited.” Through these license agreements, we seek to increase sales of our products to the licensees who buy their inventory from us and/or our authorized vendors, increase royalty income from our product licensees who also sell to our geographic licensees and, in some cases, generate direct royalties from geographic licensees, depending upon the nature of the business in the particular territory.

The following table details our net sales and revenue by segment and geographic location for the three months ended June 30, 2012 and July 2, 2011 and for Fiscal 2012, Fiscal 2011 and Fiscal 2010 (dollars in thousands).

	Three Months Ended		Fiscal Years Ended
	June 30, 2012	July 2, 2011	March 31, 2012	April 2, 2011	April 3, 2010
Retail net sales - North America	$192,110	$112,926	$573,394	$331,714	$183,452
Retail net sales - Europe	18,565	7,924	43,316	11,463	3,086
Retail net sales - Japan	4,329	1,494	10,230	1,018	—
Wholesale net sales - North America	167,544	101,998	544,686	386,566	289,179
Wholesale net sales - Europe	14,822	7,940	65,474	27,039	7,735
Licensing Revenue - North America	17,495	10,844	65,154	45,539	24,647

	$414,865	$243,126	$1,302,254	$803,339	$508,099

Manufacturing and Sourcing

We contract for the purchase of finished goods with independent third-party manufacturing contractors, whereby the manufacturing contractor is generally responsible for the entire manufacturing process, including the purchase of piece goods and trim. Although we do not have written agreements with any of our manufacturing contractors, we believe we have mutually satisfactory relationships with them. We allocate product manufacturing among third-party agents based on their capabilities, the availability of production capacity, pricing and delivery. We have relationships with various agents who source our finished goods with numerous manufacturing contactors on our behalf. Although we do not have written agreements with any of our agents, we believe we have mutually satisfactory relationships with them. In Fiscal 2012 and 2011, one third-party agent sourced approximately 17.0% and 19.5% of our finished goods purchases, respectively. In Fiscal 2012, by dollar volume, approximately 96.7% of our products were produced in Asia and Europe. See “—Import Restrictions and Other Government Regulations” and “Risk Factors—Risks Related to Our Business—We primarily use foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks to our business operations.”

Manufacturing contractors and agents operate under the close supervision of our global manufacturing divisions and buying agents headquartered in North America, Europe and Asia. All garments are produced according to our specifications. Production staff in the United States monitor manufacturing at supplier facilities in order to correct problems prior to shipment of the final product. Procedures have been implemented under our vendor certification and compliance programs, so that quality assurance is focused upon as early as possible in the production process, allowing merchandise to be received at the distribution facilities and shipped to customers with minimal interruption.

Distribution

We have distribution centers in the United States, Canada, Europe and Japan. In the United States, distribution currently occurs at Company-leased warehouses in California and New Jersey. We also process distribution through a Company-leased warehouse in Canada. Two of our warehouses, one in Japan and the other in Holland, are operated through a third-party logistics provider. For further information on our Company-leased warehouses, see “—Properties.”

We recently completed the consolidation of our California distribution operations from three separate warehouses in Compton, California, which total approximately 350,000 square feet, into one 500,000 square foot distribution center in Whittier, California, which is currently our sole California distribution facility. The lease for the warehouse in Whittier was entered into during October 2011 and expires on December 2021. We believe that consolidating our operations into this much larger location significantly increases our distribution capabilities and efficiency. We took possession of the new distribution center in October 2011 and completed our transition into this facility during the first quarter of Fiscal 2013. Subsequent to the completion of this consolidation, we began implementing a new warehouse management system that will supplement our current legacy system and further support our efforts to operate with increased efficiency and flexibility. See “Risk Factors—Risks Related to Our Business—We are dependent on a limited number of distribution facilities. If one or more of our distribution facilities experiences operational difficulties or becomes inoperable, it could have a material adverse effect on our business, financial condition and operating results.”

Information Technology

We believe that the use of sophisticated technology is a key aspect of our strength as a business. We utilize a state-of-the-art retail platform that integrates retail inventory management, point of sale systems, customer relationship management and loss prevention. All of our information technology systems are integrated across our global network using the latest technology. Our legacy system for production, logistics, inventory, shipping, billing and collection is a system that is widely used in the apparel and fashion industry. See “Risk Factors—Risks Related to Our Business—A material disruption in our information technology systems could have a material adverse effect on our business, financial condition and results of operations.”

Competition

We face intense competition in the product lines and markets in which we compete. Our products compete with other branded products within their product category. In our wholesale business, we compete with numerous manufacturers, importers and distributors of accessories, footwear and apparel for the limited space available for product display. Moreover, the general availability of manufacturing contractors allows new entrants easy access to the markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business.

In varying degrees, depending on the product category involved, we compete on the basis of style, price, customer service, quality, brand prestige and recognition, among other bases. Some of our competitors have achieved significant recognition for their brand names or have substantially greater financial, distribution, marketing and other resources than us. We believe, however, that we have significant competitive advantages because of our brand recognition and the acceptance of our brand name by consumers. See “Risk Factors—Risks Related to Our Business—The markets in which we operate are highly competitive, both within North America and internationally, and increased competition based on a number of factors could cause our profitability to decline.”

Seasonality

We experience certain effects of seasonality with respect to our wholesale and retail segments. Our wholesale segment experiences its greatest sales in our fourth fiscal quarter with our second and third fiscal quarters being relatively consistent as our second highest sales volume quarters. Our retail segment experiences greater sales during our third and fourth fiscal quarters as a result of holiday season sales. In the aggregate, however, we do not experience significant quarter-to-quarter fluctuations in our sales. Moreover, given our recent growth, the effects of any seasonality are further muted by incremental sales related to our new stores and shop-in-shops.

Intellectual Property

We own the Michael Kors and MICHAEL Michael Kors trademarks, as well as other material trademark rights related to the production, marketing and distribution of our products, both in the United States and in other countries in which our products are principally sold. We also have trademark applications pending for a variety of related logos. We aggressively police our trademarks and pursue infringers both domestically and internationally. We also pursue counterfeiters domestically and internationally through leads generated internally, as well as through our network of investigators and business partners around the world.

Pursuant to an agreement entered into by Mr. Kors in connection with the acquisition by Sportswear Holdings Limited of a majority interest in the Company in 2003, Mr. Kors (i) represented that all intellectual property rights used in connection with the Company’s business at such time were owned exclusively by the Company, (ii) assigned to the Company (to the extent not already assigned to and owned by the Company) exclusive worldwide rights in perpetuity to the “Michael Kors“ name and trademark and all derivations thereof, as well as to Mr. Kors’ signature and likeness, and all goodwill associated therewith, (iii) agreed not to take any action against the Company inconsistent with such ownership by the Company (including, without limitation, by asserting any privacy, publicity or moral rights) and (iv) agreed not to use, whether or not he is employed by the Company, any of such intellectual property in connection with any commercial enterprise (provided that he may use the name Michael Kors as his legal name only, and not as service mark or trade name, to identify himself personally and to engage in charitable activities and other activities that do not compete with any businesses of the Company).

Employees

At the end of Fiscal 2012, 2011 and 2010, we had approximately 4,180, 2,945 and 1,645 total employees, respectively. As of March 31, 2012, approximately 3,626 of our employees were engaged in retail selling and administrative positions, and our remaining employees were engaged in other aspects of our business. None of our employees are currently covered by collective bargaining agreements and we believe that our relations with our employees are good.

Import Restrictions and Other Government Regulations

Virtually all of our merchandise imported into the United States, Canada, Europe and Asia is subject to duties. In addition, most of the countries to which we ship could impose safeguard quotas to protect their local industries from import surges that threaten to create market disruption. The United States and other countries may also unilaterally impose additional duties in response to a particular product being imported at unfairly traded prices that, in such increased quantities, cause or threaten injury to the relevant domestic industry (generally known as “anti-dumping” actions). If dumping is suspected in the United States, the United States government may self-initiate a dumping case on behalf of a particular industry. Furthermore, additional duties, generally known as countervailing duties, can also be imposed by the United States government to offset subsidies provided by a foreign government to foreign manufacturers if the importation of such subsidized merchandise injures or threatens to injure a United States industry. We are also subject to other international trade agreements and regulations, such as the North American Free Trade Agreement. See “Risk Factors—Risks Related to Our Business—We primarily use foreign manufacturing contractors and independent third-party agents to source our finished goods, which poses legal, regulatory, political and economic risks to our business operations.”

Accessories, footwear and apparel sold by us are also subject to regulation in the United States and other countries by governmental agencies, including, in the United States, the Federal Trade Commission and the Consumer Products Safety Commission. These regulations relate principally to product labeling, licensing requirements, flammability testing and product safety. We are also subject to environmental laws, rules and regulations. Similarly, accessories, footwear and apparel sold by us are also subject to import regulations in the United States and other countries concerning the use of wildlife products for commercial and non-commercial trade, including F&W. We do not estimate any significant capital expenditures for environmental control matters either in the current fiscal year or in the near future. Our licensed products and licensing partners are also subject to regulation. Our agreements require our licensing partners to operate in compliance with all applicable laws and regulations, and we are not aware of any violations that could reasonably be expected to have a material adverse effect on our business or operating results.

Although we have not suffered any material restriction from doing business in desirable markets in the past, we cannot assure that significant impediments will not arise in the future as we expand product offerings and introduce additional trademarks to new markets.

Legal Proceedings

We are involved in various routine legal proceedings incident to the ordinary course of our business. We believe that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on our business, financial condition or operating results.

Properties

The following table sets forth the location, use and size of our significant distribution and corporate facilities as of June 30, 2012, all of which are leased. The leases expire at various times through Fiscal 2028, subject to renewal options.

Location	Use	Approximate Square Footage
Whittier, CA	Distribution	513,375
New York, NY	Corporate Offices	100,484
Montreal, Quebec	Canadian Corporate Office and Distribution	67,238
East Rutherford, NJ	Corporate Offices	31,000
Secaucus, NJ	Corporate Offices and Distribution	22,760
Secaucus, NJ	Corporate Offices	15,329

As of June 30, 2012, we also occupied 253 leased retail stores worldwide (excluding concessions). We consider our properties to be in good condition generally and believe that our facilities are adequate for our operations and provide sufficient capacity to meet our anticipated requirements.

MANAGEMENT

Executive Officers and Directors

The following table lists each of our executive officers and directors and their respective ages and positions as of the date of this prospectus.

Name	Age	Position
Michael Kors	53	Honorary Chairman, Chief Creative Officer and Director

John D. Idol	53	Chairman, Chief Executive Officer and Director

Joseph B. Parsons	59	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer

Lee S. Sporn	53	Senior Vice President of Business Affairs, General Counsel and Secretary

Silas K. F. Chou	66	Director

Lawrence S. Stroll	53	Director

M. William Benedetto	71	Director

Stephen F. Reitman	65	Director

Set forth below is a brief biography of each of our executive officers and directors.

Michael Kors is Chief Creative Officer, Honorary Chairman and a director of the Company. Mr. Kors studied fashion design at the Fashion Institute of Technology in Manhattan and in 1981 created what has become an enduring and iconic luxury lifestyle empire with a distinctive point of view and global reach. He held his first runway show in 1984 for the Michael Kors fall collection and he has successfully built our Company into a global luxury lifestyle brand. Mr. Kors has been the recipient of numerous industry awards, including the CFDA Womenswear Designer of the Year in 1999 and Menswear Designer of the Year in 2003. Amongst his other accolades, Mr. Kors has also been awarded The Accessories Council ACE Award for Designer of the Year in 2006 and Fashion Group International’s Star Honoree at its annual Night of Stars Awards in 2009. In 2010, the CFDA acknowledged Mr. Kors with their most prestigious honor, the Lifetime Achievement Award. He also received the Award of Courage from the American Foundation for AIDS Research (amfAR) in 2011. In addition to all of these accomplishments, from 1998 to 2004 Mr. Kors also served as creative director of Celine, the renowned French luxury brand.

John D. Idol has been the Chairman of Michael Kors since September 2011 and the Chief Executive Officer and a director since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Prior thereto, from 1994 until 1997, Mr. Idol served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection.

Joseph B. Parsons is the Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Michael Kors and has been with the Company since January 2004. Previously, from March 2002 until December 2003, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Kasper ASL, Ltd. Prior to that, until October 2001, Mr. Parsons served as Executive Vice President and Chief Financial Officer of Donna Karan International Inc., where he had been employed in various roles since 1993. Prior thereto, Mr. Parsons served as Assistant Controller for Crystal Brands, Inc. from 1989 to 1993. Previously, from 1979 to 1989, Mr. Parsons worked at KPMG, where he began his career.

Lee S. Sporn is the Senior Vice President of Business Affairs, General Counsel and Secretary of Michael Kors, and has been with the Company since December 2003. Previously, from September 2001 until December 2003, Mr. Sporn served as Senior Vice President, General Counsel and Secretary of Kasper ASL, Ltd. Prior to that, until September 2001, Mr. Sporn served as Vice President of Intellectual Property and Associate General Counsel of Polo Ralph Lauren Corp., where he had been employed in various roles since 1990.

Silas K. F. Chou is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Chou and Mr. Lawrence Stroll. Since its founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Chou and Mr. Stroll owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel. Mr. Chou is also Chief Executive Officer of Novel Holdings, a Hong Kong based group that includes South Ocean Knitters, one of the world’s leading textile and apparel manufacturers, as well as a diversified investment business with dedicated investment teams focused on Asian real estate and global private equity, technology and life sciences. Mr. Chou is also Executive Chairman of Iconix China, a joint venture between Iconix Brand Group, Inc. (NYSE: ICON) and Novel Fashion, an affiliate of Mr. Chou, focused on developing Iconix’s portfolio of leading apparel and home goods brands in greater China. Mr. Chou has served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Chou was a director of Tommy Hilfiger Corporation, and he served as its Chairman and then Co-Chairman, from 1989 to 2002.

Lawrence S. Stroll is Co-Chairman of Sportswear Holdings Limited, a global private equity company established in 1989 by Mr. Stroll and Mr. Silas Chou. Since its founding, Sportswear Holdings has acquired and successfully developed several global lifestyle brands, including Tommy Hilfiger, Pepe Jeans and Michael Kors. Sportswear Holdings’ current holdings include interests in Michael Kors, Michael Kors Far East, Tommy Hilfiger Asia, Karl Lagerfeld, Pepe Jeans and Hackett. Prior to forming Sportswear Holdings, Mr. Stroll and Mr. Chou owned and operated Poloco S.A., the European licensee for Polo Ralph Lauren apparel, for which Mr. Stroll served as Chief Executive Officer. From April 2007 until September 2011, Mr. Stroll served as the Co-Chairman of Hackett Ltd. Mr. Stroll has also served as a director of Michael Kors since January 2003 and was its Co-Chairman from January 2003 to September 2011. Prior thereto, Mr. Stroll served as Co-Chairman of Tommy Hilfiger Corporation from 1998 to 2002 and as a director from 1992 to 2002, as well as Chief Executive Officer of Pepe Jeans London Corporation from 1993 to 1998. Mr. Stroll’s legal name is Lawrence S. Strulovitch.

M. William Benedetto has been a director of the Company since December 2011. Mr. Benedetto is a co-founder and chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and manager of Dean Witter Reynolds, Inc.’s Investment Banking Division, and previously served as an executive in the financial services industry since 1978. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents until June 30, 2010. Mr. Benedetto is currently a director of FidelisCare, a not-for-profit healthcare insurance company.

Stephen F. Reitman has been a director of the Company since December 2011. Mr. Reitman has served on the board of directors of Reitmans (Canada) Limited, a specialty ladies’ wear retailer based in Canada, since 1984. From 1984 until June 2010, Mr. Reitman served as Executive Vice President and Chief Operating Officer of Reitmans (Canada) Limited, and in June 2010 he was appointed President and Chief Operating Officer. Mr. Reitman also currently serves on the board of directors of Celio International S.A., a privately-held European apparel retailer, and Simone Perele Canada Ltd., a wholly owned subsidiary of Simone Perele S.A. Mr. Reitman received his MBA from the Wharton School of the University of Pennsylvania in 1971.

Foreign Private Issuer Exemption

Our ordinary shares are listed on the NYSE. For purposes of the NYSE rules, so long as we are a foreign private issuer and we are eligible to, we intend to take advantage of certain exemptions from NYSE governance requirements provided in the NYSE rules. Specifically, as a foreign private issuer under the NYSE rules, we are not required to have a majority of independent directors. We are also not required to have a compensation or nominating and corporate governance committee. The foreign private issuer exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our audit committee (the “Audit Committee”) be composed of three independent directors. However, under the NYSE rules, we are permitted to phase in our independent Audit Committee by requiring one independent member at the time of our initial listing on the NYSE, a majority of independent members within 90 days of the effective date of our IPO registration statement and a fully independent committee within one year of the effective date of our IPO registration statement. Currently, Messrs. Benedetto, Reitman and Idol serve on our Audit Committee. Messrs. Benedetto and Reitman satisfy the “independence” requirements of the NYSE rules and the “independence” requirements of Rule 10A-3 of the Exchange Act. Within one year of the effective date of our IPO registration statement, which was December 14, 2011, we intend to add an additional member to our board of directors who satisfies the “independence” requirements of the NYSE rules and Rule 10A-3 of the Exchange Act and who will replace Mr. Idol on our Audit Committee so that we will have a fully independent Audit Committee.

Board Composition and Election of Directors

Our board of directors consists of six members. Our Memorandum and Articles of Association provides that our board of directors must be composed of between one and twelve members. The number of directors is determined from time to time by resolution of directors. Mr. Idol serves as the Chairman of our board of directors. He has primary responsibility for providing leadership and guidance to our board and for managing the affairs of our board. We have appointed Mr. Kors as the Honorary Chairman of our board because he is our founder and the namesake behind our brand. Mr. Kors participates in board meetings and deliberations in his capacity as a director.

Our board of directors is divided into three classes as described below. Pursuant to our Memorandum and Articles of Association, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following their election (except that the initial Class I and Class II directors will serve until the first annual meeting and second annual meeting of shareholders, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Messrs. Benedetto and Reitman are serving as Class I directors for a term expiring in 2015. Messrs. Kors and Stroll are serving as Class II directors for a term expiring in 2013. Messrs. Idol and Chou are serving as Class III directors for a term expiring in 2014. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. For additional information regarding our board of directors, see “Description of Share Capital—Board of Directors.”

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee.

Audit Committee

Our Audit Committee consists of three directors: Messrs. Benedetto, Reitman and Idol. Messrs. Benedetto and Reitman satisfy the “independence” requirements of Rule 10A-3 of the Exchange Act, and Mr. Benedetto qualifies as an audit committee financial expert under the rules of the SEC implementing Section 407 of the

Sarbanes-Oxley Act. We comply with the Sarbanes-Oxley Act and the NYSE rules applicable to foreign private issuers, which require that the audit committee consist solely of directors who satisfy the “independence” requirements of the NYSE rules and Rule 10A-3 of the Exchange Act within the time periods set forth in the NYSE rules. Under the NYSE rules, we are permitted to phase in our independent Audit Committee by requiring one independent member at the time of our initial listing on the NYSE, a majority of independent members within 90 days of the effective date of our IPO registration statement and a fully independent committee within one year of the effective date of our IPO registration statement. As such, within one year of the effective date of our IPO registration statement, which was December 14, 2011, we intend to add an additional independent member to our board of directors who will replace Mr. Idol as a member of our Audit Committee.

Our Audit Committee recommends to the board of directors the appointment of our independent auditors, reviews and approves the scope of the annual audits of our financial statements, reviews our internal control over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews major accounting policies.

Compensation Committee

Our compensation committee (the “Compensation Committee”) consists of three directors: Messrs. Reitman, Benedetto and Idol. We comply with the rules of the NYSE applicable to foreign private issuers, which do not require a compensation committee nor require, if formed, the compensation committee to be comprised entirely of independent directors for as long as the issuer remains a foreign private issuer. The scope of our Compensation Committee’s duties include determining the compensation of our Chief Executive Officer and making recommendations to our board of directors with respect to the compensation of our other executive officers and other key management personnel. The Compensation Committee is also responsible for approving, allocating and administering our stock incentive plans, reviewing performance appraisal criteria and setting standards for and deciding on all employee equity-based award allocations when directed to do so by our board of directors.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and all other employees.

Compensation of Executive Officers and Directors

This section sets forth (i) the compensation and benefits provided to our executive officers and directors for Fiscal 2012, (ii) a brief description of the bonus programs in which our executive officers participated in Fiscal 2012, (iii) the total amounts set aside in Fiscal 2012 for pension, retirement and similar benefits for our executive officers, (iv) the number, exercise price and expiration date of stock option grants to executive officers and directors as of Fiscal 2012, (v) our approach to stock option grants for employees prior to our IPO and (vi) our approach to equity compensation following our IPO under the Equity Plan, including a summary of the material terms of the Equity Plan.

Executive Compensation

Executive Officer Compensation and Benefits for Fiscal 2012

For Fiscal 2012, our executive officers received total compensation, including base salary, bonus, matching contributions to the executive officer’s account under our 401(k) plan and certain perquisites, equal to $20.7 million in the aggregate.

Annual Cash Bonuses

Two of our executive officers, Messrs. Sporn and Parsons, are eligible to participate in the Michael Kors (USA), Inc. Executive Bonus Program (the “Bonus Plan”). Pursuant to the Bonus Plan, such executive officers and all other executives holding positions as division president, executive vice president, senior vice president, vice president, senior director, and any other employee who is specifically selected to participate in the Bonus Plan, may be awarded an annual cash bonus based on the attainment of divisional and corporate performance goals for each fiscal year. The specific criteria for determining performance are established by the board of directors of the Company at the beginning of each fiscal year. Actual bonuses for all participants in the Bonus Plan are based 30% on overall corporate performance and 70% on divisional performance. Bonus targets for each participant are a fixed percentage of the participant’s base salary based upon the participant’s position. Bonus targets range from 5% to 50% of base salary, and maximum bonus opportunities range from 10% to 100% of base salary. Messrs. Sporn and Parsons’ bonus targets and maximum bonus opportunities are set forth in their employment agreements as 50% and 100% of base salary, respectively. Awards for any fiscal year are determined as soon as practicable following the completion of the year and are payable only if the participant remains employed through the payment date.

Two of our executive officers, Messrs. Kors and Idol, do not participate in the Bonus Plan and instead are each eligible to receive an annual bonus pursuant to the terms of their employment agreements in an amount equal to a fixed percentage (2.5%) of our EBITDA for the relevant year with a maximum bonus opportunity of $5.0 million. Such bonus, if any, is payable within 30 days of the determination of our EBITDA and at the same time as other executives are eligible to receive payment under the Bonus Plan.

Pension, Retirement and Similar Benefits

Our executive officers participate in a 401(k) plan on generally the same terms as our other employees. The aggregate amount of the employer contributions to this plan for our executive officers during Fiscal 2012 was $29,400.

Equity Grants During Fiscal 2012

In Fiscal 2012, we granted stock options for 920,543 ordinary shares and 395,834 restricted shares to our executive officers pursuant to the Equity Plan. The stock options entitle the executive officers to purchase 920,543 ordinary shares at an exercise price of $20.00 per share, subject to the applicable vesting conditions. Both the stock options and the restricted shares vest in equal installments over four years. The stock options expire on the seventh anniversary of the date of grant.

In Fiscal 2012, we also granted 16,800 restricted share units to our independent directors pursuant to the Equity Plan. These restricted share units vest in full on the first anniversary of the date of grant. Settlement of these restricted share units has been deferred until December 2014.

Employment Agreements

On July 7, 2011, we entered into an amended and restated employment agreement with Michael Kors (the “Kors Agreement”), Michael Kors (USA), Inc. (“MKUSA”) and, for limited purposes, Sportswear Holdings Limited, which agreement was amended on December 1, 2011 in connection with our IPO. As so amended, the terms of the Kors Agreement provide for the continuous employment of Mr. Kors through the date of his death or permanent disability at an annual salary of $2.5 million, and MKUSA is not permitted to terminate Mr. Kors’ employment other than for cause (as defined in the Kors Agreement). During the term of the Kors Agreement, Mr. Kors shall have creative and aesthetic control of the products produced and sold under or bearing the “Michael Kors” and related trademarks, including exclusive control of the design of such products, provided that the exercise of such control must be commercially reasonable. Pursuant to the Kors Agreement, Mr. Kors receives compensation in the form of a base salary, bonus payment, employee benefits and perquisites (including life insurance coverage, health club membership, car and driver for business purposes, and tax preparation costs). If Mr. Kors’ employment is terminated for cause (as defined in the Kors Agreement), we have the option to purchase for book value all of the ordinary shares and/or other equity interests of the Company held by Mr. Kors. If Mr. Kors terminates his employment without the consent of MKUSA (and other than due to death or permanent disability or due to the Company’s breach of the Kors Agreement), he has agreed for the remainder of his lifetime to be an independent and exclusive design consultant for MKUSA for a yearly fee and not to compete with us. MKUSA has agreed that it will not enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to the Marks (as defined in the Kors Agreement).

Also on July 7, 2011, we entered into an amended and restated employment agreement with John D. Idol (the “Idol Agreement”), MKUSA and, for limited purposes, Sportswear Holdings Limited, and such agreement was amended on December 1, 2011 prior to the completion of our IPO. As so amended, the term of the Idol Agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice that it will not renew. Unless otherwise agreed by Mr. Idol and MKUSA, the Idol Agreement will terminate upon a change in control (as defined in the Idol Agreement). Pursuant to the Idol Agreement, Mr. Idol receives compensation in the form of a base salary, annual bonus, employee benefits and perquisites (including life insurance coverage, and car and driver for business purposes). If Mr. Idol’s employment is terminated by MKUSA without cause or by him with good reason (each as defined in the Idol Agreement), he will receive severance benefits. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by MKUSA or any of its parents, subsidiaries or affiliates within the one-year period immediately preceding such employment or retention.

Joseph B. Parsons entered into an employment agreement (the “Parsons Agreement”) with MKUSA on January 5, 2004, and such agreement was amended on October 28, 2007 and was further amended on December 1, 2011 prior to the completion of our IPO. As further amended, the term of the Parsons Agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms unless either party gives advanced written notice that it will not renew. Pursuant to the Parsons Agreement, Mr. Parsons receives compensation in the form of a base salary, an annual bonus and participation in our benefit plans and programs. If Mr. Parsons’ employment is terminated by us without cause or by Mr. Parsons with good reason (each as defined in the Parsons Agreement), he will be entitled to receive severance pay for a one-year period, subject to his executing a release and separation agreement. Mr. Parsons has agreed not to compete with us for one year after the termination of his employment and has agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by MKUSA or any of its affiliates within the one-year period immediately preceding such employment or retention.

Finally, Lee S. Sporn entered into an employment agreement (the “Sporn Agreement”) with MKUSA on December 2, 2003, and such agreement was amended on September 7, 2007 and was further amended on December 1, 2011 prior to the completion of our IPO. As further amended, the term of the Sporn Agreement extends through March 31, 2015 and will be automatically renewed for additional one-year terms unless either party gives advance written notice not to renew. Pursuant to the Sporn Agreement, Mr. Sporn receives compensation in the form of a base salary, an annual bonus and participation in our benefit plans and programs. If Mr. Sporn’s employment is terminated by us without cause or by Mr. Sporn with good reason (each as defined in the Sporn Agreement), he will be entitled to receive severance pay for a one-year period, subject to his executing a release and separation agreement. Mr. Sporn has agreed not to hire, for a two-year period following his termination of employment, any person who was employed or retained by MKUSA or any of its affiliates within the one-year period immediately preceding such employment or retention.

Director Compensation

We provide non-executive members of our board with compensation (including equity-based compensation) for their service on the board and any committees of the board. Non-executive directors are entitled to an annual cash retainer of $60,000 and a fee of $1,500 for each meeting attended. In addition, the chair of our Audit

Committee is entitled to an annual fee of $20,000 and the chair of our Compensation Committee is entitled to an annual fee of $15,000. For Fiscal 2012, our independent directors earned cash retainers and meeting payments for board and committee service in the amount of $68,000. We currently do not offer any severance benefits to our non-employee directors. Non-executive members of the board are also reimbursed for travel and other out-of-pocket expenses related to their board service. Messrs. Chou and Stroll have waived their rights to receive any compensation for service on the board of directors. None of our non-employee directors is a party to any service contract providing for benefits upon termination of employment or service. Prior to our IPO, we did not compensate our directors for their service on the board of directors or any committee of the board of directors.

Outstanding Options Granted as of Fiscal 2012

The following table sets forth the total number of ordinary shares to be issued upon exercise of the options granted to each of our executive officers and directors under the Stock Option Plan and the Equity Plan, the exercise price of such options, the date of grant and the date of expiration:

Date of Grant	Number of Options	Exercise Price	Expiration Date
April 16, 2008	1,167,631	$2.6316	April 16, 2018
February 18, 2010	1,012,337	$2.6316	February 18, 2020
March 25, 2011	1,772,320	$5.00	March 25, 2021
December 14, 2011	920,543	$20.00	December 20, 2018

Historical Option Grants Prior to Our IPO

All of the stock options granted under the Stock Option Plan are ten-year stock options and vest in full at the end of the ten-year term if our shareholder net equity has increased by at least 20% per annum during such ten-year period. However, a portion of each stock option is eligible to vest on an accelerated basis over the course of five years with 20% vesting each year if the pre-established annual performance goal for the year has been met, in each case, subject to the grantee’s continued employment through the vesting date. The annual performance goals are tied to annual divisional pre-tax profit as determined by the committee administering the Stock Option Plan.

New Equity Compensation Plan

Non-employee directors and current or prospective employees, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee are eligible for awards of stock options, restricted shares, restricted share units (“RSUs”), stock appreciation rights (“SAR”), performance or other share-based awards under the Equity Plan. Subject to adjustment in connection with changes in capitalization, the Equity Plan provides for an aggregate of 15,246,000 ordinary shares. Awards granted under the Equity Plan will be subject to the terms and conditions established by the Compensation Committee in an award agreement. The terms and conditions of awards need not be the same for each participant.

Unless otherwise provided in an award agreement, any option or SAR granted under the Equity Plan shall vest and become exercisable as to 25% of the shares subject to the award on each of the first four anniversaries of the date the award is granted, in each case, so long as the participant continues to be employed by or provide services to us on the relevant vesting date. An award agreement will also set forth any circumstances under which vesting will be accelerated. Unless otherwise provided in an award agreement, a participant who receives a restricted share award shall have all rights of a shareholder, including voting rights and the right to receive distributions, subject to restrictions and risks of forfeiture in the award agreement. A participant who holds an RSU will not have voting rights but will have the right to receive a number of our ordinary shares equal to the number of RSUs earned (or cash in lieu thereof) as well as dividend equivalent payments, subject to the applicable vesting and settlement conditions.

The Compensation Committee shall determine and set forth in each award agreement whether the awards will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after termination of employment and any other terms and conditions applicable to the awards. Unless otherwise provided in an award agreement, upon a change in control of the Company in which the successor assumes (or substitutes an award for) options, SARs, restricted shares, RSUs or other share-based awards, if a participant’s employment terminates within 24 months after such change in control and under the circumstances specified in the award agreement: (i) outstanding options and SARs will immediately vest, be fully exercisable and may thereafter be exercised for 24 months, (ii) the restrictions applicable to outstanding restricted shares and RSUs will lapse, and such awards will become fully vested and (iii) the restrictions applicable to any other share-based awards or any other awards shall lapse and such awards will be free of all restrictions and be fully vested and transferable.

In the Compensation Committee’s discretion, an award agreement may provide for cancellation, clawback or forfeiture of an award without payment if the participant violates a non-compete, non-solicit or non-disclosure agreement or otherwise engages in activity in conflict with or adverse to the interests of the Company or any subsidiary, upon a material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, or as otherwise required by law.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our ordinary shares by:

•	each person known by us to beneficially own 5% or more of our outstanding ordinary shares;

•	each named executive officer;

•	each of our directors;

•	all executive officers and directors as a group; and

•	all selling shareholders.

The percentage of ordinary shares beneficially owned immediately prior to the completion of this offering is based on 197,147,653 ordinary shares issued and outstanding on September 5, 2012, but without giving effect to the exercise of stock options to acquire 2,577,793 ordinary shares in connection with this offering. The percentage of ordinary shares beneficially owned after this offering is based on 199,725,446 ordinary shares that will be issued and outstanding upon the completion of this offering (including ordinary shares issued upon the exercise of stock options in connection with this offering). In addition, ordinary shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. All ordinary shares listed in the table below are entitled to one vote per share, unless otherwise indicated in the notes thereto. Unless otherwise indicated, the address of each person named in the table below is c/o Michael Kors (USA), Inc., 11 West 42nd Street, 21st Floor, New York, New York 10036.

	Ordinary Shares Beneficially Owned Immediately Prior to the Completion of this Offering(1)		Number of Shares Being Offered	Ordinary Shares Beneficially Owned After This Offering(1)		Percent of Ordinary Shares Beneficially Owned Assuming Exercise of Option to Purchase Additional Shares(1)
Name of Beneficial Owner:	Number	Percentage		Number	Percentage
5% Shareholders:
Sportswear Holdings Limited(2)	48,264,778	24.5%	11,430,454	36,834,324	18.4%	17.4%
Ontario Teachers’ Pension Plan Board(3)	10,082,580	5.1%	—	10,082,580	5.0%	5.0%
FMR LLC(4)	14,471,445	7.3%	—	14,471,445	7.2%	7.2%
Executive Officers and Directors:
Michael Kors(5)	12,340,174	6.2%	3,984,158	8,356,016	4.2%	3.9%
John D. Idol(6)	7,272,959	3.7%	2,861,993	4,410,966	2.2%	2.1%
Joseph B. Parsons(7)	1,072,120	*	774,923	297,197	*	*
Lee S. Sporn(8)	531,931	*	508,320	23,611	*	*
Silas K. F. Chou(9)	48,264,778	24.5%	11,430,454	36,834,324	18.4%	17.4%
Lawrence S. Stroll(10)	48,264,778	24.5%	11,430,454	36,834,324	18.4%	17.4%
M. William Benedetto(11)	5,000	*	—	5,000	*	*
Stephen F. Reitman(12)	5,000	*	—	5,000	*	*
Directors and Executive Officers as a Group (8 persons)	69,491,962	34.8%	19,559,848	49,932,114	25.0%	23.5%
Other Selling Shareholders:
Lance LePere(13)	392,106	*	75,087	317,019	*	*
All Other Selling Shareholders(14)	895,234	*	440,152	455,082	*	*

*	Represents beneficial ownership of less than one percent of ordinary shares outstanding.

(1)

The amounts and percentages of our ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)

Sportswear Holdings Limited is indirectly 50% owned by Westleigh Limited, which is privately owned by members of the Chao family (including Mr. Chou), and 50% owned by Flair Investment Holdings Limited, in which Mr. Stroll has an indirect beneficial ownership interest. Each of Sportswear Holdings Limited, Westleigh Limited and Flair Investment Holdings Limited, as well as Messrs. Chou and Stroll (in their capacities as Co-Chairmen of Sportswear Holdings Limited), may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the ordinary shares owned by Sportswear Holdings Limited through their respective direct or indirect ownership of the equity interests of Sportswear Holdings Limited. If the underwriters exercise their additional share purchase option, the maximum number of additional ordinary shares that would be sold by Sportswear Holdings Limited would be 2,177,814, and Sportswear Holdings Limited would beneficially own 34,656,510 ordinary shares following this offering. The mailing address for Sportswear Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(3)

The President and Chief Executive Officer of the Ontario Teachers’ Pension Plan Board has delegated to William T. Royan the authority to implement disposition decisions with respect to shares held by the Ontario Teachers’ Pension Plan Board; however, approval of such decisions is made by senior personnel within the public equities group of the Ontario Teachers’ Pension Plan Board in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of the Ontario Teachers’ Pension Plan Board in accordance with internal proxy voting guidelines. As such, Mr. Royan expressly disclaims beneficial ownership of such ordinary shares. The mailing address for the Ontario Teachers’ Pension Plan Board is 5650 Yonge Street, Toronto, Ontario M2M 4H5, Canada.

(4)

Based on information filed with the SEC and information provided to the Company, as of June 1, 2012, FMR LLC held 14,471,445 ordinary shares of the Company. The ordinary shares held by FMR LLC as of June 1, 2012, consisted of (i) 945,237 ordinary shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund (the “Blue Chip Fund”), (ii) 535,647 ordinary shares held by Fidelity Financial Trust: Fidelity Independence Fund (the “Independence Fund”), (iii) 1,320,193 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iv) 2,153,561 ordinary shares held by Fidelity Puritan Trust: Fidelity Puritan Fund, (v) 15,759 ordinary shares held by Variable Insurance Products Fund V: Asset Manager: Growth Portfolio (the “Growth Portfolio”) and (vi) 78,763 ordinary shares held by Variable Insurance Products Fund V: Asset Manager Portfolio (the “Asset Manager Portfolio” and collectively, the “Funds”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the ordinary shares as a result of acting as investment adviser to the Funds, all of which are investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the ordinary shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the ordinary shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the ordinary shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC is deemed to beneficially own a nominal amount (less than 1%) of the ordinary shares outstanding of the Company, beneficially owned through Strategic Advisers, Inc. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors (collectively, “International Funds”). FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of less than 1% of the ordinary shares outstanding of the Company. FIL has sole dispositive power over the ordinary shares owned by the International Funds. FIL has sole power to vote or direct the voting of 0 ordinary shares and no power to vote or direct the voting of the ordinary shares held by the International Funds. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(5)

This amount includes 166,667 restricted shares and 392,106 vested options and restricted shares held by Mr. Kors’ spouse and the number of shares being offered includes 75,087 ordinary shares being offered by Mr. Kors’ spouse. If the underwriters exercise their additional share purchase option, the maximum number of additional ordinary shares that would be sold by Mr. Kors would be 536,699, and Mr. Kors would beneficially own 7,819,317 ordinary shares following this offering.

(6)

This amount includes 166,667 restricted shares and 779,311 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days. This amount also includes 2,000,000 ordinary shares held by certain grantor retained annuity trusts (“GRATs”) for the benefit of Mr. Idol’s children of which Mr. Idol is the grantor. Mr. Idol is not the trustee of the GRATs. If the underwriters exercise their additional share purchase option, the maximum number of additional ordinary shares that would be sold by Mr. Idol would be 285,487, and Mr. Idol would beneficially own 4,125,479 ordinary shares following this offering.

(7)	This amount includes 38,889 restricted shares and 1,033,231 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days.

(8)	This amount includes 23,611 restricted shares and 508,320 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days.

(9)

Represents ordinary shares owned by Sportswear Holdings Limited. See footnote (2). The mailing address for Mr. Chou is c/o Sportswear Holdings Limited, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(10)

Represents ordinary shares owned by Sportswear Holdings Limited. See footnote (2). The mailing address for Mr. Stroll is c/o Sportswear Holdings Limited, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(11)	This amount does not include 11,901 restricted share units the settlement of which is deferred three years from their grant date.

(12)	This amount does not include 11,901 restricted share units the settlement of which is deferred three years from their grant date.

(13)

This amount includes 16,667 restricted shares and options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days. This amount does not include 11,948,068 ordinary shares and restricted shares held by Mr. LePere’s spouse, Mr. Kors.

(14)

This amount includes restricted shares, as applicable, and options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days and that are held by 6 of our current employees who in the aggregate beneficially owned less than 1% of our outstanding ordinary shares immediately prior to this offering.

As of September 5, 2012, 148,762,936 ordinary shares, representing 75.5% of our outstanding ordinary shares, are held by 71 United States record holders.

Relationships with Selling Shareholders

The selling shareholders include Messrs. Kors, Idol, Parsons and Sporn; Sportswear Holdings Limited, an affiliate of two of our directors, Messrs. Chou and Stroll; and certain other current employees of the Company. For more information about our relationships with certain of these selling shareholders, see “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Transactions and Preference Share Sale

On July 7, 2011, we, our shareholders as of such date, including Sportswear Holdings Limited, Michael Kors and John D. Idol (the “Existing Shareholders”), and certain other investors, including Ontario Teachers’ Pension Plan Board, T. Rowe Price Associates, Inc. (and its affiliated entities) and FMR LLC (and its affiliated entities), (the “Preference Share Investors”), entered into a subscription agreement (the “Subscription Agreement”) providing for the sale by the Existing Shareholders of 10,639,716 preference shares and by us of 217,137 preference shares to the Preference Share Investors for an aggregate purchase price of approximately $500.0 million (such sale, the “Preference Share Sale”). Certain other terms of the Subscription Agreement are described below under “—Subscription Agreement.”

In connection with the Preference Share Sale, we, certain of our affiliates named below and the Existing Shareholders entered into a series of transactions (the “Reorganization Transactions”) to simplify our capital structure and effect the Reorganization prior to the consummation of the Preference Share Sale. The following diagram depicts our corporate structure prior to the Reorganization Transactions:

As part of the Reorganization Transactions, among other steps, SHL-Kors Limited (“SHLK”), a British Virgin Islands company and our largest direct shareholder at the time, merged with and into us (the “First Merger”), with us as the surviving corporation. At the time of the First Merger, SHLK was a wholly owned subsidiary of SHL Fashion Limited (“SHLF”), a British Virgin Islands company affiliated with Sportswear Holdings Limited and Messrs. Idol, Chou and Stroll. Following the First Merger, SHLF, then our largest direct shareholder, merged with and into us (the “Second Merger”), with us as the surviving corporation.

Immediately prior to the First Merger, SHLK held a $101.7 million note issued by us and payable to SHLK, our largest direct shareholder at the time, and SHLF held a $148.4 million note issued by SHLK and payable to SHLF, its direct parent company at the time. SHLF contributed $46.7 million of the $148.4 million note receivable it held to the capital of SHLK, and we assumed SHLK’s remaining $101.7 million note payable to SHLF in consideration for the extinguishment of our $101.7 million note payable to SHLK. In addition, also immediately prior to the First Merger, SHLK distributed a $2.3 million loan owed to it by Mr. Kors (which loan was subsequently repaid), and SHLK and SHLF distributed a $6.4 million loan owed to them by Michael Kors Far East Holdings Limited, an affiliate of Messrs. Kors, Idol, Chou and Stroll (“Far East Holdings”), in each case to the preference shareholders of SHLF at the time, including Sportswear Holdings Limited, in partial redemption of such preference shares. In the First Merger, SHLF, the sole shareholder of SHLK, received newly issued ordinary shares of the Company in exchange for its ordinary shares of SHLK.

Immediately prior to the Second Merger, we issued ordinary shares to SHLF in consideration for the extinguishment of our $101.7 million note payable to SHLF. In the Second Merger, (i) Mr. Kors received newly issued ordinary shares and preference shares of the Company in exchange for his ordinary shares of the Company, (ii) Mr. Idol received newly issued ordinary shares and preference shares of the Company in exchange for his ordinary shares of SHLF and (iii) the other shareholders of SHLF, including Sportswear Holdings Limited, received newly issued ordinary shares and preference shares of the Company in exchange for their ordinary and preference shares of SHLF.

The following table sets forth the ordinary shares and preference shares of the Company issued to our 5% shareholders, executive officers, directors and other Existing Shareholders (as a group) in connection with the Reorganization Transactions (without giving effect to the Share Split):

Name	Ordinary Shares Received	Preference Shares Received
Sportswear Holdings Limited	25,750,006	7,388,891
Michael Kors	5,807,923	1,264,878
John D. Idol	3,291,156	630,565
Other Existing Shareholders (as a group)	3,870,399	1,355,382

Total	38,719,484	10,639,716

Immediately after the consummation of the Second Merger, we, the Existing Shareholders and the Preference Share Investors consummated the Preference Share Sale. After giving effect to the Preference Share Sale, the Existing Shareholders held 38,719,484 ordinary shares (without giving effect to the Share Split), representing all of our ordinary shares, and the Preference Share Investors held 10,856,853 preference shares, representing all of our preference shares.

The following diagram depicts our corporate structure following the Reorganization Transactions and the Preference Share Sale:

In addition, during August 2011, we redeemed certain of our outstanding stock options held by our employees, including stock options held by Mr. Idol, Mr. Parsons and Mr. Sporn, at a per share price equal to the purchase price paid by the Preference Share Investors for preference shares in the Preference Share Sale, less the applicable exercise price for such stock options, for an aggregate cash payment to all employees of approximately $10.7 million.

Immediately prior to the completion of our IPO, we converted all of the outstanding preference shares of the Company into 41,256,025 ordinary shares (based on a conversion rate of 3.8-to-1).

Subscription Agreement

Under the Subscription Agreement, we, the Existing Shareholders and the Preference Share Investors made certain customary representations and warranties in connection with the Preference Share Sale. We made representations and warranties concerning, among other things, our corporate existence and our subsidiaries; our execution, delivery and performance of the Subscription Agreement; the Preference Share Sale and our conduct in connection therewith; our financial statements and capitalization; and our business operations.

In addition, we and the Existing Shareholders agreed to indemnify the Preference Share Investors, and the Preference Share Investors agreed to indemnify us and the Existing Shareholders, from any losses incurred in connection with any breach of the representations and warranties contained in the Subscription Agreement. Our indemnification obligations (other than with respect to certain “fundamental” representations and warranties) are subject to a cap of 50% of the aggregate purchase price paid by all Preference Share Investors in the Preference Share Sale. In addition, our indemnification obligations with respect to any Preference Share Investor are subject to a deductible of 1% of the purchase price of such Preference Share Investor. Lastly, we will be required to pay an additional gross-up amount to any Preference Share Investor to take into account the fact that the payment is coming from us and such Preference Share Investor has an ownership interest in us. Losses payable pursuant to these indemnification obligations must be paid exclusively in cash, and these obligations (other than with respect to certain “fundamental” representations and warranties) will survive until January 11, 2013.

Shareholders Agreement

In connection with the Preference Share Sale, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with our current shareholders, including Mr. Kors, Mr. Idol, Sportswear Holdings Limited, Ontario Teachers’ Pension Plan Board, T. Rowe Price Associates, Inc. (and its affiliated entities) and FMR LLC (and its affiliated entities). The Shareholders Agreement contains provisions restricting the transfer of our shares by our current shareholders and provisions related to certain preemptive rights, rights of first offer, tag-along rights, drag-along rights, information rights and registration rights. Upon the consummation of our IPO, most of the provisions of the Shareholders Agreement terminated, other than those relating to the registration rights described below.

Subject to certain limitations, any current shareholder or group of current shareholders holding at least 5% of the outstanding ordinary shares held by the parties to the Shareholders Agreement that are not covered by an effective registration statement under the Securities Act (“Registrable Securities”) has the right to demand (a “Demand Right”) that we register under the Securities Act all or a portion of such shareholder or shareholders’ Registrable Securities at our expense (a “Demand Registration”). The Existing Shareholders are collectively entitled to exercise five Demand Rights at any time, and the Preference Share Investors are collectively entitled to exercise one Demand Right on or after July 11, 2013. In each case, the shareholders exercising the Demand Right must request the registration of Registrable Securities with an aggregate estimated market value of at least $40,000,000. Upon the exercise of a Demand Right, we must notify our other current shareholders, and they may exercise piggyback registration rights with respect to the Demand Registration.

In addition to Demand Rights, if we propose to register any of our shares under the Securities Act, either for our own account or for the account of others, we must give prompt notice to each of our current shareholders of our intent to do so and the number and class of shares to be registered (a “Piggyback Notice”), and each such shareholder will have piggyback registration rights and will be entitled to include any part of its Registrable Securities in such registration, subject to certain exceptions.

Finally, if we become eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, any current shareholder or group of current shareholders holding at least 4% of the ordinary shares that were outstanding as of July 11, 2011, the date of the Shareholders Agreement, will be entitled to unlimited demand registrations, subject to certain limitations, including, among others, that such shareholders must propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the Registrable Securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.

In connection with the potential registrations described above, we have agreed to indemnify our current shareholders against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.

Under the Shareholders Agreement, Sportswear Holdings Limited exercised a Demand Right to cause us to file the registration statement relating to our IPO, the registration statement filed in connection with our March 2012 secondary offering and this registration statement.

Voting Agreement

In connection with the Preference Share Sale, we entered into the Voting Agreement with the Existing Shareholders pursuant to which the Existing Shareholders agreed to vote all of their respective ordinary shares (and any other voting securities of the Company over which each such Existing Shareholder has voting control) as a block in accordance with the vote of the majority of the ordinary shares held by the Existing Shareholders on all matters (the “Voting Provisions”). The Voting Provisions will terminate upon the earlier of (i) the date the Existing Shareholders cease to own, in the aggregate, at least 50% of our outstanding ordinary shares, (ii) a Company Sale (as defined in the Voting Agreement) or (iii) July 11, 2016. Under the Voting Agreement, the Existing Shareholders also agreed to certain transfer restrictions on their shares, which terminated upon the consummation of our IPO. As a result of our March 2012 secondary offering, the Existing Shareholders ceased to own, in the aggregate, at least 50% of our outstanding ordinary shares, and accordingly, the Voting Provisions terminated.

Michael Kors Far East Holdings Limited

Certain of our current shareholders, including Mr. Kors, Mr. Idol and Sportswear Holdings Limited, own Far East Holdings. We have entered into agreements (the “Far East Licensing Agreements”) with certain subsidiaries of Far East Holdings (the “Licensees”) pursuant to which the Licensees have certain exclusive rights within China, Hong Kong, Macau and Taiwan, and rights of first refusal to expand to other territories across Asia, to import, sell, advertise and promote apparel, footwear and accessories, excluding eyewear, watches and fragrance and personal care products, and to own and operate free-standing retail stores bearing our “Michael Kors,” “MICHAEL Michael Kors” and “KORS Michael Kors” trademarks. The Far East Licensing Agreements expire on March 31, 2041, and we may terminate them at certain intervals if certain minimum sale benchmarks are not met.

Any issuance or transfer of an equity interest in Far East Holdings or any of its subsidiaries is subject to our right of first refusal, except for the following issuances: (i) issuances to Far East Holdings’ existing shareholders and their affiliates so long as Sportswear Holdings Limited and its affiliates retain a majority interest in Far East Holdings; (ii) issuances to third parties for bona fide business financing purposes so long as such third parties agree to be bound by our right of first refusal; (iii) issuances pursuant to employee stock plans; (iv) issuances in connection with a bona fide business acquisition; (v) issuances to vendors, lenders, lessors and other similar persons; and (vi) issuances pursuant to stock splits, stock dividends and other recapitalizations. In addition, in the event that Far East Holdings or any of its subsidiaries proposes to consummate an initial public offering, we have the right to purchase the proposed listing entity based on its total market capitalization upon consummation of the initial public offering, as determined by a mutually agreed, internationally recognized investment bank.

We also provide the Licensees with certain services, including, but not limited to, supply chain and logistics support, management information system support and tax and accounting support at the request of the Licensees, for which we will charge the Licensees arm’s-length fees. As of June 30, 2012, amounts charged by us to the Licensees for these services aggregated to $1.0 million.

Affiliate Office Space and Related Services

Certain of our directors own entities related to our former parent, including SHL Investment Group (USA), Inc., which is an indirect wholly owned subsidiary of Sportswear Holdings Limited. We provide office space and office related services to SHL Investment Group (USA), Inc. for which we charged them approximately $0.2 million in Fiscal 2012 and $0.4 million in Fiscal 2011 and Fiscal 2010.

MKHL Canada Contribution

In December 2010, we issued ordinary shares to SHLK and Mr. Kors in consideration for their contribution (the “MKHL Canada Contribution”) to the Company of 100% of the shares of MKHL Canada Limited (“MKHL Canada”). In connection with this transaction, we agreed to indemnify Mr. Kors for tax obligations that might arise related to his exchange of shares in MKHL Canada for ordinary shares of the Company if certain events, which are within the control of the Company, occur with respect to the equity interests or business assets of the Company and its subsidiaries. As a result of the sale by Mr. Kors of his interests in the Company acquired in the MKHL Canada Contribution in the Preference Share Sale, there is no longer any liability under this indemnity obligation.

Note Payable to SHLK

Immediately prior to the First Merger, SHLK held a $101.7 million note issued by us and payable to SHLK, our largest direct shareholder at the time. This note was extinguished immediately prior to the Second Merger. The note had an outstanding balance of $101.7 million, $103.5 million and $103.5 million as of April 2, 2011, April 3, 2010, and March 28, 2009, respectively. The note was non-interest bearing and represented advances provided by SHLK aggregating $103.5 million, of which $1.8 million was repaid in Fiscal 2011. As described above under “—Reorganization Transactions and Preference Share Sale,” this note was extinguished in connection with the Reorganization Transactions.

Other Relationships

Lance LePere is the Executive Vice President—Creative Director—Women’s Design of MKUSA. Mr. LePere is also a selling shareholder in this offering. Mr. LePere is the spouse of Michael Kors, our Honorary Chairman and Chief Creative Officer.

From time to time, Sportswear Holdings Limited or its affiliates have provided a plane for purposes of business travel to the directors and senior management of the Company at no charge to the Company. During Fiscal 2012, $1.4 million, representing the estimated costs of these services, which are based on allocated or incremental cost, was charged to selling, general and administrative expenses as an offset to contributed capital (additional paid-in capital). In addition, the Company or its chief executive officer may arrange a plane owned by Sportswear Holdings Limited or its affiliates to be used for the Company’s directors and senior management for purposes of business travel on terms and conditions no less favorable to the Company than it would receive in an arm’s-length transaction with a third party. To the extent the Company’s chief executive officer enters into such an arrangement for business travel, the Company will reimburse him for the actual market price paid for the use of such plane.

Related Party Transactions Policies and Procedures

We have adopted a written Related Person Transactions Policy (the “policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation of and compliance with this policy.

For the purposes of the policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party (as defined in the policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or compensation committee.

The policy requires that notice of a proposed related party transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related party transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related party transaction that had not been previously reviewed, approved or ratified under the policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.

The policy also provides that our Audit Committee review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware.

DESCRIPTION OF SHARE CAPITAL

General

We are a company organized under the laws of the British Virgin Islands with limited liability. We are registered at the Registry of Corporate Affairs of the British Virgin Islands under number 524407, and our affairs are governed by the provisions of our Memorandum and Articles of Association and by the provisions of applicable British Virgin Islands law.

Our Memorandum and Articles of Association authorizes the issuance of a maximum of 650,000,000 shares, comprised of one class of ordinary shares, no par value. In addition, as further described under “—New Shares,” our board of directors may create, authorize and issue, from time to time, one or more new classes of shares and fix the voting powers, full or limited, if any, of the shares of such class or classes and the preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof. As of September 5, 2012, 197,147,653 ordinary shares were issued and outstanding.

As stated in Section 4 of our Memorandum of Association (General Objects and Powers), the objects for which we are established are unrestricted, and we have full power and authority to carry out any object not prohibited by the BVI Act or any other law of the British Virgin Islands, except that we may not: (i) carry on business with persons resident in the British Virgin Islands, other than professional contact with certain advisors; (ii) own an interest in real property situate in the British Virgin Islands, other than certain leases; (iii) carry on banking or trust business, unless we are licensed to do so; (iv) carry on business as an insurance or re-insurance company, insurance agent or insurance broker, unless we are licensed to do so; (v) carry on business of company management, unless we are licensed to do so; or (vi) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

The following is a summary of the material provisions of our ordinary shares and our Memorandum and Articles of Association.

Ordinary Shares

The following summarizes the rights of holders of our ordinary shares:

•	each holder of ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally, including the election of directors;

•	there are no cumulative voting rights;

•

the holders of our ordinary shares are entitled to share ratably in dividends and other distributions as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any; and

•

upon our liquidation, dissolution or winding up, the holders of ordinary shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

New Shares

Our board of directors is authorized to issue, from time to time, additional shares in one or more new classes of shares and, with respect to each such class, to fix the voting powers, full or limited, if any, of the shares of such class and the preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of our board of directors with respect to the establishment of the preferences and the relative, participating, optional or other special rights and the qualifications, limitations or restrictions of each new class of shares includes, but is not limited to, the determination or fixing of the following:

•

the dividend rate of such class, the conditions and dates upon which such dividends will be payable, the relation that such dividends will bear to the dividends payable on any other class or classes of the shares and whether such dividends shall be cumulative or non-cumulative;

•

whether the shares of such class will be subject to redemption for cash, property or rights, including securities of the Company or of any other corporation, by the Company at the option of either the Company or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class;

•

whether or not the new class of shares will be convertible into, or exchangeable for, at the option of either the holder or the Company or upon the happening of a specified event, shares of any other class or classes of our shares, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

•	the restrictions, if any, on the issue or reissue of any additional shares of such new class of shares;

•

the provisions as to voting (which may be one or more votes per share or a fraction of a vote per share), and the number of votes of the shares of such new class of shares relative to the ordinary shares and any other new class of shares, optional and/or other special rights and preferences, if any, and whether the shares of such new class of shares shall vote separately from other classes of shares of the Company; and

•	the rights of the holders of the shares of such class upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent director would exercise in comparable circumstances. Our Memorandum and Articles of Association provides that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States securities laws.

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands laws and our Memorandum and Articles of Association in relation to our shareholders’ meetings:

•

the board of directors may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the board considers necessary or desirable, provided that at least one meeting of shareholders must be held each year;

•

upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of a matter for which a meeting is requested, the directors are required to convene a meeting of shareholders. Any such request must state the proposed purpose of the meeting;

•

when convening a meeting, the board of directors must give not less than seven days’ notice of a meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in our register of members and are entitled to vote at the meeting; and (ii) the other directors;

•

a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting, and for this purpose the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•

a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting (a “quorum”);

•

if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken;

•

a resolution of shareholders is valid only if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon that were present at the meeting and were voted; and

•

no action may be taken by shareholders except at a duly convened and constituted meeting of shareholders, and no action may be taken by shareholders by written consent, unless the action to be effected by written consent of shareholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors.

In addition, in order to nominate candidates for election as a director or propose topics for consideration at a meeting of shareholders, shareholders must notify our secretary in writing prior to the meeting at which directors are to be elected or the proposals are to be acted upon, and such notice must contain the information specified in our Memorandum and Articles of Association. To be timely, notice with respect to an annual meeting must generally be received, unless otherwise provided by mandatory law, not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of such annual meeting is advanced by more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following our IPO, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting and the 10th day following the day on which the first public announcement of such annual meeting is made. In the case of a special meeting of shareholders, notice must be received not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such special meeting and the 10th day following the day on which the first public announcement of such special meeting is made. Notwithstanding the foregoing, in the event that the number of directors to be elected to the board at an annual meeting is increased, and we do not make a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder notice of nomination will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These notice requirements may preclude shareholders from nominating candidates for election as a director or proposing topics for consideration at a meeting of shareholders.

Our first annual meeting of our shareholders was held on August 8, 2012.

Board of Directors

The management of our Company is vested in a board of directors. Our Memorandum and Articles of Association provides that our board of directors must be composed of between one and twelve members. The number of directors is determined from time to time by resolution of directors. Our directors are elected by resolution of shareholders at the annual meeting of shareholders, except that in the case of a vacancy in the office of a director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors may appoint a successor and fill such vacancy by resolution.

Our board of directors is divided into three classes. Pursuant to our Memorandum and Articles of Association, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following their election (except that the initial Class I directors served until the first annual shareholder meeting held in 2012 and the initial Class II directors will serve until the second annual shareholder meeting to be held in 2013). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration, and the same directors will be eligible for re-election. Directors are not required to be shareholders and do not become ineligible to serve based on age.

Our board of directors consists of six members. A majority of the members of the board then in office (and able to vote) present or represented at a board meeting constitutes a quorum, and resolutions are adopted by a simple majority vote of all votes cast. Our board of directors may also take action by means of a written consent signed by a majority of directors.

Our board of directors may delegate the daily management of our business, as well as the power to represent us in our day to day business, to individual directors, officers or other agents of the Company (with the power to sub-delegate). In addition, our board of directors may delegate the daily management of our business, as well as the power to represent us in our day-to-day business, to a committee as it deems fit. The board may determine the conditions of appointment and dismissal as well as the remuneration and powers of any persons or committees so appointed. The board may also determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable to committees it creates.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt a memorandum and articles of association that will provide shareholders with rights that do not vary in any material respect from those they would enjoy if we were incorporated under Delaware law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum and articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders of a corporation is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the corporation’s bylaws, but the certificate of incorporation may confer such right on the directors of the corporation.

Our Memorandum and Articles of Association can generally be amended by a majority vote of our shareholders. However, certain provisions of our Memorandum and Articles of Association can be amended only by the affirmative vote of 75% of the shares entitled to vote on such matter, including the provisions relating to:

•	the composition and manner of election of our board of directors and the ability to remove directors;

•	the ability of shareholders to take action by written consent, call meetings, nominate directors and bring proposals before meetings; and

•	this requirement of the affirmative vote of 75% of the shares entitled to vote to amend certain provisions of our Memorandum and Articles of Association.

In addition, pursuant to our Memorandum and Articles of Association, our board of directors may amend our Memorandum and Articles of Association by a resolution of directors without a requirement for a resolution of shareholders so long as the amendment does not:

•	restrict the rights or powers of the shareholders to amend our Memorandum and Articles of Association;

•	change the percentage of shareholders required to pass a resolution of shareholders to amend our Memorandum and Articles of Association; or

•

amend our Memorandum and Articles of Association in circumstances where it cannot be amended by the shareholders, including any provisions that our Memorandum and Articles of Association specifies cannot be amended, of which there are currently none.

Written Consent of Directors

Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. Under British Virgin Islands law and our Memorandum and Articles of Association, only a majority of the directors are required to sign a written consent.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. As permitted by British Virgin Islands law, our Memorandum and Articles of Association provides that no shareholder action may be taken by written consent.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our Memorandum and Articles of Association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested, provided that any such request must state the proposed purpose of the meeting. In addition, to put any proposal before any meeting of shareholders, a shareholder must comply with the notice procedures set forth in our Memorandum and Articles of Association.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company. Under British Virgin Islands law generally, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold to any person if not made in the usual or regular course of the business carried out by the company. Under our Memorandum and Articles of Association, however, shareholder approval is not required for any sale, transfer, lease, exchange or other disposition by us of more than 50% percent in value of our assets if such disposition is made to one or more of our subsidiaries.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as specified in the terms of the applicable class or series of shares or as described under “—Compulsory Acquisition” below. In addition, our directors must determine that, immediately following the redemption or repurchase, we will be able to pay our debts as they fall due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption and to be paid the fair value of his shares, as described under “—Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, we may vary the rights attached to any class of shares following a resolution of shareholders passed at a meeting of shareholders by holders of not less than 50% of the issued shares of that class and holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Election of Directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors. As permitted by British Virgin Islands law, and pursuant to our Memorandum and Articles of Association, directors (other than directors being appointed by the holders of a newly created class of shares) shall be elected by resolution of members at the annual meeting of members.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Similarly, as permitted by British Virgin Islands law, our Memorandum and Articles of Association provides that directors may be removed at any time, for cause only, by a resolution of shareholders approved by a majority of the shares entitled to vote on such matter.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. One or more companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the British Virgin Islands if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the British Virgin Islands are incorporated. In respect of such a merger or consolidation, a British Virgin Islands company is required to comply with the provisions of the BVI Act, and a company incorporated outside the British Virgin Islands is required to comply with the laws of its jurisdiction of incorporation.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs, including the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), records of license fees paid to date, any articles of dissolution, any articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the company, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify the registered agent of any changes to the originals of such registers, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of shareholders and of classes of shareholders, and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as (i) the material facts as to the director’s or officer’s relationship or interest are disclosed or known and (ii) either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company. The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions. As permitted by British Virgin Islands law and our Memorandum and Articles of Association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf that relate to the transaction, provided that the disinterested directors consent.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder. An interested shareholder generally is a person or group that owns or owned 15% or more of the company’s outstanding voting stock within the past three years. This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the company in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.

British Virgin Islands law has no comparable provision. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into in the bona fide best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions on cumulative voting under the laws of the British Virgin Islands, but our Memorandum and Articles of Association does not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for certain remedies that may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, British Virgin Islands courts can issue a restraining or compliance order. However, shareholders cannot also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct. In addition, any shareholder of a company may apply to the courts for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act also provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (i) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (ii) a consolidation, if the company is a constituent company; (iii) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (a) a disposition pursuant to an order of the court having jurisdiction in the matter, (b) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (c) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (iv) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (v) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by a company’s memorandum and articles of association.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot make any prediction as to the effect, if any, that sales of ordinary shares or the availability of ordinary shares for sale will have on the market price of our ordinary shares. The market price of our ordinary shares could decline because of the sale of a large number of ordinary shares or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of ordinary shares. See “Risk Factors—Risks Related to this Offering and Ownership of our Ordinary Shares—Future sales of our ordinary shares, or the perception in the public markets that these sales may occur, may depress our share price.”

Sale of Restricted Shares

Upon the consummation of this offering, we will have 199,725,446 ordinary shares outstanding. Of these shares, the 20,000,000 ordinary shares sold in this offering (or 23,000,000 ordinary shares if the underwriters exercise their additional share purchase option in full), the 54,280,000 ordinary shares sold in our IPO and the 28,750,000 ordinary shares sold in our March 2012 secondary offering, will be freely tradable without restriction or further restriction under the Securities Act, except that any ordinary shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Approximately 52,947,825 of our ordinary shares outstanding following the consummation of this offering will be deemed “restricted securities” as that term is defined under Rule 144 (or 49,947,825 ordinary shares if the underwriters exercise their additional share purchase option in full). Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below, or any other applicable exemption under the Securities Act. After the completion of this offering, the holders of approximately 49,356,787 ordinary shares, representing approximately 24.7% of our outstanding ordinary shares (or 46,356,787 ordinary shares, representing approximately 23.2% of our outstanding ordinary shares, if the underwriters exercise their additional share purchase option in full), will be entitled to dispose of their shares following the expiration of a 90-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144. The underwriters are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

The availability of Rule 144 will vary depending on whether restricted securities are held by an affiliate or a non-affiliate. In general, under Rule 144, an affiliate who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding ordinary shares or the average weekly trading volume of our ordinary shares reported through the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our Company. The volume limitations, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. A non-affiliate who has beneficially owned restricted securities for six months may rely on Rule 144 provided that certain public information regarding us is available. A non-affiliate who has beneficially owned the restricted securities proposed to be sold for at least one year will not be subject to any restrictions under Rule 144.

Rule 701

Securities issued in reliance on Rule 701 under the Securities Act are also restricted and may be sold by shareholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Options/Equity Awards

We have filed a registration statement on Form S-8 under the Securities Act to register 19,240,284 ordinary shares underlying stock options granted and outstanding under the Stock Option Plan and 15,246,000 ordinary shares reserved for issuance under the Equity Plan. As of September 17, 2012, there were options outstanding under both the Stock Option Plan and the Equity Plan to purchase a total of 14,808,878 ordinary shares, 823,622 restricted shares and 23,802 restricted share units. Of these share options, 2,577,793 will be exercised prior to the completion of this offering. Ordinary shares issued upon the exercise of options after the effective date of the applicable registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Lock-Up Agreements

For a description of the lock-up agreements that we and each of our executive officers and directors and all of the selling shareholders have entered into in connection with this offering, see “Underwriting.”

Registration Rights

The Shareholders Agreement grants all of our current shareholders, including Mr. Kors, Mr. Idol and Sportswear Holdings Limited, registration rights with respect to our ordinary shares owned by them. For more information, see “Certain Relationships and Related Party Transactions—Shareholders Agreement.”

TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of our ordinary shares that are applicable to you if you are a U.S. Holder, as defined below, that acquires ordinary shares pursuant to this offering. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with U.S. Holders that will hold ordinary shares as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that do not own, and are not treated as owning, at any time, 10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Holders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the ordinary shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons who acquired ordinary shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies or holders whose functional currency is not the U.S. dollar.

This summary does not address estate and gift tax or any U.S. federal tax consequences other than income tax or tax consequences under any state, local or foreign laws, other than as provided under “—British Virgin Islands Tax Consequences” below.

For purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of ordinary shares and are: (i) an individual citizen of the United States or a resident alien of the United States as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity is a beneficial owner of our ordinary shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires ordinary shares, you should consult your tax advisor regarding the tax consequences of owning and disposing of ordinary shares.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion assumes that we are not, and will not become, a passive foreign investment company (a “PFIC”), except as discussed below under “Passive Foreign Investment Company Considerations.”

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of ordinary shares, and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. You are urged to consult your tax advisor as to the particular consequences to you under U.S. federal, state and local, and applicable foreign, tax laws of the ownership and disposition of ordinary shares.

Distributions

Subject to the PFIC rules discussed below, the gross amount of any distribution made by us (other than certain pro rata distributions of our ordinary shares) will generally be subject to U.S. federal income tax as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such amount will be includable in gross income by you as ordinary income on the date that you actually or constructively receive the distribution in accordance with your regular method of accounting for U.S. federal income tax purposes and such amount will be treated as having a foreign source. The amount of any distribution made by us in property other than cash will be the fair market value of such property on the date of the distribution. Dividends paid by us on the ordinary shares will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Under the current law, which is scheduled to expire at the end of 2012, certain dividends paid by a “qualified foreign corporation” to non-corporate U.S. Holders are eligible for taxation at rates that are lower than the rates applicable to ordinary income. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on ordinary shares that are readily tradeable on an established securities market in the United States. IRS guidance indicates that, for this purpose, our ordinary shares are readily tradeable on an established securities market in the United States. Dividends received by U.S. Holders from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year will not constitute qualified dividends. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” we believe that we were not a PFIC for our 2011 taxable year and do not expect to be a PFIC for our current taxable year.

To the extent that a distribution exceeds the amount of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in your adjusted basis in the ordinary shares you hold (thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize upon a subsequent disposition of the ordinary shares), with any amount that exceeds your adjusted basis being taxed as capital gain recognized on a sale, exchange or other taxable disposition of the ordinary shares (as discussed below). However, we do not intend to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, and you should therefore assume that any distribution by us with respect to our ordinary shares will be treated as a dividend for U.S. federal income tax purposes.

If any British Virgin Islands taxes are withheld with respect to distributions made on the ordinary shares, you may be able, subject to generally applicable limitations, to claim a foreign tax credit or to take a deduction for such withholding taxes. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon your particular circumstances. Accordingly, you are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

You generally will recognize gain or loss upon the sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) your adjusted tax basis in the relevant ordinary shares. Generally, subject to the possible application of the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, you have held the ordinary shares for more than one year. If you are a non-corporate taxpayer, long-term capital gains are currently subject to taxation at favorable rates. The deductibility of capital losses is subject to limitations under the Code.

Gain or loss, if any, that you realize upon a sale, exchange or other taxable disposition of ordinary shares will be treated as having a United States source for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

Special and generally unfavorable U.S. federal income tax rules may apply to you if your holding period in our ordinary shares includes any period during a taxable year of the Company in which the Company is a PFIC. A non-U.S. corporation is classified as a PFIC for each taxable year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) for such taxable year, 50% or more of the average value of its assets either produce or are held for the production of passive income.

We believe that we will not be classified as a PFIC for U.S. federal income tax purposes for our current taxable year, and we do not expect to become a PFIC in the future. If we were classified as a PFIC for any taxable year during which you held ordinary shares, you would be subject to an increased tax liability (such tax generally would be calculated at the highest U.S. federal income tax rate and would also include an interest charge) upon the sale or other disposition of the ordinary shares or upon the receipt of certain distributions treated as “excess distributions,” unless you made certain elections to mitigate such consequences (although even if either of such elections were made, the U.S. federal income tax consequences of ownership of ordinary shares of a PFIC would still be less favorable than ownership of ordinary shares of a non-PFIC). In addition, you would be required to comply with certain information reporting to the IRS if we were to become a PFIC. If we were to determine that we had become a PFIC, we would provide additional information regarding such elections and reporting requirements.

You are urged to consult your tax advisor regarding our PFIC classification, the consequences to you if we became a PFIC, and the availability and the consequences of making certain elections to mitigate such consequences.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends paid to you in respect of ordinary shares and the proceeds received by you from the sale, exchange or other disposition of ordinary shares within the United States unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

In addition, U.S. Holders should be aware of new reporting requirements with respect to the holding of certain foreign financial assets, including stock of foreign issuers that is not held in an account maintained by certain types of financial institutions, if the aggregate value of all of such assets exceeds U.S. $50,000. You should consult your tax advisor regarding the application of the information reporting rules to our ordinary shares and to your particular situation.

Additional Tax on Investment Income

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax, and whose income exceeds certain thresholds, generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the ordinary shares, subject to certain limitations and exceptions.

You are urged to consult your tax advisor regarding the possible implications of the additional tax on investment income described above.

British Virgin Islands Tax Consequences

Under the present laws of the British Virgin Islands, there are no applicable taxes on the profits or income of the Company. There are no taxes on profits or income, nor is there any capital gains tax, estate duty or inheritance tax applicable to any ordinary shares held by non-residents of the British Virgin Islands. In addition, there is no stamp duty on the issuance, transfer or redemption of the ordinary shares. Dividends remitted to the holders of ordinary shares resident outside the British Virgin Islands will not be subject to withholding tax in the British Virgin Islands.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of ordinary shares indicated below:

Name	Number of Ordinary Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
Jefferies & Company, Inc.
Nomura Securities International, Inc.
Piper Jaffray & Co.

Total	20,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken. The underwriters are not, however, required to take or pay for the ordinary shares covered by the underwriters’ option to purchase additional ordinary shares described below.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                     per ordinary share. After this offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

To the extent that the underwriters sell more than 20,000,000 ordinary shares, the underwriters have a 30-day option to purchase up to an additional 3,000,000 ordinary shares from the selling shareholders identified in this prospectus at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,000,000 ordinary shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling shareholders	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

The underwriting discounts and commissions to be paid by the selling shareholders represent                     % of the total amount of this offering.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $801,934.

Our ordinary shares are listed on the NYSE under the symbol “KORS.”

We and each of our executive officers and directors and all of the selling shareholders have agreed that, subject to certain exceptions described in the next paragraph below, without the prior written consent of the representatives, we and they will not, during the period ending 90 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares;

•	file any registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

•	publicly announce any intention to engage in any of the above transactions,

whether any such transaction described in the bullet points above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives, we and they will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares that would result in a public filing or announcement.

The restrictions described in the immediately preceding paragraph do not apply to (a) the sale of ordinary shares pursuant to the terms of the underwriting agreement, (b) the issuance by the company of ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriters have been advised in writing, (c) the exercise of an option or warrant to the extent the securities acquired upon exercise are sold pursuant to the terms of the underwriting agreement, (d) transactions relating to ordinary shares or other securities acquired in open market transactions after the completion of the initial public offering of the company, subject to certain limitations, (e) the issuance by the company of ordinary shares or any security convertible into ordinary shares as consideration, full or partial, for acquisitions, business combinations or other collaborations, subject to certain limitations, (f) transfers of ordinary shares or any security convertible into ordinary shares pursuant to a will, other testamentary document or applicable laws of descent, (g) transfers of ordinary shares or any security convertible into ordinary shares as a bona fide gift, (h) distributions of ordinary shares or any security convertible into ordinary shares to limited partners, members or stockholders of signatories to the lock-up agreements or to such signatories’ affiliates or to any investment fund or other entity controlled or managed by such signatories, (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, subject to certain limitations, (j) transfers of ordinary shares to the company for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to ordinary shares issued upon the exercise of an option or warrant or the conversion of a security or (k) the sale of up to 2,000 ordinary shares by M. William Benedetto on or after December 15, 2012. Ordinary shares transfered pursuant to clause (f), (g) or (h) of the preceding sentence are subject to further restrictions, including that each recipient of such ordinary shares shall sign and deliver a lock-up letter substantially in the form provided in the underwriting agreement, except that recipients that are charitable organizations that receive up to an aggregate of 300,000 ordinary shares from Michael Kors or John Idol pursuant to clause (g) of the preceding sentence will immediately be able to sell such ordinary shares in accordance with Rule 144 of the Securities Act and will not be required to sign and deliver a lock-up letter in connection with such gifted ordinary shares.

The representatives, in their sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release ordinary shares and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of ordinary shares and other securities for which the release is being requested and market conditions at the time.

In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more ordinary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ordinary shares available for purchase by the underwriters under the option to purchase additional ordinary shares. The underwriters can close out a covered short sale by exercising the option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ordinary shares compared to the price available under the option to purchase additional ordinary shares. The underwriters may also sell ordinary shares in excess of the option to purchase additional ordinary shares, creating a naked short position. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We, the selling shareholders and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses, including Morgan Stanley & Co. LLC in connection with the Preference Share Sale and J.P. Morgan Securities LLC in connection with the Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”) an offer to the public of any ordinary shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision: (i) the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State; and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the “FSMA”) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any ordinary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Addresses of Representatives

The addresses of the representatives are as follows:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

J.P. Morgan Securities LLC

383 Madison Avenue, 4th Floor

New York, New York 10179

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

EXPENSES RELATED TO THE OFFERING

We estimate the fees and expenses to be incurred by us in connection with the sale of the ordinary shares in this offering, other than underwriting discounts and commissions, to be as follows:

SEC registration fees	$140,514
FINRA filing fee	184,420
Transfer agent’s fees	12,000
Legal fees and expenses	200,000
Accounting fees and expenses	80,000
Printing expenses	150,000
Miscellaneous expenses	35,000

Total	$801,934

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of the British Virgin Islands. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of the British Virgin Islands would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the British Virgin Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Harney, Westwood & Riegels, Tortola, British Virgin Islands, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Harney, Westwood & Riegels that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•

the British Virgin Islands courts had jurisdiction over the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the British Virgin Islands court making such decision.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain legal matters as to British Virgin Islands law will be passed upon for us by Harney, Westwood & Riegels, Tortola, British Virgin Islands. United States securities law matters in connection with this offering will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. United States securities law matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements as of March 31, 2012 and April 2, 2011 and for each of the three years in the period ended March 31, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered under this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the ordinary shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

The reports, statements and information filed by us with the SEC are not a part of this prospectus and our reference to such filings should not in any way be interpreted as incorporating them herein by reference.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Michael Kors Holdings Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Michael Kors Holdings Limited and its subsidiaries at March 31, 2012 and April 2, 2011 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 12, 2012

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2012	April 2, 2011
Assets
Current assets
Cash and cash equivalents	$106,354	$21,065
Receivables, net	127,226	80,081
Inventories	187,413	117,173
Deferred tax assets	11,145	7,322
Prepaid expenses and other current assets	31,925	19,757

Total current assets	464,063	245,398
Property and equipment, net	170,755	119,323
Intangible assets, net	14,146	15,796
Goodwill	14,005	14,005
Deferred tax assets	3,952	1,951
Other assets	7,504	3,022

Total assets	$674,425	$399,495

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$22,674	$12,765
Accounts payable	67,326	52,873
Accrued payroll and payroll related expenses	33,710	26,100
Accrued income taxes	8,199	18,701
Accrued expenses and other current liabilities	33,097	17,286

Total current liabilities	165,006	127,725
Note payable to parent	—	101,650
Deferred rent	43,292	29,381
Deferred tax liabilities	6,300	5,495
Other long-term liabilities	3,590	3,218

Total liabilities	218,188	267,469
Commitments and contingencies
Contingently redeemable ordinary shares	—	6,706
Shareholders’ equity
Convertible preference shares, no par value; 10,163,920 shares issued and outstanding at April 2, 2011.	—	—
Ordinary shares, no par value; 650,000,000 shares authorized, and 192,731,390 shares issued and outstanding at March 31, 2012, and 140,554,377 shares issued and outstanding at April 2, 2011.	—	—
Additional paid-in capital	228,321	40,000
Accumulated other comprehensive (loss) income	(735)	4,033
Retained earnings	228,651	81,287

Total shareholders’ equity	456,237	125,320

Total liabilities and shareholders’ equity	$674,425	$399,495

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Net sales	$1,237,100	$757,800	$483,452
Licensing revenue	65,154	45,539	24,647

Total revenue	1,302,254	803,339	508,099
Cost of goods sold	549,158	357,274	241,365

Gross profit	753,096	446,065	266,734
Selling, general and administrative expenses	464,568	279,822	191,717
Depreciation and amortization	37,554	25,543	18,843
Impairment of long-lived assets	3,292	3,834	—

Total operating expenses	505,414	309,199	210,560

Income from operations	247,682	136,866	56,174
Interest expense, net	1,495	1,861	2,057
Foreign currency (gain) loss	(2,629)	1,786	(830)

Income before provision for income taxes	248,816	133,219	54,947
Provision for income taxes	101,452	60,713	15,699

Net income	147,364	72,506	39,248
Net income applicable to preference shareholders	21,227	15,629	8,460

Net income available for ordinary shareholders	$126,137	$56,877	$30,788

Weighted average ordinary shares outstanding:
Basic	158,258,126	140,554,377	140,554,377
Diluted	189,299,197	179,177,268	179,177,268

Net income per ordinary share:
Basic	$0.80	$0.40	$0.22
Diluted	$0.78	$0.40	$0.22

Statements of Comprehensive Income:
Net income	$147,364	$72,506	$39,248
Foreign currency translation adjustments	(4,768)	3,803	150

Comprehensive income	$142,596	$76,309	$39,398

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands except share data)

	Convertible Preference Shares		Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amounts	Shares	Amounts
Balance at March 28, 2009	10,163,920	$—	140,554,377	$—	$41,300	$80	$(29,905)	$11,475
Net income	—	—	—	—	—	—	39,248	39,248
Foreign currency translation adjustment	—	—	—	—	—	150	—	150

Total comprehensive income	—	—	—	—	—	—	—	39,398
Distribution to shareholders	—	—	—	—	(1,300)	—	(562)	(1,862)

Balance at April 3, 2010	10,163,920	—	140,554,377	—	40,000	230	8,781	49,011
Net income	—	—	—	—	—	—	72,506	72,506
Foreign currency translation adjustment	—	—	—	—	—	3,803	—	3,803

Total comprehensive income	—	—	—	—	—	—	—	76,309

Balance at April 2, 2011	10,163,920	—	140,554,377	—	40,000	4,033	81,287	125,320
Net income	—	—	—	—	—	—	147,364	147,364
Foreign currency translation adjustment	—	—	—	—	—	(4,768)	—	(4,768)

Total comprehensive income	—	—	—	—	—	—	—	142,596
Issuance of shares in exchange for note*	475,796	—	6,579,656	—	101,650	—	—	101,650
Elimination of contingent redemption on ordinary shares	—	—	—	—	6,706	—	—	6,706
Issuance of convertible preference shares	217,137	—	—	—	9,550	—	—	9,550
Issuance of restricted shares	—	—	820,074	—	—	—	—	—
Exercise of employee share options	—	—	3,521,258	—	9,672	—	—	9,672
Equity compensation expense	—	—	—	—	27,020	—	—	27,020
Tax benefits on exercise of share options	—	—	—	—	32,281	—	—	32,281
Contributed capital-services provided by former parent	—	—	—	—	1,442	—	—	1,442
Conversion of convertible preference shares	(10,856,853)	—	41,256,025	—	—	—	—	—

Balance at March 31, 2012	—	$—	192,731,390	$—	$228,321	$(735)	$228,651	$456,237

*	Represents the extinguishment of the note payable to the company’s parent

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Cash flows from operating activities
Net income	$147,364	$72,506	$39,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,554	25,543	18,843
Impairment and write-off of property and equipment	3,292	2,052	42
Impairment of intangible assets	—	1,782	—
Unrealized foreign exchange (gain) loss	(2,629)	1,786	(1,965)
Amortization of deferred financing costs	498	225	229
Amortization of deferred rent	4,214	3,020	1,402
Deferred income tax provision	(7,729)	12,443	11,024
Equity compensation expense	27,020	—	—
Tax benefits on exercise of share options	(32,281)	—	—
Non-cash charges for services provided by former parent	1,442	—	—
Change in assets and liabilities:
Receivables, net	(48,399)	(14,071)	(35,350)
Inventories	(71,151)	(50,465)	(13,390)
Prepaid expenses and other current assets	(12,647)	(8,990)	(4,721)
Other assets	(2,284)	(664)	(1,363)
Accounts payable	14,888	18,043	4,612
Accrued expenses and other current liabilities	46,419	37,405	5,149
Other long-term liabilities and deferred credits	9,719	9,693	4,832

Net cash provided by operating activities	115,290	110,308	28,592

Cash flows from investing activities
Capital expenditures	(88,187)	(57,348)	(30,816)
Purchase of intangible assets	—	(482)	(1,359)

Net cash used in investing activities	(88,187)	(57,830)	(32,175)

Cash flows from financing activities
Repayments of borrowings under revolving credit agreement	(100,855)	(225,820)	(218,063)
Borrowings under revolving credit agreement	110,764	194,605	222,603
Bank overdraft	—	(4,380)	2,903
Proceeds from private placement	9,550	—	—
Exercise of employee share options	9,672	—	—
Tax benefits on exercise of share options	32,281	—	—
Distribution to shareholders	—	—	(1,862)
Payment of loan to parent	—	(1,850)	—
Payment of deferred financing costs	(2,773)	(281)	—

Net cash provided by (used in) financing activities	58,639	(37,726)	5,581

Effect of exchange rate changes on cash and cash equivalents	(453)	649	1,206

Net increase in cash and cash equivalents	85,289	15,401	3,204
Beginning of period	21,065	5,664	2,460

End of period	$106,354	$21,065	$5,664

Supplemental disclosures of cash flow information
Cash paid for interest	$1,266	$1,202	$1,573
Cash paid for income taxes	$84,389	$27,252	$4,730
Supplemental disclosure of noncash investing and financing activities
Accrued capital expenditures	$6,869	$3,538	$2,519

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Michael Kors Holdings Limited (“MKHL,” and together with its subsidiaries, the “Company”) was incorporated in the British Virgin Islands (“BVI”) on December 13, 2002. The Company is a leading designer, marketer, distributor and retailer of branded women’s apparel and accessories and men’s apparel bearing the Michael Kors tradename and related trademarks “MICHAEL KORS,” “MICHAEL MICHAEL KORS,” “KORS MICHAEL KORS” and various other related trademarks and logos. The Company’s business consists of retail, wholesale and licensing segments. Retail operations consist of collection stores, lifestyle stores, including concessions and outlet stores located primarily in the United States, Canada, Europe and Japan. Wholesale revenues are principally derived from major department and specialty stores located throughout the United States, Canada and Europe. The Company licenses its trademarks on products such as fragrances, cosmetics, eyewear, leather goods, jewelry, watches, coats, footwear, men’s suits, swimwear, furs and ties.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

For all periods presented, all ordinary share and per share amounts in these consolidated financial statements and the notes hereto have been adjusted retroactively to reflect the effects of a 3.8-to-1 share split, which was completed on November 30, 2011, as well as the effects of the July 2011 reorganization discussed in Note 2 below, as if such reorganization and share split had occurred at the beginning of the periods presented.

The Company utilizes a 52 to 53 week fiscal year ending on the Saturday closest to March 31. As such, the fiscal years ending on March 31, 2012 and April 2, 2011 (“Fiscal 2012” and “Fiscal 2011,” respectively) consist of 52 weeks, and the fiscal year ending April 3, 2010 (“Fiscal 2010”) consists of 53 weeks.

2. Reorganization and Initial Public Offering

Prior to July 2011, the Company was owned 85% by SHL-Kors Limited, a BVI corporation, and 15% by Mr. Kors. SHL-Kors Limited was owned 100% by SHL Fashion Limited.

In July 2011, the Company underwent a corporate reorganization whereby the Company completed a merger with its former parent, SHL-Kors Limited, which merged with and into the Company, with the Company as the surviving corporation (the “First Merger”). Subsequent to the completion of the First Merger, SHL Fashion Limited, the former parent company of SHL-Kors Limited, merged with and into the Company (the “Second Merger”), with the Company as the surviving corporation. Upon completion of the Second Merger, all previous shareholders of SHL Fashion Limited and Mr. Kors became direct shareholders in the Company. Immediately prior to the Second Merger, the Company issued 475,796 preference shares and 6,579,656 ordinary shares to SHL Fashion Limited in consideration for the extinguishment of the Company’s $101.7 million note payable to SHL Fashion Limited. This exchange was based on the fair value of the Company at the time of exchange. In the Second Merger, Mr. Kors and the shareholders of SHL Fashion received 147,134,033 newly issued ordinary shares and 10,639,716 newly issued convertible preference shares of the Company in proportion to their ownership interests held prior to the Second Merger. The Company considered this transaction to be the acquisition of the non-controlling interest in the Company held by Mr. Kors, and, accordingly, the Company accounted for this transaction as an equity transaction.

Following the reorganization, in a private placement in July 2011, a group of investors purchased (i) all 10,639,716 convertible preference shares issued in the reorganization from the previous SHL Fashion Limited shareholders and Mr. Kors for $490 million, and (ii) 217,137 newly issued convertible preference shares from the Company for $10.0 million, of which $9.5 million in proceeds, net of placement fees of $0.5 million, were

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

received by the Company. As a result of the aforementioned transactions, the capital structure of the Company increased from 4,351 issued and outstanding ordinary shares to 147,134,033 issued and outstanding ordinary shares (650,000,000 authorized) and 10,856,853 authorized, issued and outstanding convertible preference shares.

In addition to the above, immediately prior to the reorganization, the redemption feature related to the contingently redeemable ordinary shares was eliminated, thereby, resulting in the reclassification of $6.7 million from temporary equity, which was classified as “contingently redeemable ordinary shares” in the Company’s consolidated balance sheets, to permanent equity as additional paid-in capital (see Note 12).

On December 20, 2011, the Company completed an initial public offering (“IPO”), which resulted in the sale of 54,280,000 shares at a price of $20 per share, all of which were sold by selling shareholders. The Company did not receive any of the proceeds related to the sale of these shares. On December 20, 2011, in connection with the consummation of the IPO, 10,856,853 convertible preference shares were converted to 41,256,025 ordinary shares at a ratio of 3.8-to-1 resulting in no preference shares issued and outstanding at March 31, 2012.

During March 2012, the Company completed a secondary offering of 25,000,000 ordinary shares at a price of $47.00 per share. Similar to the IPO the Company did not receive any of the proceeds related to the sale of these shares. As a result of the secondary offering, Sportswear Holdings Limited ownership decreased to 26.1% of the Company’s ordinary shares whereby the Company ceased to be a “controlled company” under NYSE listing rules.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to use judgment and make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. The most significant assumptions and estimates involved in preparing the financial statements include allowances for customer deductions, sales returns, sales discounts and doubtful accounts, estimates of inventory recovery, the valuation of stock-based compensation, valuation of deferred taxes and the estimated useful lives used for amortization and depreciation of intangible assets and property and equipment. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes retail store revenues upon sale of its products to retail consumers, net of estimated returns. Wholesale revenue is recognized net of estimates for sales returns, discounts and allowances, after merchandise is shipped and title and risk of loss is transferred to the Company’s wholesale customers. To arrive at net sales for retail, gross sales are reduced by actual customer returns as well as by a provision for estimated future customer returns, which is based on management’s review of historical and current customer returns. Sales taxes collected from retail customers are presented on a net basis and as such are excluded from revenue. To arrive at net sales for wholesale, gross sales are reduced by provisions for estimated future returns, based on current expectations, trade discounts, markdowns, allowances and operational chargebacks, as well as for certain cooperative selling expenses.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The following table details the activity and balances of the Company’s sales reserves for the fiscal years ended March 31, 2012, April 2, 2011 and April 3, 2010 (in thousands):

Retail	Balance Beginning of Year	Amounts Charged to Revenue	Write-offs Against Reserves	Balance at Year End
Return Reserves:
Year ended March 31, 2012	$2,313	$23,580	$(24,234)	$1,659
Year ended April 2, 2011	1,413	14,323	(13,423)	2,313
Year ended April 3, 2010	754	7,298	(6,639)	1,413

Wholesale	Balance Beginning of Year	Amounts Charged to Revenue	Write-offs Against Reserves	Balance at Year End
Total Sales Reserves:
Year ended March 31, 2012	$25,180	$114,577	$(109,376)	$30,381
Year ended April 2, 2011	20,215	84,697	(79,732)	25,180
Year ended April 3, 2010	19,481	68,955	(68,221)	20,215

Licensing revenue generated from product licenses, which includes contributions for advertising, is based on reported sales of licensed products bearing the Company’s tradenames, at rates specified in the license agreements. These agreements are also subject to contractual minimum levels. Royalty revenue generated by geographic specific licensing agreements is recognized as earned under the licensing agreements based on reported sales of licensees applicable to specified periods as outlined in the agreements. These agreements allow for the use of the Company’s tradename to sell its branded products in specific geographic regions.

Advertising

Advertising costs are charged to expense when incurred and are reflected in general and administrative expenses. For the years ended March 31, 2012, April 2, 2011, and April 3, 2010, advertising expense was $31.4 million, $27.4 million and $22.4 million, respectively.

Cooperative advertising expense, which represents the Company’s participation in advertising expenses of its wholesale customers, is reflected as a reduction of net sales. Expenses related to cooperative advertising for Fiscal 2012, Fiscal 2011, and Fiscal 2010, were $4.3 million, $3.9 million and $3.4 million, respectively.

Shipping and Handling

Shipping and handling costs amounting to $19.7 million, $12.4 million and $8.3 million for the years ended March 31, 2012, April 2, 2011, and April 3, 2010, respectively, are included in selling, general and administrative expenses in the statements of operations.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Inventories

Inventories consist of finished goods and are stated at the lower of cost or market value. Cost is determined using the first-in-first-out (FIFO) method. Costs include amounts paid to independent manufacturers, plus duties

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

and freight to bring the goods to the Company’s warehouses, which are located in the United States, Holland, Canada, Japan and Hong Kong. The Company adjusts its inventory to reflect situations in which the cost of inventory is not expected to be fully recovered. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand or competition differ from expectations. For the periods presented, there were no significant adjustments related to unrecoverable inventory.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization (carrying value). Depreciation is provided on a straight-line basis over the expected remaining useful lives of the related assets. Equipment, furniture and fixtures, and computer hardware and software are depreciated over five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated remaining useful lives of the related assets or remaining lease term.

The Company’s share of the cost of constructing in-store shop displays within its wholesale customers’ floor-space (“shop-in-shops”), which is paid directly to third-party suppliers, is capitalized as property and equipment and amortized over a useful life of three years.

Maintenance and repairs are charged to expense in the year incurred. Cost and related accumulated depreciation for property and equipment are removed from the accounts upon their sale or disposition and the resulting gain or loss is reflected in the results of operations.

Internal-use Software

The Company capitalizes, in property and equipment, direct costs incurred during the application development stage and the implementation stage for developing, purchasing or otherwise acquiring software for internal use. These costs are amortized over the estimated useful lives of the software, generally five years. All costs incurred during the preliminary project stage, including project scoping, identification and testing of alternatives, are expensed as incurred.

Intangible Assets

Intangible assets consist of trademarks and lease rights and are stated at cost less accumulated amortization. Trademarks are amortized over twenty years and lease rights are amortized over the term of the related lease agreements on a straight-line basis.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets, including fixed assets and intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of estimated undiscounted future cash flows associated with the asset is less than the asset’s carrying value, an impairment charge is recognized, which is measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, sales and expense growth rates, devaluation and inflation. As such, these estimates may differ from actual cash flows.

Goodwill and Other Intangible Assets

On an annual basis, the Company evaluates goodwill impairment during the Company’s fourth quarter of its fiscal year or whenever impairment indicators exist. Judgments regarding the existence of impairment indicators

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

are based on market conditions and operational performance of the business. Future events could cause the Company to conclude that impairment indicators exist, and, therefore, that goodwill may be impaired. To the extent that the fair value associated with the goodwill is less than its carrying amount, the Company writes down the carrying amount of the goodwill to its fair value.

Prior to Fiscal 2012 the Company assessed goodwill for impairment by calculating the fair value of the Company’s reporting units to which goodwill has been allocated using the discounted cash flow method along with the market multiples method. During Fiscal 2012, the Company adopted a new accounting pronouncement related to goodwill impairment analysis, which allows entities to initially perform a qualitative analysis (“step zero”) of the fair value of its reporting units to determine whether it is necessary to undertake a quantitative (“two step”) goodwill analysis. In the fourth quarter of Fiscal 2012, the Company followed this new guidance with respect to its annual impairment analysis for goodwill, and concluded that the carrying amounts of all reporting units significantly exceeded their respective fair values, and thus performing any further analysis (e.g. two step) was unnecessary.

The Company will continue to perform the aforementioned qualitative analysis (step zero) in future fiscal years as its first step in goodwill impairment assessment. Should the results of this assessment result in either an ambiguous or unfavorable conclusion the Company will perform additional quantitative testing consistent with the fair value approach mentioned above. The valuation methods used in the fair value approach, discounted cash flow and market multiples method, require the Company’s management to make certain assumptions and estimates regarding certain industry trends and future profitability of the Company’s reporting units. If the carrying amount of a reporting unit exceeds its fair value, the Company would compare the implied fair value of the reporting unit goodwill with its carrying value. To compute the implied fair value, the Company would assign the fair value of the reporting unit to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying value of the reporting unit goodwill exceeded the implied fair value of the reporting unit goodwill, the Company would record an impairment loss to write down such goodwill to its implied fair value. The valuation of goodwill is affected by, among other things, the Company’s business plan for the future and estimated results of future operations.

Stock-based Compensation

The Company grants stock-based awards to certain employees and directors of the Company. Awards are measured at the grant date based on the fair value as calculated using the Black-Scholes option pricing model, for share options, or the closing market price at the grant date for restricted shares. These fair values are recognized as expense over the requisite service period, based on attainment of certain vesting requirements, which included the Company’s completion of an initial public offering (“IPO”). Determining the fair value of stock-based awards at the grant date requires considerable judgment, including estimating expected volatility, expected term and risk-free rate.

The Company’s expected volatility is based on the average volatility rates of similar actively traded companies over the past 4.5-9.5 years, which is the Company’s range of estimated expected holding periods. The expected holding period for options which vest based on performance requirements are based on the period to expiration which is generally 9-10 years, which directly correlates to the Company’s service period requirement for such options. Generally, the expected holding period for time-based vesting options (no performance requirements) are calculated using the simplified method which uses the vesting term of the options, generally 4 years, and the contractual term of 7 years, resulting in a holding period of 4.5-4.75 years. The simplified method was chosen as a means to determine the Company’s estimated holding period as prior to December 2011,

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

the Company was privately held and as such there is insufficient historical option exercise experience. The risk-free rate is derived from the zero-coupon U.S. Treasury Strips yield curve, the period of which relates to the grant’s estimated holding period. If factors change and the Company employs different assumptions, the fair value of future awards and resulting stock-based compensation expense may differ significantly from what the Company has estimated in the past.

Foreign Currency Translation and Transactions

The financial statements of the majority of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The Company’s functional currency is the United States dollar (“USD”) for MKHL and its United States based subsidiaries. Assets and liabilities have been translated using period-end exchange rates, and revenues and expenses have been translated using average exchange rates over the reporting period. The adjustments resulting from translation have been recorded separately in shareholders’ equity as a component of accumulated other comprehensive income. Foreign currency transaction income and losses resulting from the re-measuring of transactions denominated in a currency other than the functional currency of a particular entity are included in the consolidated statements of operations.

Derivative Financial Instruments

The Company uses forward currency exchange contracts to manage its exposure to fluctuations in foreign currency for certain of its transactions. The Company in its normal course of business enters into transactions with foreign suppliers and seeks to minimize risk related to these transactions. The Company records these derivative instruments on the consolidated balance sheets at fair value. Though the Company uses forward contracts to hedge its cash flows, the Company does not designate these instruments as hedges for hedge accounting purposes. Accordingly, changes in the fair value of these contracts, as of each balance sheet date and upon maturity, are recorded in cost of sales or operating expenses, within the Company’s consolidated statements of operations, as applicable to the transactions for which the forward exchange contracts were intended to hedge. For Fiscal 2012 the Company recorded a gain of $2.6 million relating to these contracts, as a component of operations. For fiscal years ended 2011 and 2010, amounts representing a loss of $2.5 million and, $1.0 million, respectively, were charged to operations. The following table details the fair value of these contracts as of March 31, 2012 and April 2, 2011 (in thousands):

	March 31, 2012	April 2, 2011
Prepaid expenses and other current assets	$1,318	$745
Accrued expenses and other current liabilities	$(276)	$(2,293)

The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. In attempts to mitigate counterparty credit risk, the Company enters into contracts with carefully selected financial institutions based upon their credit ratings and certain other financial factors, adhering to established limits for credit exposure. The aforementioned forward contracts generally have a term of no more than 18 months. The period of these contracts is directly related to the foreign transaction they are intended to hedge. The notional amount of these contracts outstanding at March 31, 2012 is approximately $51.2 million.

Income Taxes

Deferred income tax assets and liabilities have been provided for temporary differences between the tax bases and financial reporting bases of the Company’s assets and liabilities using the tax rates and laws in effect for the periods in which the differences are expected to reverse. The Company periodically assesses the realizability of deferred tax assets and the adequacy of deferred tax liabilities, based on the results of local, state, federal or foreign statutory tax audits or estimates and judgments used.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Realization of deferred tax assets associated with net operating loss and tax credit carryforwards is dependent upon generating sufficient taxable income prior to their expiration in the applicable tax jurisdiction. The Company periodically reviews the recoverability of its deferred tax assets and provides valuation allowances, as deemed necessary, to reduce deferred tax assets to amounts that more-likely-than-not will be realized. The Company’s management considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent earnings results within various taxing jurisdictions, expectations of future taxable income, the carryforward periods remaining and other factors. Changes in the required valuation allowance are recorded in income in the period such determination is made. Deferred tax assets could be reduced in the future if the Company’s estimates of taxable income during the carryforward period are significantly reduced or alternative tax strategies are no longer viable.

The Company recognizes the impact of an uncertain income tax position taken on its income tax returns at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will be recognized if it has less than a 50% likelihood of being sustained. The tax positions are analyzed periodically (at least quarterly) and adjustments are made as events occur that warrant adjustments for those positions. The Company records interest expense and penalties payable to relevant tax authorities as income tax expense.

Rent Expense, Deferred Rent and Landlord Construction Allowances

The Company leases office space, retail stores and distribution facilities under agreements that are classified as operating leases. Many of these operating leases include contingent rent provisions (percentage rent), and/or provide for certain landlord allowances related to tenant improvements and other relevant items. Rent expense is calculated by recognizing total minimum rental payments (net of any rental abatements, construction allowances and other rental concessions), on a straight-line basis, over the lease term. Accordingly, rent expense charged to operations differs from rent paid, resulting in the Company recording deferred rent, which is classified as a long-term liability in the Company’s consolidated balance sheets. The recognition of rent expense for a given operating lease commences on the earlier of the lease commencement date or the date of possession of the property. The Company accounts for landlord allowances and incentives as a component of deferred rent, which is amortized over the lease term as a reduction of rent expense. The Company records rent expense as a component of selling, general and administrative expenses.

Deferred Financing Costs

The Company defers costs directly associated with acquiring third party financing. These deferred costs are amortized as interest expense over the term of the related indebtedness. As of March 31, 2012, deferred financing costs were $2.4 million, net of accumulated amortization of $1.3 million, and as of April 2, 2011, deferred financing costs were $0.2 million, net of accumulated amortization of $0.8 million. Deferred financing costs are included in other assets on the consolidated balance sheets.

Net Income Per Share

The Company reports earnings per share in conformity with the two-class method for calculating and presenting earnings per share, due to the existence of both ordinary and convertible preference securities. Under the two-class method, basic net income per ordinary share is computed by dividing the net income available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net income available to shareholders is determined by allocating undistributed earnings between holders of ordinary and convertible preference shares, based on the participation rights of the preference shares. Diluted net income per share is computed by dividing the net income available to both ordinary and preference shareholders by the weighted-average number of dilutive shares outstanding during the period.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The Company’s basic net income per share excludes the dilutive effect of stock options and unvested restricted shares. It is based upon the weighted average number of ordinary shares outstanding during the period divided into net income.

Diluted net income per share reflects the potential dilution that would occur if share option grants or any other dilutive equity instruments were exercised or converted into ordinary shares. These equity instruments are included as potential dilutive securities to the extent they are dilutive under the treasury stock method for the applicable periods.

For the purposes of basic and diluted net income per share, as a result of the reorganization and exchange during July 2011, weighted average shares outstanding for purposes of presenting net income per share on a comparative basis were retroactively restated for all periods presented to reflect the exchange of ordinary shares for the newly issued ordinary and convertible preference shares as described in Note 2, as if such reorganization and exchange had occurred at the beginning of the periods presented. In addition, as a result of the 3.8-to-1 share split, which was completed on November 30, 2011, weighted average shares outstanding were retroactively restated for all periods presented.

The components of the calculation of basic net income per ordinary share and diluted net income per ordinary share are as follows (in thousands except share and per share data):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Numerator:
Net Income	$147,364	$72,506	$39,248
Net income applicable to preference shareholders	21,227	15,629	8,460

Net income available for ordinary shareholders	126,137	56,877	30,788

Denominator:
Basic weighted average ordinary shares	158,258,126	140,554,377	140,554,377
Weighted average dilutive share equivalents:
share options and restricted shares/units	2,628,650	—	—
convertible preference shares	28,412,421	38,622,891	38,622,891

Diluted weighted average ordinary shares	189,299,197	179,177,268	179,177,268
Basic net income per ordinary share	$0.80	$0.40	$0.22

Diluted net income per ordinary share	$0.78	$0.40	$0.22

Stock options for Fiscal 2012 for 343,787 shares have been excluded from the above calculation as they were anti-dilutive. Stock options for fiscal years 2011 and 2010 have been excluded from the calculation of diluted earnings per share as they were not exercisable during those periods, as the Company had not completed an IPO.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Recent Accounting Pronouncements—The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that have a material impact on results of operations, financial condition, or cash flows, based on current information.

4. Receivables

Receivables consist of (in thousands):

	March 31, 2012	April 2, 2011
Trade receivables:
Credit risk assumed by factors	$125,219	$82,111
Credit risk retained by Company	28,021	20,543
Receivables due from licensees	6,026	5,315

	159,266	107,969
Less allowances (1):	(32,040)	(27,888)

	$127,226	$80,081

(1)

Allowances consist of the following: sales returns, discounts and credits, as well as doubtful accounts, which were $0.4 million and $0.4 million, at the end of Fiscal 2012 and Fiscal 2011, respectively.

The Company has historically assigned a substantial portion of its trade receivables to factors in the United States and Europe whereby the factors assumed credit risk with respect to such receivables assigned. Under the factor agreements, factors bear the risk of loss from the financial inability of the customer to pay the trade receivable when due, up to such amounts as accepted by the factor; but not the risk of non-payment of such trade receivable for any other reason. The Company provides an allowance for such non-payment risk at the time of sale.

Receivables are presented net of allowances for sales returns, discounts, markdowns, operational chargebacks and doubtful accounts. Sales returns are determined based on an evaluation of current market conditions and historical returns experience. Discounts are based on open invoices where trade discounts have been extended to customers. Markdowns are based on retail sales performance, seasonal negotiations with customers, historical deduction trends and an evaluation of current market conditions. Operational chargebacks are based on deductions taken by customers, net of expected recoveries. Such provisions, and related recoveries, are reflected in net sales.

The allowance for doubtful accounts is determined through analysis of periodic aging of receivables for which credit risk is not assumed by the factors and assessments of collectability based on an evaluation of historic and anticipated trends, the financial conditions of the Company’s customers and the impact of general economic conditions. The past due status of a receivable is based on its contractual terms. Amounts deemed uncollectible are written off against the allowance when it is probable the amounts will not be recovered.

5. Concentration of Credit Risk, Major Customers and Suppliers

Financial instruments that subject the Company to concentration of credit risk are cash and cash equivalents and receivables. As part of its ongoing procedures, the Company monitors its concentration of deposits with various financial institutions in order to avoid any undue exposure. The Company mitigates its risk by depositing cash and cash equivalents in major financial institutions. With respect to certain of its receivables, the Company

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

mitigates its credit risk through the assignment of receivables to a factor (as demonstrated in the above table in “Credit risk assumed by factors”). For the years ended March 31, 2012, April 2, 2011, and April 3, 2010, net sales related to one customer, within the Company’s wholesale segment, accounted for approximately 13%, 14%, and 15%, respectively, of total revenue. The accounts receivable related to this customer were fully factored for all three fiscal years.

The Company contracts for the purchase of finished goods with independent third-party contractors, whereby the contractor is generally responsible for all manufacturing processes, including the purchase of piece goods and trim. Although the Company does not have any long-term agreements with any of its manufacturing contractors, the Company believes it has mutually satisfactory relationships with them. The Company allocates product manufacturing among agents and contractors based on their capabilities, the availability of production capacity, quality, pricing and delivery. The inability of certain contractors to provide needed services on a timely basis could adversely affect the Company’s operations and financial condition. The Company has relationships with various agents who source the Company’s finished goods with numerous contractors on the Company’s behalf. For the year ended March 31, 2012, one agent sourced approximately 17.0% and one contractor accounted for approximately 31.0% of the Company’s finished goods purchases.

6. Property and Equipment

Property and equipment consist of (in thousands):

	March 31, 2012	April 2, 2011
Furniture and fixtures	$58,009	$39,564
Equipment	10,871	8,593
Computer equipment and software	20,280	14,042
In-store shops	48,058	30,970
Leasehold improvements	137,771	95,020

	274,989	188,189
Less: accumulated depreciation and amortization	(117,487)	(77,694)

Subtotal	157,502	110,495
Construction-in-progress	13,253	8,828

	$170,755	$119,323

Depreciation and amortization of property and equipment for the years ended March 31, 2012, April 2, 2011, and April 3, 2010, was $36.0 million, $23.6 million, and $17.1 million, respectively. During Fiscal 2012 and Fiscal 2011, the Company recorded impairment charges of $3.3 million and $2.1 million, respectively, related to certain retail locations still in operation. The impairments related to two stores, in each of Fiscal 2012 and Fiscal 2011.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

7. Intangible Assets and Goodwill

The following table discloses the carrying values of intangible assets and goodwill (in thousands):

	March 31, 2012			April 2, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trademarks	$23,000	$10,545	$12,455	$23,000	$9,395	$13,605
Lease Rights	3,838	2,147	1,691	3,823	1,632	2,191
Goodwill	14,005	—	14,005	14,005	—	14,005

	$40,843	$12,692	$28,151	$40,828	$11,027	$29,801

The trademarks relate to the Company’s brand name and are amortized over twenty years. Lease rights are amortized over the respective terms of the underlying lease. Amortization expense was $1.5 million, $1.9 million, and $1.7 million, respectively, for each of the years ended March 31, 2012, April 2, 2011, and April 3, 2010.

Goodwill is not amortized but will be tested for impairment in the last quarter of Fiscal 2013, or whenever impairment indicators exist. As of March 31, 2012, cumulative impairment related to goodwill totaled $5.4 million. There were no charges related to the impairment of goodwill in the periods presented.

Estimated amortization expense for each of the next five years is as follows (in thousands):

Fiscal 2013	$1,472
Fiscal 2014	1,406
Fiscal 2015	1,406
Fiscal 2016	1,399
Fiscal 2017	1,398
Thereafter	7,064

$14,145

As a result of impairment charges recognized in Fiscal 2011, related to certain retail stores, as described in Note 6, the Company recognized impairment charges of $1.8 million for lease rights related to those stores. There were no impairments to lease rights related to the stores which were impaired during Fiscal 2012.

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of (in thousands):

	March 31, 2012	April 2, 2011
Professional services	$2,545	$1,115
Advance royalty	9,881	5,173
Inventory purchases	3,750	1,644
Sales tax payable	4,636	1,974
Unrealized loss on foreign exchange contracts	276	2,293
Advertising	2,038	655
Other	9,971	4,432

	$33,097	$17,286

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

9. Credit Facilities

The Company has a secured revolving credit facility as amended (the “Credit Facility”), which expires on September 15, 2015. The Credit Facility provides for up to $100.0 million of borrowings and a sub-limit for loans and letters of credit to the Company’s European subsidiaries of $35.0 million. The Credit Facility provides for aggregate credit available to the Company equal to the lesser of (i) $100.0 million or (ii) the sum of specified percentages of eligible receivables and eligible inventory, as defined, plus $30.0 million. Amounts outstanding under the Credit Facility are collateralized by substantially all the assets of the Company. The Credit Facility contains covenants that, among other things, require the Company to maintain a fixed charge coverage ratio, set limits on capital expenditures and indebtedness, and restrict the incurrence of additional liens and cash dividends.

Borrowings under the Credit Facility accrue interest at the rate per annum announced from time to time by the agent of 1.25% above the prevailing applicable prime rate, or at a per annum rate equal to 2.25% above the prevailing LIBOR rate. The weighted average interest rate for the Credit Facility was 3.93% during Fiscal 2012 and 4.53% during Fiscal 2011. The Credit Facility requires an annual facility fee of $0.1 million, and an annual commitment fee of 0.35% on the unused portion of the available credit under the Credit Facility.

As of March 31, 2012, the amount of borrowings outstanding on the Credit Facility was $22.7 million, and the amount available for future borrowings was $43.9 million. The largest amount borrowed during Fiscal 2012 was $34.8 million. At March 31, 2012, there were documentary letters of credit outstanding for approximately $21.8 million and stand-by letters of credit outstanding of $11.3 million.

10. Commitments and Contingencies

Leases

The Company leases office space, retail stores and warehouse space under operating lease agreements that expire at various dates through April 2026. In addition to minimum rental payments, the leases require payment of increases in real estate taxes and other expenses incidental to the use of the property.

Rent expense for the Company’s operating leases consist of the following (in thousands):

	March 31, 2012	April 2, 2011	April 3, 2010
Minimum rentals	$61,364	$43,875	$26,246
Contingent rent	11,209	3,049	1,071

Total rent expense	$72,573	$46,924	$27,317

Future minimum lease payments under the terms of these noncancelable operating lease agreements are as follows (in thousands):

Fiscal year ending
2013	$61,996
2014	65,104
2015	66,571
2016	63,374
2017	60,770
Thereafter	217,950

$535,765

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The Company has issued stand-by letters of credit to guarantee certain of its retail and corporate operating lease commitments, aggregating $7.9 million at March 31, 2012.

Long-term Employment Contract

The Company has an employment agreement with one of its officers that provides for continuous employment through the date of the officer’s death or permanent disability at a current salary of $2.5 million. In addition to the salary, the agreement provides for an annual bonus and other employee related benefits.

Contingencies

In the ordinary course of business, the Company is party to various legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, the Company’s management does not believe that the outcome of all pending legal proceedings in the aggregate will have a material adverse effect on its cash flow, results of operations or financial position.

11. Fair Value of Financial Instruments

Financial assets and liabilities are measured at fair value using a valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs based on a company’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

Level 2 – Valuations based on quoted inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company has historically entered into forward exchange contracts to hedge the foreign currency exposure of its firm commitments to purchase certain inventory from its manufacturers in Europe, as well as commitments for certain services. The forward contracts that are used in the program mature in eighteen months or less, consistent with the related purchase commitments. The Company attempts to hedge the majority of its total anticipated European purchase and service contracts. Gains and losses applicable to derivatives used for purchase commitments are recognized in cost of sales, and those applicable to other services are recognized in selling, general and administrative expenses. In determining the fair value of the Company’s foreign currency forward contracts, the Company’s only derivative instruments, observable inputs were available at March 31, 2012, and thus were relied upon for the valuation of the Company’s forward contracts.

The fair value of the forward contracts are included in prepaid expenses and other current assets, and in accrued expenses and other current liabilities in the consolidated balance sheets, depending on whether they represent assets or (liabilities) to the Company. Amounts recorded in the statement of operations relating to the

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

changes in fair value of foreign currency contracts during Fiscal 2012, as a net gain, were approximately $2.6 million, most of which were included in cost of goods sold. All contracts are categorized in Level 2 of the fair value hierarchy as shown in the following table (in thousands):

		Fair value at March 31, 2012, using:
(In thousands)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Foreign currency forward contracts - Euro	$(276)	$—	$(276)	$—
Foreign currency forward contracts - U.S. Dollar	1,318	—	1,318	—

Total	$1,042	$—	$1,042	$—

The Company’s cash and cash equivalents, accounts receivable and accounts payable, are recorded at carrying value, which approximates fair value. Borrowings under the Credit Facility are recorded at face value as the fair value of the Credit Facility is synonymous with its recorded value as it is a short-term debt facility due to its revolving nature.

12. Stock-Based Compensation

The Company issues equity grants to certain employees and directors of the Company at the discretion of the Company’s Compensation Committee. The Company has two equity plans, one adopted in Fiscal 2008, the Michael Kors (USA), Inc. Stock Option Plan (as amended and restated, the “2008 Plan”), and the other adopted in the third fiscal quarter of Fiscal 2012, the Michael Kors Holdings Limited Omnibus Incentive Plan (the “2012 Plan”). The 2008 Plan provided for the granting of share options only and was authorized to issue up to 23,980,823 ordinary shares. As of March 31, 2012, there are no shares available for the granting of equity awards under the 2008 Plan. The 2012 Plan allows for the granting of share options, restricted shares and restricted share units, and other equity awards, and authorizes a total issuance of up to 15,246,000 ordinary shares. At March 31, 2012, there were 12,476,120 ordinary shares available for the granting of equity awards under the 2012 Plan. Option grants issued from the 2008 Plan generally expire ten years from the date of the grant, and those issued under the 2012 Plan generally expire seven years from the date of the grant.

Stock Options

Stock options are generally exercisable at no less than the fair market value on the date of grant. The Company has issued two types of option grants, those that vest based on the attainment of a performance target and those that vest based on the passage of time. Performance based stock options may vest based upon the attainment of one of two performance measures. One performance measure is an individual performance target, which is based upon certain performance targets unique to the individual grantee, and the other measure is a company-wide performance target, which is based on a cumulative minimum growth requirement in consolidated net equity. The individual performance target vests 20% of the total option grant each year the target is satisfied. The individual has ten years in which to achieve five individual performance vesting tranches. The company-wide performance target must be achieved over the ten-year term. Performance is measured at the end of the term, and any unvested options under the grant vest if the target is achieved. The Company-wide performance target is established at the time of the grant. The target metrics underlying individual performance vesting requirements are established for each recipient each year up until such time as the grant is fully vested. Options

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

subject to time based vesting requirements become vested in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such options were awarded.

The following table summarizes the share options activity during Fiscal 2012, and information about options outstanding at March 31, 2012:

	Number of Options	Weighted Average Exercise price	Weighted Average Remaining Contractual Live (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at April 2, 2011	19,414,315	$3.06
Granted	5,256,780	$16.36
Redeemed*	(1,140,974)	$2.75
Exercised	(3,521,258)	$2.75
Canceled/forfeited	(466,463)	$8.16

Outstanding at March 31, 2012	19,542,400	$6.59	7.81	$781,689

Vested or expected to vest at March 31, 2012	18,174,432	$6.45	7.76

Vested and exercisable at March 31, 2012	6,047,975	$2.82	6.66	$264,741

*

The Company redeemed certain option grants during August 2011, for which it paid cash consideration of $10.7 million, representing the $12.12 share value established at the time of the private placement, less the exercise price of the option grants in the aggregate. The redemption was charged to selling, general and administrative expenses during the fiscal year ended March 31, 2012.

The total intrinsic value of options exercised during Fiscal 2012 was $109.5 million. The cash received from options exercised during Fiscal 2012, was $9.7 million. There were no options exercised prior to Fiscal 2012.

The weighted average grant date fair value for options granted during Fiscal 2012, Fiscal 2011, and Fiscal 2010, was $8.01, $3.08, and $0.96, respectively. The following table represents assumptions used to estimate the fair value of options:

	Fiscal Year Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Expected dividend yield	0.0%	0.0%	0.0%
Volatility factor	46.5%	46.7%	46.4%
Weighted average risk-free interest rate	1.8%	3.2%	3.9%
Expected life of option	7.8 years	10 years	10 years

Restricted Shares

The Company grants restricted shares and restricted share units at the fair market value at the date of the grant. Expense for restricted share grants is calculated based on the intrinsic value of the grant, which is the difference between the cost to the recipient and the fair market value of the underlying share (grants are generally issued at no cost to the recipient). Expense is recognized ratably over the vesting period which is generally four years from the date of the grant. Similar to share options, restricted share grants vest in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such grants were awarded. Restricted share units vest in full on the first anniversary of the date of the grant.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The following table summarizes restricted shares and restricted share units for the 2012 Plan as of March 31, 2012 and changes during the fiscal year then ended:

	Number of Unvested Restricted Shares/Units	Weighted Average Grant Date Fair Value
Unvested at April 2, 2011	—	$—
Granted	836,874	$22.53
Vested	—	$—
Canceled/forfeited	—	$—

Unvested at March 31, 2012	836,874	$22.53

Compensation expense attributable to stock-based compensation for Fiscal 2012 was approximately $27.0 million. There was no compensation expense recognized prior to Fiscal 2012, as the Company had not completed an IPO which was one of the vesting requirements for all equity grants. Had the completion of an IPO occurred as of the beginning of the periods presented, compensation expense of $5.3 million and $1.6 million would have been recognized for Fiscal 2011 and Fiscal 2010, respectively. As of March 31, 2012, the remaining unrecognized stock-based compensation expense for non-vested share options and restricted shares to be expensed in future periods is $67.7 million, and the related weighted-average period over which it is expected to be recognized is 3.4 years. There were 6,047,975 and 13,494,425 vested and non-vested outstanding options, respectively, at March 31, 2012. There were 820,074 unvested restricted grants and 16,800 restricted stock units at March 31, 2012. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on its historical forfeiture rate since the inception of stock option granting. The estimated value of future forfeitures for equity grants as of March 31, 2012 is approximately $5.1 million.

13. Taxes

MKHL is incorporated in the British Virgin Islands and is generally not subject to taxation. MKHL’s subsidiaries are subject to taxation in the United States and various other foreign jurisdictions which are aggregated in the “Non-U.S,” information captioned below.

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
United States	$227,514	$134,197	$48,300
Non-U.S.	21,302	(978)	6,647

Total income before provision for income taxes	$248,816	$133,219	$54,947

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The provision for income taxes was as follows (in thousands):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Current
U.S. Federal	$79,690	$30,494	$552
U.S. State	20,916	11,527	1,976
Non-U.S.	8,575	6,249	2,146

Total current	109,181	48,270	4,674

Deferred
U.S. Federal	(4,128)	9,950	8,203
U.S. State	(3,595)	2,057	3,718
Non-U.S.	(6)	436	(896)

Total deferred	(7,729)	12,443	11,025

Total provision for income taxes	$101,452	$60,713	$15,699

The following table summarizes the significant differences between the United States Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes:

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Federal tax at 35% statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	4.8%	7.1%	10.6%
Differences in tax effects on foreign income	-1.3%	1.9%	-1.7%
Foreign tax credit	-0.6%	-1.1%	0.0%
Reserve for potential witholding requirements (1)	0.0%	0.1%	-15.2%
Liability for uncertain tax positions	0.2%	0.3%	0.5%
Effect of changes in valuation allowances on deferred tax assets	1.8%	2.5%	-1.4%
Other	0.9%	-0.2%	0.8%

	40.8%	45.6%	28.6%

(1)

During Fiscal 2010, as a result of the reorganization of certain of the Company’s international operations, certain withholding tax requirements were eliminated and the related deferred tax liability previously required to be recognized of approximately $8.4 million was reversed.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Significant components of the Company’s deferred tax assets (liabilities) consist of the following (in thousands):

	March 31, 2012	April 2, 2011
Deferred tax assets
Inventories	$5,185	$4,683
Payroll related accruals	1,123	239
Deferred rent	11,677	8,304
Net operating loss carryforwards	8,142	4,460
Stock compensation	7,777	—
Deferred revenue	3,993	2,096
Other	1,464	794

	39,361	20,576
Valuation allowance	(8,233)	(4,387)

Total deferred tax assets	31,128	16,189

Deferred tax liabilities
Goodwill and intangibles	(1,222)	(1,380)
Depreciation	(20,801)	(10,602)
Other	(308)	(429)

Total deferred tax liabilities	(22,331)	(12,411)

Net deferred tax assets	$8,797	$3,778

The Company maintains valuation allowances on deferred tax assets applicable to subsidiaries in jurisdictions for which separate income tax returns are filed where realization of the related deferred tax assets from future profitable operations is not reasonably assured. Deferred tax valuation allowances were increased by approximately $4.4 million in Fiscal 2012, $3.3 million in Fiscal 2011, and $0.8 million in Fiscal 2010. As a result of the attainment and expectation of achieving profitable operations in certain countries comprising the Company’s European operations and certain state jurisdictions in the United States, for which deferred tax valuation allowances had been previously established, the Company released valuation allowances amounting to approximately $0.2 million in Fiscal 2012 and $0.9 million in Fiscal 2011. The above amounts exclude the effect of currency translation adjustments.

The Company has U.S. state and non-U.S. net operating loss carryforwards of approximately $2.9 million and $43.7 million, respectively, that will begin to expire in 2026 and 2016, respectively.

As of March 31, 2012, the Company has accrued a liability of approximately $1.9 million related to uncertain tax positions, which includes accrued interest, which is included in other long-term liabilities in the consolidated balance sheets.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was approximately $1.8 million at March 31, 2012, and approximately $0.9 million at April 2, 2011. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding accrued interest, for Fiscal 2012 and Fiscal 2011, are presented below (in thousands):

	March 31, 2012	April 2, 2011
Unrecognized tax benefits beginning balance	$939	$378
Additions related to prior period tax positions	246	—
Additions related to current period tax positions	573	675
Decreases from prior period positions	—	(114)

Unrecognized tax benefits ending balance	$1,758	$939

The Company classifies interest and penalties related to unrecognized tax benefits as components of the provision for income taxes. Interest recognized through the consolidated statements of operations for Fiscal 2012 and Fiscal 2011 was approximately $0.1 million and $0.1 million, respectively.

The total amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events, including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statutes of limitations. The Company files income tax returns in the United States, for federal, state, and local purposes, and in certain foreign jurisdictions. With few exceptions, the Company is no longer subject to examinations by the relevant tax authorities for years prior to its fiscal year ended March 31, 2008.

The total amount of undistributed earnings of United States and other non-U.S. subsidiaries as of March 31, 2012 was approximately $274.3 million. It is the Company’s intention to permanently reinvest undistributed earnings of its United States and non-U.S. subsidiaries and thereby indefinitely postpone their remittance. Accordingly, no provision has been made for withholding taxes or income taxes which may become payable if undistributed earnings are paid as dividends.

14. Retirement Plans

The Company maintains defined contribution plans for employees, who become eligible to participate after three months of service. Features of these plans allow participants to contribute to a plan a percentage of their compensation, up to statutory limits depending upon the country in which a plan operates, and provide for mandatory and/or discretionary matching contributions by the Company. For the years ended March 31, 2012, April 2, 2011 and April 3, 2010, the Company recognized expense of approximately $1.6 million. $1.3 million and $0.9 million, respectively, related to these retirement plans.

15. Segment Information

The Company operates its business through three operating segments—Retail, Wholesale and Licensing—which are based on its business activities and organization. The operating segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by executive management in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are net sales or revenue (in the case of Licensing) and operating income for each segment. The Company’s reportable segments represent channels of distribution that offer similar merchandise, customer experience and sales/marketing strategies. Sales of the Company’s products through Company owned stores for the Retail segment include “Collection,” “Lifestyle” including “concessions,” and outlet stores located

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

throughout North America, Europe, and Japan. Products sold through the Retail segment include women’s apparel, accessories (which include handbags and small leather goods such as wallets), women’s footwear and licensed products, such as watches, fragrances and eyewear. The Wholesale segment includes sales primarily to major department stores and specialty shops throughout North America and Europe. Products sold through the Wholesale segment include accessories (which include handbags and small leather goods such as wallets), footwear and women’s and men’s apparel. The Licensing segment includes royalties earned on licensed products and use of the Company’s trademarks, and rights granted to third parties for the right to sell the Company’s products in certain geographical regions such as Korea, the Philippines, Singapore, Malaysia, the Middle East, Russia, Turkey, China, Hong Kong, Macau and Taiwan. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance. Corporate overhead expenses are allocated to the segments based upon specific usage or other allocation methods.

The Company has allocated $12.1 million and $1.9 million of its recorded goodwill to its Wholesale and Licensing segments, respectively. The Company does not have identifiable assets separated by segment. The following table presents the key performance information of the Company’s reportable segments (in thousands):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Revenue:
Net sales: Retail	$626,940	$344,195	$186,538
Wholesale	610,160	413,605	296,914
Licensing	65,154	45,539	24,647

Total revenue	$1,302,254	$803,339	$508,099

Income from operations:
Retail	$121,851	$61,194	$15,514
Wholesale	85,000	48,241	31,258
Licensing	40,831	27,431	9,402

Income from operations	$247,682	$136,866	$56,174

Depreciation and amortization expense for each segment are as follows (in thousands):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Depreciation:
Retail(1)	$25,293	$16,526	$11,969
Wholesale	12,012	8,894	6,799
Licensing	249	123	75

Total depreciation	$37,554	$25,543	$18,843

(1)	Excluded in the above table are impairment charges related to the retail segment for $3.3 million and $3.8 million, during the fiscal years ended March 31, 2012 and April 2, 2011, respectively.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Total revenue (as recognized based on country of origin), and long-lived assets by geographic location of the consolidated Company are as follows (in thousands):

	Fiscal Years Ended
	March 31, 2012	April 2, 2011	April 3, 2010
Net revenues:
North America (U.S. and Canada)	$1,183,234	$763,819	$497,278
Europe	108,790	38,502	10,821
Other regions	10,230	1,018	—

Total net revenues	$1,302,254	$803,339	$508,099

	As of
	March 31, 2012	April 2, 2011
Long-lived assets:
North America (U.S. and Canada)	$151,516	$113,702
Europe	27,857	19,539
Other regions	5,528	1,878

Total Long-lived assets:	$184,901	$135,119

16. Agreements with Shareholders and Related Party Transactions

The shareholder’s agreement between the Company, SHL-Kors Limited (the Company’s former parent prior to the reorganization during July 2011), and Mr. Kors, which provided for the right of the estate of Mr. Kors for a period of 180 days after his death, to elect to sell to the Company all, but not less than all, of the ordinary shares of MKHL then owned by Mr. Kors, was terminated prior to the time of the reorganization as described in Note 2. As a result of this termination, the ordinary shares that were presented in temporary equity in the Company’s consolidated balance sheet at April 2, 2011 as “contingently redeemable ordinary shares” for a value of $6.7 million (which represented the value of the ordinary shares on the date they were acquired by Mr. Kors), were reclassified to permanent equity during July 2011.

During July 2011, the note payable to the Company’s former parent, for $101.7 million, was exchanged for 475,796 preference shares and 6,579,662 ordinary shares, after taking into effect the impact of the share exchange that resulted from the reorganization discussed in Note 2. Accordingly, as of March 31, 2012, there are no outstanding balances related to the note.

From time to time, Sportswear Holdings Limited (the Company’s former parent) or its affiliates have provided a plane for purposes of business travel to the directors and senior management of the Company at no charge to the Company. During Fiscal 2012, $1.4 million, representing the estimated costs of these services, which are based on allocated or incremental cost, was charged to selling, general and administrative expenses as an offset to contributed capital (additional paid-in capital). In the future, the Company may charter a plane from Sportswear Holdings Limited or its affiliates for the Company’s directors and senior management for purposes of business travel.

The Company’s Chief Executive officer and Chief Creative Officer, John Idol and Michael Kors, along with certain of the Company’s current shareholders, including Sportswear Holdings Limited, jointly own Michael Kors Far East Holdings Limited, a BVI company. During Fiscal 2012 the Company entered into certain

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

licensing agreements with certain subsidiaries of Far East Holdings Limited (the “Licensees”) which provide the Licensees with exclusive rights for use of the Company’s trademarks within China, Hong Kong, Macau and Taiwan, and to import, sell, advertise and promote the Company’s products in these regions, as well as to own and operate stores which bear the Company’s tradenames. The agreements between the Company and Far East Holdings Limited expire on March 31, 2041, and may be terminated by the Company at certain intervals if certain minimum sale benchmarks are not met. As of March 31, 2012, there were no royalties earned under these agreements. The Company will not earn royalties under this agreement until the start of its fiscal 2014 year. The Company also provides the Licensees with certain services, including, but not limited to, supply chain and logistics support, management information system support and tax and accounting support at the request of the Licensees, for which the Company charges a service fee based on allocated internal costs employed in delivering the services, and includes a contractually agreed upon markup. During Fiscal 2012 amounts charged to the Licensees for these services totaled $0.9 million, which is recorded in other selling, general and administrative expenses. As of March 31, 2012, there have been no cash payments received related to these charges.

17. Selected Quarterly Financial Information (Unaudited)

The following table summarizes the Fiscal 2012 and 2011 quarterly results (dollars in thousands):

	Fiscal Quarter Ended
	June	September	December	March
Year Ended March 31, 2012
Total Revenue	$243,126	$305,532	$373,606	$379,990
Gross profit	$136,969	$175,100	$221,905	$219,122
Income from operations	$44,976	$59,278	$64,587	$78,841
Net income	$24,115	$40,606	$39,031	$43,612
Weighted average ordinary shares outstanding:
Basic	140,554,377	146,555,601	154,738,356	191,184,171
Diluted	179,177,268	187,580,161	193,583,954	196,855,404

Year Ended April 2, 2011
Total Revenue	$151,516	$189,369	$222,451	$240,003
Gross profit	$82,354	$102,827	$126,763	$134,121
Income from operations	$17,180	$32,122	$44,930	$42,634
Net income	$11,752	$15,591	$27,790	$17,373
Weighted average ordinary shares outstanding:
Basic	140,554,377	140,554,377	140,554,377	140,554,377
Diluted	179,177,268	179,177,268	179,177,268	179,177,268

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2012	March 31, 2012
Assets
Current assets
Cash and cash equivalents	$162,075	$106,354
Receivables, net	104,700	127,226
Inventories	246,601	187,413
Deferred tax assets	15,518	11,145
Prepaid expenses and other current assets	40,298	31,925

Total current assets	569,192	464,063
Property and equipment, net	180,317	170,755
Intangible assets, net	13,684	14,146
Goodwill	14,005	14,005
Deferred tax assets	3,942	3,952
Other assets	6,780	7,504

Total assets	$787,920	$674,425

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$27,667	$22,674
Accounts payable	82,464	67,326
Accrued payroll and payroll related expenses	17,270	33,710
Accrued income taxes	40,342	8,199
Accrued expenses and other current liabilities	28,505	33,097

Total current liabilities	196,248	165,006
Deferred rent	46,137	43,292
Deferred tax liabilities	6,816	6,300

Other long-term liabilities	3,069	3,590

Total liabilities	252,270	218,188
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 193,226,091 shares issued and outstanding at June 30, 2012, and 192,731,390 shares issued and outstanding at March 31, 2012	—	—
Additional paid-in capital	242,367	228,321
Accumulated other comprehensive loss	(4,013)	(735)
Retained earnings	297,296	228,651

Total shareholders’ equity	535,650	456,237

Total liabilities and shareholders’ equity	$787,920	$674,425

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 30, 2012	July 2, 2011
Net sales	$397,370	$232,282
Licensing revenue	17,495	10,844

Total revenue	414,865	243,126
Cost of goods sold	163,865	106,157

Gross profit	251,000	136,969
Selling, general and administrative expenses	126,002	83,492
Depreciation and amortization	13,055	8,501

Total operating expenses	139,057	91,993

Income from operations	111,943	44,976
Interest expense, net	435	671
Foreign currency (gain) loss	(375)	1,507

Income before provision for income taxes	111,883	42,798
Provision for income taxes	43,238	18,683

Net income	68,645	24,115
Net income applicable to preference shareholders	—	5,198

Net income available for ordinary shareholders	$68,645	$18,917

Weighted average ordinary shares outstanding:
Basic	192,790,454	140,554,377
Diluted	199,391,127	179,177,268

Net income per ordinary share:
Basic	$0.36	$0.13
Diluted	$0.34	$0.13

Statements of Comprehensive Income:
Net income	$68,645	$24,115
Foreign currency translation adjustments	(3,278)	1,979

Comprehensive income	$65,367	$26,094

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands except share data)

(Unaudited)

	Ordinary Shares		Additional Paid-in	Accumulated Other Comprehensive	Retained
	Shares	Amounts	Capital	Loss	Earnings	Total
Balance at March 31, 2012	192,731,390	$—	$228,321	$(735)	$228,651	$456,237
Net income	—	—	—	—	68,645	68,645
Foreign currency translation adjustment	—	—	—	(3,278)	—	(3,278)

Total comprehensive income	—	—	—	—	—	65,367
Issuance of restricted shares	3,257	—	—	—	—	—
Exercise of employee share options	491,444	—	2,561	—	—	2,561
Equity compensation expense	—	—	4,982	—	—	4,982
Tax benefits on exercise of share options	—	—	6,426	—	—	6,426
Contributed capital- services provided by former parent	—	—	77	—	—	77

Balance at June 30, 2012	193,226,091	$—	$242,367	$(4,013)	$297,296	$535,650

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities
Net income	$68,645	$24,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,055	8,501
Loss on disposal of fixed assets	148	—
Unrealized foreign exchange (gain) loss	(375)	1,507
Amortization of deferred financing costs	176	94
Amortization of deferred rent	1,207	1,227
Deferred income taxes	(3,891)	(9)
Equity compensation expense	4,982	—
Tax benefits on exercise of share options	(6,426)	—
Non-cash charges for services provided by former parent	77	—
Change in assets and liabilities:
Receivables, net	21,725	32,381
Inventories	(61,219)	(4,560)
Prepaid expenses and other current assets	(8,911)	(305)
Other assets	166	(842)
Accounts payable	15,774	(2,061)
Accrued expenses and other current liabilities	12,256	(15,490)
Other long-term liabilities and deferred credits	1,193	1,367

Net cash provided by operating activities	58,582	45,925

Cash flows from investing activities
Capital expenditures	(17,370)	(9,121)

Net cash used in investing activities	(17,370)	(9,121)

Cash flows from financing activities
Repayments of borrowings under revolving credit agreement	(3,226)	—
Borrowings under revolving credit agreement	9,803	—
Exercise of employee share options	2,561	—
Tax benefits on exercise of share options	6,426	—
Payment of deferred financing costs	(37)	—

Net cash provided by financing activities	15,527	—

Effect of exchange rate changes on cash and cash equivalents	(1,018)	329

Net increase in cash and cash equivalents	55,721	37,133
Beginning of period	106,354	21,065

End of period	$162,075	$58,198

Supplemental disclosures of cash flow information
Cash paid for interest	$95	$128
Cash paid for income taxes	$16,418	$20,728
Supplemental disclosure of noncash investing and financing activities
Accrued capital expenditures	$13,455	$3,488

See accompanying notes to consolidated financial statements.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Business and Basis of Presentation

Michael Kors Holdings Limited (“MKHL,” and together with its subsidiaries, the “Company”) was incorporated in the British Virgin Islands (“BVI”) on December 13, 2002. The Company is a leading designer, marketer, distributor and retailer of branded women’s apparel and accessories and men’s apparel bearing the Michael Kors tradename and related trademarks “MICHAEL KORS,” “MICHAEL MICHAEL KORS,” “KORS MICHAEL KORS” and various other related trademarks and logos. The Company’s business consists of retail, wholesale and licensing segments. Retail operations consist of collection stores, lifestyle stores, including concessions and outlet stores located primarily in the United States, Canada, Europe and Japan. Wholesale revenues are principally derived from major department and specialty stores located throughout the United States, Canada and Europe. The Company licenses its trademarks on products such as fragrances, cosmetics, eyewear, leather goods, jewelry, watches, coats, footwear, men’s suits, swimwear, furs and ties.

For all periods presented, all ordinary share and per share amounts in these consolidated financial statements and the notes hereto have been adjusted retroactively to reflect the effects of a 3.8-to-1 share split, which was completed on November 30, 2011, as well as the effects of the July 2011 reorganization discussed in Note 2 below, as if such reorganization and share split had occurred at the beginning of the periods presented.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements as of June 30, 2012, and for the three months ended June 30, 2012 and July 2, 2011, are unaudited. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The interim financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended March 31, 2012, as filed with the Securities and Exchange Commission on June 12, 2012, in the Company’s Annual Report on Form 20-F. The results of operations for the interim periods should not be considered indicative of results to be expected for the full fiscal year.

The Company utilizes a 52 to 53 week fiscal year ending on the Saturday closest to March 31. As such, the term “Fiscal Year” or “Fiscal” refers to the 52-week or 53-week period, ending on that day. The results for the three months ended June 30, 2012 and July 2, 2011, are based on a 13-week period.

2. Reorganization and Initial Public Offering

Prior to July 2011, the Company was owned 85% by SHL-Kors Limited, a BVI corporation, and 15% by Mr. Kors. SHL-Kors Limited was owned 100% by SHL Fashion Limited.

In July 2011, the Company underwent a corporate reorganization whereby the Company completed a merger with its former parent, SHL-Kors Limited, which merged with and into the Company, with the Company as the surviving corporation (the “First Merger”). Subsequent to the completion of the First Merger, SHL Fashion Limited, the former parent company of SHL-Kors Limited, merged with and into the Company (the “Second Merger”), with the Company as the surviving corporation. Upon completion of the Second Merger, the previous shareholders of SHL Fashion Limited (which include Sportswear Holdings Limited and the Company’s chief executive officer, John Idol), and Mr. Kors became direct shareholders in the Company. Immediately prior to the Second Merger, the Company issued 475,796 preference shares and 6,579,656 ordinary shares to SHL Fashion Limited in consideration for the extinguishment of the Company’s $101.7 million note payable to SHL Fashion Limited. This exchange was based on the fair value of the Company at the time of exchange. In the Second Merger, Mr. Kors and the shareholders of SHL Fashion received 147,134,033 newly issued ordinary shares and

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

10,639,716 newly issued convertible preference shares of the Company in proportion to their ownership interests held prior to the Second Merger. The Company considered this transaction to be the acquisition of the non-controlling interest in the Company held by Mr. Kors, and, accordingly, the Company accounted for this transaction as an equity transaction.

Following the reorganization, in a private placement in July 2011, a group of investors purchased (i) all 10,639,716 convertible preference shares issued in the reorganization from the previous SHL Fashion Limited shareholders and Mr. Kors for $490 million, and (ii) 217,137 newly issued convertible preference shares from the Company for $10.0 million, of which $9.5 million in proceeds, net of placement fees of $0.5 million, were received by the Company. As a result of the aforementioned transactions, the capital structure of the Company increased from 4,351 issued and outstanding ordinary shares to 147,134,033 issued and outstanding ordinary shares (650,000,000 authorized) and 10,856,853 authorized, issued and outstanding convertible preference shares.

In addition to the above, immediately prior to the reorganization, the redemption feature related to the contingently redeemable ordinary shares was eliminated, thereby, resulting in the reclassification of $6.7 million from temporary equity, which was classified as “contingently redeemable ordinary shares” in the Company’s consolidated balance sheets, to permanent equity as additional paid-in capital (see Note 12).

On December 20, 2011, the Company completed an initial public offering (“IPO”), which resulted in the sale of 54,280,000 shares at a price of $20 per share, all of which were sold by selling shareholders. The Company did not receive any of the proceeds related to the sale of these shares. On December 20, 2011, in connection with the consummation of the IPO, 10,856,853 convertible preference shares were converted into 41,256,025 ordinary shares at a ratio of 3.8-to-1 resulting in no preference shares issued and outstanding at March 31, 2012.

During March 2012, the Company completed a secondary offering of 25,000,000 ordinary shares at a price of $47.00 per share. Subsequent to this offering and in connection with it, the underwriters executed their overallotment option during April 2012, where an additional 3,500,000 shares were offered at $47.00 per share. Similar to the IPO the Company did not receive any of the proceeds related to the sale of these shares and incurred approximately $0.7 million in fees related to the secondary offering which were charged to selling, general and administrative expenses during the fourth quarter of Fiscal 2012. As a result of the secondary offering, Sportswear Holdings Limited ownership decreased to 25.0% of the Company’s ordinary shares whereby the Company ceased to be a “controlled company” under New York Stock Exchange listing rules.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to use judgment and make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The level of uncertainty in estimates and assumptions increases with the length of time until the underlying transactions are completed. The most significant assumptions and estimates involved in preparing the financial statements include allowances for customer deductions, sales returns, sales discounts and doubtful accounts, estimates of inventory recovery, the valuation of share-based compensation, valuation of deferred taxes and the estimated useful lives used for amortization and depreciation of intangible assets and property and equipment. Actual results could differ from those estimates.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Derivative Financial Instruments

The Company uses forward currency exchange contracts to manage its exposure to fluctuations in foreign currency for certain of its transactions. The Company in its normal course of business enters into transactions with foreign suppliers and seeks to minimize risk related to these transactions. The Company records these derivative instruments on the consolidated balance sheets at fair value. Though the Company uses forward contracts to hedge its cash flows, the Company does not designate these instruments as hedges for hedge accounting purposes. Accordingly, changes in the fair value of these contracts, as of each balance sheet date and upon maturity, are recorded in cost of sales or operating expenses, within the Company’s consolidated statements of operations, as applicable to the transactions for which the forward exchange contracts were intended to hedge. During the quarter ended June 30, 2012, the net gain of $0.8 million, related to the change in fair value of these contracts, was recorded as a component of cost of sales. The following table details the fair value of these contracts as of June 30, 2012, and March 31, 2012 (in thousands):

	June 30, 2012	March 31, 2012
Prepaid expenses and other current assets	$2,460	$1,318
Accrued expenses and other current liabilities	$(605)	$(276)

The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. In attempts to mitigate counterparty credit risk, the Company enters into contracts with carefully selected financial institutions based upon their credit ratings and certain other financial factors, adhering to established limits for credit exposure. The aforementioned forward contracts generally have a term of no more than 18 months. The period of these contracts is directly related to the foreign transaction they are intended to hedge. The notional amount of these contracts outstanding at June 30, 2012 was approximately $94.4 million.

Net Income Per Share

The Company reported earnings per share in conformity with the two-class method for calculating and presenting earnings per share for fiscal years prior to Fiscal 2013, due to the existence of both ordinary and convertible preference securities in those periods. Under the two-class method, basic net income per ordinary share is computed by dividing the net income available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Net income available to shareholders is determined by allocating undistributed earnings between holders of ordinary and convertible preference shares, based on the participation rights of the preference shares. Diluted net income per share is computed by dividing the net income available to both ordinary and preference shareholders by the weighted-average number of dilutive shares outstanding during the period.

The Company’s basic net income per share excludes the dilutive effect of stock options and unvested restricted shares. It is based upon the weighted average number of ordinary shares outstanding during the period divided into net income.

Diluted net income per share reflects the potential dilution that would occur if share option grants or any other dilutive equity instruments were exercised or converted into ordinary shares. These equity instruments are included as potential dilutive securities to the extent they are dilutive under the treasury stock method for the applicable periods.

For the purposes of basic and diluted net income per share, as a result of the reorganization and exchange during July 2011, weighted average shares outstanding for purposes of presenting net income per share on a

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

comparative basis were retroactively restated for all periods presented to reflect the exchange of ordinary shares for the newly issued ordinary and convertible preference shares as described in Note 2, as if such reorganization and exchange had occurred at the beginning of the periods presented. In addition, as a result of the 3.8-to-1 share split, which was completed on November 30, 2011, weighted average shares outstanding were retroactively restated for all periods presented.

The components of the calculation of basic net income per ordinary share and diluted net income per ordinary share are as follows (in thousands except share and per share data):

	Three Months Ended
	June 30, 2012	July 2, 2011
Numerator:
Net Income	$68,645	$24,115
Net income applicable to preference shareholders	—	5,198

Net income available for ordinary shareholders	$68,645	$18,917

Denominator:
Basic weighted average ordinary shares	192,790,454	140,554,377
Weighted average dilutive share equivalents:
Share options and restricted shares/units	6,600,673	—
Convertible preference shares	—	38,622,891

Diluted weighted average ordinary shares	199,391,127	179,177,268

Basic net income per ordinary share	$0.36	$0.13

Diluted net income per ordinary share	$0.34	$0.13

Share equivalents for the three months ended June 30, 2012 for 105,755 shares have been excluded from the above calculation as they were anti-dilutive, and approximately 1,044,000 shares related to performance based vesting options were excluded from the above calculation as their performance target vesting requirements for Fiscal 2013 were not determinable at June 30, 2012. Share options for three months ended July 2, 2011 have been excluded from the calculation of diluted earnings per share as they were not exercisable during this period, as the Company had not completed an IPO.

Recent Accounting Pronouncements—The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that have a material impact on results of operations, financial condition, or cash flows, based on current information.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

4. Receivables, net

Receivables, net consist of (in thousands):

	June 30, 2012	March 31, 2012
Trade receivables:
Credit risk assumed by factors	$106,530	$125,219
Credit risk retained by Company	29,963	28,021
Receivables due from licensees	7,301	6,026

	143,794	159,266
Less allowances (1):	(39,094)	(32,040)

	$104,700	$127,226

(1)

Allowances include doubtful accounts, which were $0.4 million and $0.4 million, at June 30, 2012 and March 31, 2012, respectively. See below for the complete list allowances included in net receivables.

The Company has historically assigned a substantial portion of its trade receivables to factors in the United States and Europe whereby the factors assumed credit risk with respect to such receivables assigned. Under the factor agreements, factors bear the risk of loss from the financial inability of the customer to pay the trade receivable when due, up to such amounts as accepted by the factor; but not the risk of non-payment of such trade receivable for any other reason. The Company provides an allowance for such non-payment risk at the time of sale, which is recorded as an offset to revenue.

Receivables are presented net of allowances for sales returns, discounts, markdowns, operational chargebacks and doubtful accounts. Sales returns are determined based on an evaluation of current market conditions and historical returns experience. Discounts are based on open invoices where trade discounts have been extended to customers. Markdowns are based on retail sales performance, seasonal negotiations with customers, historical deduction trends and an evaluation of current market conditions. Operational chargebacks are based on deductions taken by customers, net of expected recoveries. Such provisions, and related recoveries, are reflected in net sales.

The allowance for doubtful accounts is determined through analysis of periodic aging of receivables for which credit risk is not assumed by the factors and assessments of collectability based on an evaluation of historic and anticipated trends, the financial conditions of the Company’s customers and the impact of general economic conditions. The past due status of a receivable is based on its contractual terms. Amounts deemed uncollectible are written off against the allowance when it is probable the amounts will not be recovered.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

5. Property and Equipment

Property and equipment consist of (in thousands):

	June 30, 2012	March 31, 2012
Furniture and fixtures	$61,722	$58,009
Equipment	14,874	10,871
Computer equipment and software	23,547	20,280
In-store shops	50,859	48,058
Leasehold improvements	143,397	137,771

	294,399	274,989
Less: accumulated depreciation and amortization	(128,981)	(117,487)

Subtotal	165,418	157,502
Construction-in-progress	14,899	13,253

	$180,317	$170,755

Depreciation and amortization of property and equipment for the three months ended June 30, 2012 and July 2, 2011, was $12.7 million and $8.1 million, respectively.

6. Intangible Assets and Goodwill

The following table discloses the carrying values of intangible assets and goodwill (in thousands):

	June 30, 2012			March 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trademarks	$23,000	$10,832	$12,168	$23,000	$10,545	$12,455
Lease Rights	3,754	2,238	1,516	3,838	2,147	1,691
Goodwill	14,005	—	14,005	14,005	—	14,005

	$40,759	$13,070	$27,689	$40,843	$12,692	$28,151

The trademarks relate to the Company’s brand name and are amortized over twenty years. Lease rights are amortized over the respective terms of the underlying lease. Amortization expense was $0.4 million and $0.4 million, respectively, for each of the three months ended June 30, 2012 and July 2, 2011.

Goodwill is not amortized but will be tested for impairment in the last quarter of Fiscal 2013, or whenever impairment indicators exist. As of June 30, 2012, cumulative impairment related to goodwill totaled $5.4 million. There were no charges related to the impairment of goodwill in the periods presented.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Estimated amortization expense for each of the next five years is as follows (in thousands):

Remainder of Fiscal 2013	$1,082
Fiscal 2014	1,393
Fiscal 2015	1,393
Fiscal 2016	1,386
Fiscal 2017	1,386
Thereafter	7,044

$13,684

7. Credit Facilities

The Company has a secured revolving credit facility as amended (the “Credit Facility”), which expires on September 15, 2015. The Credit Facility provides for up to $100.0 million of borrowings and a sub-limit for loans and letters of credit to the Company’s European subsidiaries of $35.0 million. The Credit Facility provides for aggregate credit available to the Company equal to the lesser of (i) $100.0 million or (ii) the sum of specified percentages of eligible receivables and eligible inventory, as defined, plus $30.0 million. Amounts outstanding under the Credit Facility are collateralized by substantially all the assets of the Company. The Credit Facility contains financial covenants that, among other things, require the Company to maintain a fixed charge coverage ratio, set limits on capital expenditures and indebtedness, and restrict the incurrence of additional liens and cash dividends.

Borrowings under the Credit Facility accrue interest at the rate per annum announced from time to time by the agent of 1.25% above the prevailing applicable prime rate, or at a per annum rate equal to 2.25% above the prevailing LIBOR rate. The weighted average interest rate for the Credit Facility was 2.94% during the first three months of Fiscal 2013 and 4.24% for the first three months of Fiscal 2012. The Credit Facility requires an annual facility fee of $0.1 million, and an annual commitment fee of 0.35% on the unused portion of the available credit under the Credit Facility.

As of June 30, 2012, the amount of borrowings outstanding on the Credit Facility was $27.7 million, and the amount available for future borrowings was $17.8 million. The largest amount borrowed during the three months ended June, 30, 2012, was $31.7 million. At June 30, 2012, there were documentary letters of credit outstanding of approximately $42.5 million and stand-by letters of credit outstanding of approximately $11.5 million.

8. Commitments and Contingencies

In the ordinary course of business, the Company is party to various legal proceedings and claims. Although the outcome of such items cannot be determined with certainty, the Company’s management does not believe that the outcome of all pending legal proceedings in the aggregate will have a material adverse effect on its cash flow, results of operations or financial position.

9. Fair Value of Financial Instruments

Financial assets and liabilities are measured at fair value using a valuation hierarchy for disclosure of fair value measurements. The determination of the applicable level within the hierarchy of a particular asset or liability depends on the inputs used in the valuation as of the measurement date, notably the extent to which the inputs are market-based (observable) or internally derived (unobservable). Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

independent sources. Unobservable inputs are inputs based on a company’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date.

Level 2 – Valuations based on quoted inputs other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company has historically entered into forward exchange contracts to hedge the foreign currency exposure of its firm commitments to purchase certain inventory from its manufacturers in Europe, as well as commitments for certain services. The forward contracts that are used in the program mature in eighteen months or less, consistent with the related purchase commitments. The Company attempts to hedge the majority of its total anticipated European purchase and service contracts. Gains and losses applicable to derivatives used for purchase commitments are recognized in cost of sales, and those applicable to other services are recognized in selling, general and administrative expenses. In determining the fair value of the Company’s foreign currency forward contracts, the Company’s only derivative instruments, observable inputs were available at June 30, 2012, and thus were relied upon for the valuation of the Company’s forward contracts.

The fair value of the forward contracts are included in prepaid expenses and other current assets, and in accrued expenses and other current liabilities in the consolidated balance sheets, depending on whether they represent assets or (liabilities) to the Company. Amounts recorded in the statement of operations relating to the changes in fair value of foreign currency contracts during the three months ended June 30, 2012, as a net gain, were approximately $0.8 million, most of which were included in cost of goods sold. All contracts are categorized in Level 2 of the fair value hierarchy as shown in the following table:

		Fair value at June 30, 2012, using:
(In thousands)	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Foreign currency forward contracts- U.S. Dollar	$(605)	$—	$(605)	$—
Foreign currency forward contracts- Euro	2,460	—	2,460	—

Total	$1,855	$—	$1,855	$—

The Company’s cash and cash equivalents, accounts receivable and accounts payable, are recorded at carrying value, which approximates fair value. Borrowings under the Credit Facility are recorded at face value as the fair value of the Credit Facility is synonymous with its recorded value as it is a short-term debt facility due to its revolving nature.

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

10. Share-Based Compensation

The Company issues equity grants to certain employees and directors of the Company at the discretion of the Company’s Compensation Committee. The Company has two equity plans, one adopted in Fiscal 2008, the Michael Kors (USA), Inc. Stock Option Plan (as amended and restated, the “2008 Plan”), and the other adopted in the third fiscal quarter of Fiscal 2012, the Michael Kors Holdings Limited Omnibus Incentive Plan (the “2012 Plan”). The 2008 Plan provided for the granting of share options only and was authorized to issue up to 23,980,823 ordinary shares. As of March 31, 2012, there are no shares available for the granting of equity awards under the 2008 Plan. The 2012 Plan allows for the granting of share options, restricted shares and restricted share units, and other equity awards, and authorizes a total issuance of up to 15,246,000 ordinary shares. At June 30, 2012, there were 12,686,298 ordinary shares available for the granting of equity awards under the 2012 Plan. Option grants issued from the 2008 Plan generally expire ten years from the date of the grant, and those issued under the 2012 Plan generally expire seven years from the date of the grant.

Share Options

Share options are generally exercisable at no less than the fair market value on the date of grant. The Company has issued two types of option grants, those that vest based on the attainment of a performance target and those that vest based on the passage of time. Performance based share options may vest based upon the attainment of one of two performance measures. One performance measure is an individual performance target, which is based upon certain performance targets unique to the individual grantee, and the other measure is a company-wide performance target, which is based on a cumulative minimum growth requirement in consolidated net equity. The individual performance target vests 20% of the total option grant each year the target is satisfied. The individual has ten years in which to achieve five individual performance vesting tranches. The company-wide performance target must be achieved over the ten-year term. Performance is measured at the end of the term, and any unvested options under the grant vest if the target is achieved. The Company-wide performance target is established at the time of the grant. The target metrics underlying individual performance vesting requirements are established for each recipient each year up until such time as the grant is fully vested. Options subject to time based vesting requirements become vested in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such options were awarded.

The following table summarizes the share option activity during the three months ended June 30, 2012, and information about options outstanding at June 30, 2012:

	Number of Options	Weighted Average Exercise price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at March 31, 2012	19,542,400	$6.59
Granted	7,631	$38.37
Exercised	(491,444)	$5.21
Canceled/forfeited	(221,066)	$7.20

Outstanding at June 30, 2012	18,837,521	$6.63	7.60	$663,241

Vested or expected to vest at June 30, 2012	17,518,895	$6.63	7.60

Vested and exercisable at June 30, 2012	9,735,293	$3.31	6.75	$375,056

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

The total intrinsic value of options exercised during the three months ended June 30, 2012 was $17.7 million. The cash received from options exercised during this period was $2.6 million. There were no options exercised during the first fiscal quarter of Fiscal 2012.

The weighted average grant date fair value for options granted during the three months ended June 30, 2012 was $16.26. There were no options granted during the three months ended July 2, 2011.The following table represents assumptions used to estimate the fair value of options:

	Three Months Ended
	June 30, 2012	July 2, 2011
Expected dividend yield	0.0%	N/A
Volatility factor	50.2%	N/A
Weighted average risk-free interest rate	0.6%	N/A
Expected life of option	4.75 years	N/A

Restricted Shares

The Company grants restricted shares and restricted share units at the fair market value at the date of the grant. Expense for restricted share grants is calculated based on the intrinsic value of the grant, which is the difference between the cost to the recipient and the fair market value of the underlying share (grants are generally issued at no cost to the recipient). Expense is recognized ratably over the vesting period which is generally four years from the date of the grant. Similar to share options, restricted share grants vest in four equal increments on each of the first, second, third and fourth anniversaries of the date on which such grants were awarded. Restricted share units vest in full on the first anniversary of the date of the grant.

The following table summarizes restricted shares and restricted share units under the 2012 Plan as of June 30, 2012 and changes during the fiscal year then ended:

	Number of Unvested Restricted Shares/Units	Weighted Average Grant Date Fair Value
Unvested at March 31, 2012	836,874	$22.53
Granted	3,257	$38.38
Vested	—	$—
Canceled/forfeited	—	$—

Unvested at June 30, 2012	840,131	$22.52

Compensation expense attributable to share-based compensation for the three months ended June 30, 2012 was approximately $5.0 million. There was no compensation expense recognized during the three months ended July 2, 2011, as the Company had not completed an IPO which was one of the vesting requirements for all equity grants. Had the completion of an IPO occurred as of the beginning of the periods presented, compensation expense of $2.2 million would have been recognized for first quarter of Fiscal 2012. As of June 30, 2012, the remaining unrecognized share-based compensation expense for non-vested share options and restricted shares to be expensed in future periods is $56.4 million, and the related weighted-average period over which it is expected to be recognized is 4.76 years. There were 9,735,293 and 9,102,228 vested and non-vested outstanding options, respectively, at June 30, 2012. There were 823,331 unvested restricted grants and 16,800 unvested restricted share units at June 30, 2012. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

periods if actual forfeitures differ from those estimates. The Company estimates forfeitures based on its historical forfeiture rate since the inception of stock option granting. The estimated value of future forfeitures for equity grants as of June 30, 2012 is approximately $4.2 million.

11. Segment Information

The Company operates its business through three operating segments—Retail, Wholesale and Licensing—which are based on its business activities and organization. The operating segments are segments of the Company for which separate financial information is available and for which operating results are evaluated regularly by executive management in deciding how to allocate resources, as well as in assessing performance. The primary key performance indicators are net sales or revenue (in the case of Licensing) and operating income for each segment. The Company’s reportable segments represent channels of distribution that offer similar merchandise, customer experience and sales/marketing strategies. Sales of the Company’s products through Company owned stores for the Retail segment include “Collection,” “Lifestyle” including “concessions,” and outlet stores located throughout North America, Europe, and Japan. Products sold through the Retail segment include women’s apparel, accessories (which include handbags and small leather goods such as wallets), footwear and licensed products, such as watches, fragrances and eyewear. The Wholesale segment includes sales primarily to major department stores and specialty shops throughout North America and Europe. Products sold through the Wholesale segment include accessories (which include handbags and small leather goods such as wallets), footwear and women’s and men’s apparel. The Licensing segment includes royalties earned on licensed products and use of the Company’s trademarks, and rights granted to third parties for the right to sell the Company’s products in certain geographical regions such as Korea, the Philippines, Singapore, Malaysia, the Middle East, Turkey, Russia, China, Hong Kong, Macau and Taiwan. All intercompany revenues are eliminated in consolidation and are not reviewed when evaluating segment performance. Corporate overhead expenses are allocated to the segments based upon specific usage or other allocation methods.

The Company has allocated $12.1 million and $1.9 million of its recorded goodwill to its Wholesale and Licensing segments, respectively. The Company does not have identifiable assets separated by segment. The following table presents the key performance information of the Company’s reportable segments (in thousands):

	Three Months Ended
	June 30, 2012	July 2, 2011

Revenue:
Net sales: Retail	$215,004	$122,344
Wholesale	182,366	109,938
Licensing	17,495	10,844

Total revenue	$414,865	$243,126

Income from operations:
Retail	$59,879	$27,922
Wholesale	40,718	10,868
Licensing	11,346	6,186

Income from operations	$111,943	$44,976

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Depreciation and amortization expense for each segment are as follows (in thousands):

	Three Months Ended
	June 30, 2012	July 2, 2011

Depreciation and amortization:
Retail	$9,213	$5,601
Wholesale	3,766	2,841
Licensing	76	59

Total depreciation and amortization	$13,055	$8,501

Total revenue (as recognized based on country of origin), and long-lived assets by geographic location of the consolidated Company are as follows (in thousands):

	Three Months Ended
	June 30, 2012	July 2, 2011

Revenue:
North America (U.S. and Canada)	$377,149	$225,768
Europe	33,387	15,864
Other regions	4,329	1,494

Total revenue	$414,865	$243,126

	As of
	June 30, 2012	March 31, 2012

Long-lived assets:
North America (U.S. and Canada)	$160,531	$151,516
Europe	27,499	27,857
Other regions	5,971	5,528

Total Long-lived assets:	$194,001	$184,901

12. Agreements with Shareholders and Related Party Transactions

During July 2011, the note payable to the Company’s former parent, for $101.7 million, was exchanged for 475,796 preference shares and 6,579,662 ordinary shares, after taking into effect the impact of the share exchange that resulted from the reorganization discussed in Note 2. Accordingly, as of March 31, 2012, there are no outstanding balances related to the note.

From time to time, Sportswear Holdings Limited or its affiliates have provided a plane for purposes of business travel to the directors and senior management of the Company at no charge to the Company. During the three months ended June 30, 2012, $0.1 million, representing the estimated costs of these services, which are based on allocated or incremental cost, was charged to selling, general and administrative expenses as an offset to contributed capital (additional paid-in capital). The Company or its chief executive officer may arrange a plane owned by Sportswear Holdings Limited or its affiliates to be used for the Company’s directors and senior

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

management for purposes of business travel on terms and conditions not less favorable to the Company than it would receive in an arm’s-length transaction with a third party. To the extent the Company’s chief executive officer enters into such an arrangement for business travel, the Company will reimburse him for the actual market price paid for the use of such plane. These reimbursed expenses will be charged to the Company’s operations but will not result in an increase to additional paid-in capital.

The Company’s Chief Creative Officer Michael Kors, John Idol, and certain of the Company’s current shareholders, including Sportswear Holdings Limited, jointly own Michael Kors Far East Holdings Limited, a BVI company. During Fiscal 2012, the Company entered into certain licensing agreements with certain subsidiaries of Michael Kors Far East Holdings Limited (the “Licensees”) which provide the Licensees with exclusive rights for use of the Company’s trademarks within China, Hong Kong, Macau and Taiwan, and to import, sell, advertise and promote the Company’s products in these regions, as well as to own and operate stores which bear the Company’s tradenames. The agreements between the Company and Michael Kors Far East Holdings Limited expire on March 31, 2041, and may be terminated by the Company at certain intervals if certain minimum sale benchmarks are not met. As of June 30, 2012, there were no royalties earned under these agreements. The Company will not earn royalties under this agreement until the start of its fiscal 2014 year. The Company also provides the Licensees with certain services, including, but not limited to, supply chain and logistics support, and management information system support at the request of the Licensees, for which the Company charges a service fee based on allocated internal costs employed in delivering the services, and includes a contractually agreed upon markup. During the three months ended June 30, 2012, amounts charged to the Licensees for these services totaled $0.1 million, which is recorded in other selling, general and administrative expenses.

20,000,000 Ordinary Shares

Michael Kors Holdings Limited

PROSPECTUS

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan	Goldman, Sachs & Co.

Co-Managers

Baird	Jefferies	Nomura	Piper Jaffray

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purpose of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of the Company and our directors and executive officers.

Item 7. Recent Sales of Unregistered Securities

As part of the Preference Share Sale described under the heading “Certain Relationships and Related Party Transactions—Reorganization Transactions and Preference Share Sale” in the accompanying prospectus, on July 11, 2011, we issued and sold 217,137 preference shares of no par value each to a limited number of accredited investors, with Morgan Stanley & Co. LLC acting as placement agent. The aggregate offering price of the preference shares we sold in the Preference Share Sale was approximately $10,000,000, and the aggregate placement agent commission paid by us was approximately $450,000. We relied on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering.

In connection with the Reorganization Transactions described under the heading “Certain Relationships and Related Party Transactions—Reorganization Transactions and Preference Share Sale” in the accompanying prospectus, between July 7, 2011 and July 11, 2011, we issued ordinary shares to SHLF, the sole shareholder of SHLK, in the First Merger in exchange for SHLK ordinary shares. In addition, we issued ordinary shares to SHLF immediately prior to the Second Merger in consideration for extinguishment of our $101.7 million note payable to SHLF. In the Second Merger, we issued ordinary shares and preference shares to Mr. Kors in exchange for his ordinary shares of the Company and we issued ordinary shares and preference shares to the shareholders of SHLF in exchange for their ordinary and preference shares of SHLF. As a result of the Reorganization Transactions, we issued an aggregate of 38,719,484 ordinary shares (without giving effect to the Share Split) and 10,639,716 preference shares to Sportswear Holdings Limited, Mr. Kors, Mr. Idol and other Existing Shareholders. For these issuances, we relied on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering. Following such issuances, the 10,639,716 preference shares issued to Sportswear Holdings Limited, Mr. Kors, Mr. Idol and other Existing Shareholders were sold to the Preference Share Investors, including Ontario Teachers’ Pension Plan Board, T. Rowe Price Associates, Inc. (and its affiliates) and FMR LLC (and its affiliated entities), in the Preference Share Sale.

In connection with the MKHL Canada Contribution described under the heading “Certain Relationships and Related Party Transactions—MKHL Canada Contribution” in the accompanying prospectus, on December 13, 2010, we issued 145 ordinary shares to SHLK and Mr. Kors in exchange for 100% of the shares of MKHL Canada. We relied on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that the transaction did not involve a public offering.

Under the Stock Option Plan, we have granted options to purchase our ordinary shares to certain of our current and former executive officers and other employees from time to time during the period from March 30, 2008 to the date of this registration statement. For these option grants, we relied on the exemption from registration provided by Rule 701 under the Securities Act on the basis that the Stock Option Plan is a written compensatory benefit plan and at the time of the grants we were not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and were not an investment company registered or required to be registered under the Investment Company Act of 1940. The table below sets forth the details of these option grants (without giving effect to the Share Split):

Date of Grant	Number of Options	Exercise Price
April 16, 2008	3,146,845	$10.00
November 1, 2009	86,216	$10.00
December 15, 2009	43,108	$10.00
February 18, 2010	323,306	$10.00
October 25, 2010	926,648	$10.00
December 1, 2010	21,554	$10.00
March 25, 2011	921,554	$19.00
August 11, 2011	804,198	$46.06

On November 30, 2011, we effected a 3.8-to-1 share split. Immediately prior to our IPO, all of our then outstanding preference shares were converted automatically into ordinary shares. The share split and the preferred share conversion did not represent an offer or sale of securities under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement.*

2.1

Restructuring Agreement, dated as of July 7, 2011, by and among Michael Kors Holdings Limited, John Idol, SHL-Kors Limited, Michael Kors, SHL Fashion Limited, Michael Kors (USA), Inc., Michael Kors Far East Holdings Limited, Sportswear Holdings Limited, Littlestone, Northcroft Trading Inc., Vax Trading, Inc., OB Kors LLC, John Muse, Muse Children’s GS Trust, JRM Interim Investors, LP and Muse Family Enterprises (included as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

Exhibit No.	Document Description
3.1

Amended and Restated Memorandum and Articles of Association of Michael Kors Holdings Limited (included as Exhibit 99.3 to the Company’s Current Report on Form 6-K filed on February 14, 2012, and incorporated herein by reference).

4.1

Specimen of Ordinary Share Certificate of Michael Kors Holdings Limited (included as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

4.2

Credit Agreement, dated as of September 15, 2011, among Michael Kors (USA), Inc., the foreign subsidiary borrowers party thereto, the lenders party thereto, the guarantors party thereto, J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, National Association (included as Exhibit 4.2 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

5.1	Opinion of Harney, Westwood & Riegels as to the validity of the securities being offered.*

10.1

Subscription Agreement, dated as of July 7, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.2

Shareholders Agreement, dated as of July 11, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.2 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.3

Voting and Lock-Up Agreement, dated as of July 11, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.3 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.4

Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (included as Exhibit 10.4 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.5

Form of Indemnification Agreement between Michael Kors Holdings Limited and its directors and officers (included as Exhibit 10.5 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.6

Licensing Agreement, dated as of April 1, 2011, between Michael Kors, L.L.C. and Michael Kors (HK) Limited (included as Exhibit 10.6 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference). (Certain portions of this exhibit were omitted pursuant to a confidential treatment request. Omitted information was filed separately with the Securities and Exchange Commission.)

10.7

Licensing Agreement, dated as of April 1, 2011, between Michael Kors, L.L.C. and Michael Kors Trading Shanghai Limited (included as Exhibit 10.7 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference). (Certain portions of this exhibit were omitted pursuant to a confidential treatment request. Omitted information was filed separately with the Securities and Exchange Commission.)

10.8

Michael Kors Holdings Limited Omnibus Incentive Plan (included as Exhibit 10.8 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.9

Amendment No. 1 to the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (included as Exhibit 4.9 to the Company’s Annual Report on Form 20-F filed on June 12, 2012, and incorporated herein by reference).

Exhibit No.	Document Description

21.1	List of subsidiaries of Michael Kors Holdings Limited.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).*

24.1	Powers of Attorney.*

*	Previously filed.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 20, 2012.

MICHAEL KORS HOLDINGS LIMITED

By:	/S/ JOSEPH B. PARSONS
Name:	Joseph B. Parsons
Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on September 20, 2012.

Signature	Title

* Michael Kors	Honorary Chairman, Chief Creative Officer and Director

* John D. Idol	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ JOSEPH B. PARSONS Joseph B. Parsons	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer (Principal Accounting and Financial Officer)

* Silas K. F. Chou	Director

* Lawrence S. Stroll	Director

* M. William Benedetto	Director

* Stephen F. Reitman	Director

* John D. Idol	Authorized Representative in the United States

*By:	/S/ JOSEPH B. PARSONS
Name:	Joseph B. Parsons
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Document Description
1.1	Form of Underwriting Agreement.*

2.1

Restructuring Agreement, dated as of July 7, 2011, by and among Michael Kors Holdings Limited, John Idol, SHL-Kors Limited, Michael Kors, SHL Fashion Limited, Michael Kors (USA), Inc., Michael Kors Far East Holdings Limited, Sportswear Holdings Limited, Littlestone, Northcroft Trading Inc., Vax Trading, Inc., OB Kors LLC, John Muse, Muse Children’s GS Trust, JRM Interim Investors, LP and Muse Family Enterprises (included as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

3.1

Amended and Restated Memorandum and Articles of Association of Michael Kors Holdings Limited (included as Exhibit 99.3 to the Company’s Current Report on Form 6-K filed on February 14, 2012, and incorporated herein by reference).

4.1

Specimen of Ordinary Share Certificate of Michael Kors Holdings Limited (included as Exhibit 4.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

4.2

Credit Agreement, dated as of September 15, 2011, among Michael Kors (USA), Inc., the foreign subsidiary borrowers party thereto, the lenders party thereto, the guarantors party thereto, J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, National Association (included as Exhibit 4.2 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

5.1	Opinion of Harney, Westwood & Riegels as to the validity of the securities being offered.*

10.1

Subscription Agreement, dated as of July 7, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.1 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.2

Shareholders Agreement, dated as of July 11, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.2 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.3

Voting and Lock-Up Agreement, dated as of July 11, 2011, among Michael Kors Holdings Limited and certain shareholders of Michael Kors Holdings Limited (included as Exhibit 10.3 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.4

Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (included as Exhibit 10.4 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.5

Form of Indemnification Agreement between Michael Kors Holdings Limited and its directors and officers (included as Exhibit 10.5 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.6

Licensing Agreement, dated as of April 1, 2011, between Michael Kors, L.L.C. and Michael Kors (HK) Limited (included as Exhibit 10.6 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference). (Certain portions of this exhibit were omitted pursuant to a confidential treatment request. Omitted information was filed separately with the Securities and Exchange Commission.)

Exhibit No.	Document Description

10.7

Licensing Agreement, dated as of April 1, 2011, between Michael Kors, L.L.C. and Michael Kors Trading Shanghai Limited (included as Exhibit 10.7 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference). (Certain portions of this exhibit were omitted pursuant to a confidential treatment request. Omitted information was filed separately with the Securities and Exchange Commission.)

10.8

Michael Kors Holdings Limited Omnibus Incentive Plan (included as Exhibit 10.8 to the Company’s Registration Statement on Form F-1, as amended (File No. 333-178282), filed on December 2, 2011, and incorporated herein by reference).

10.9

Amendment No. 1 to the Amended and Restated Michael Kors (USA), Inc. Stock Option Plan (included as Exhibit 4.9 to the Company’s Annual Report on Form 20-F filed on June 12, 2012, and incorporated herein by reference).

21.1	List of subsidiaries of Michael Kors Holdings Limited.*

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Harney, Westwood & Riegels (included in Exhibit 5.1).*

24.1	Powers of Attorney.*

*	Previously filed.